Exhibit 4.7

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of

December 23, 2024

among

GRAFTECH INTERNATIONAL LTD.,

as Holdings,

GRAFTECH GLOBAL ENTERPRISES INC.,

as Borrower,

The Lenders party hereto,

GLAS USA LLC,

as Administrative Agent,

and

GLAS AMERICAS LLC,

as Collateral Agent

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

SCHEDULES:

Schedule 1.01(a)	—	[Reserved]
Schedule 1.01(b)	—	[Reserved]
Schedule 1.01(c)	—	Mortgaged Properties
Schedule 1.01(d)	—	Agreed Non-U.S. Security
Schedule 2.01	—	Commitments and Loans
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.12	—	Subsidiaries
Schedule 5.27	—	Certain Post-Closing Obligations
Schedule 9.01	—	Notices

EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Collateral Agreement
Exhibit E	—	[Reserved]
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Process Agent Mexican Power of Attorney
Exhibit H	—	[Reserved]
Exhibit I	—	Form of Intercompany Note
Exhibit J	—	Form of Specified Discount Prepayment Notice
Exhibit K	—	Form of Specified Discount Prepayment Response
Exhibit L	—	Form of Discount Range Prepayment Notice
Exhibit M	—	Form of Discount Range Prepayment Offer
Exhibit N	—	Form of Solicited Discounted Prepayment Notice
Exhibit O	—	Form of Solicited Discounted Prepayment Offer
Exhibit P	—	Form of Acceptance and Prepayment Notice
Exhibit Q-1	—	Form of United States Tax Compliance Certificate 1 (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit Q-2	—	Form of United States Tax Compliance Certificate 2 (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit Q-3	—	Form of United States Tax Compliance Certificate 3 (For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit Q-4	—	Form of United States Tax Compliance Certificate 4 (For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit R	—	Form of Note
Exhibit S	—	Form of Solvency Certificate
Exhibit T	—	Form of Notice of Borrowing
Exhibit U	—	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit V	—	Form of Equal Priority Intercreditor Agreement

v

TERM LOAN CREDIT AGREEMENT dated as of December 23, 2024 (this “Agreement”), among GRAFTECH INTERNATIONAL LTD., a Delaware corporation (“Holdings”), GRAFTECH GLOBAL ENTERPRISES INC. a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), GLAS USA LLC (“GLAS USA”), as Administrative Agent, and GLAS AMERICAS LLC (“GLAS Americas” and, together with Holdings, Borrower, GLAS USA, and the Lenders, the “Parties”), as Collateral Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that, upon the satisfaction (or waiver by the Lenders) of the conditions precedent set forth in the applicable provisions of Article IV below, the Lenders (a) make Initial Term Loans (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below) to the Borrower on the Effective Date in an aggregate principal amount of $175,000,000 and (b) establish Delayed Draw Commitments on the Effective Date in an aggregate principal amount of $100,000,000, in each case on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the proceeds of the Loans will be used to pay the Transaction Costs and for working capital and other general corporate purposes, all as more particularly set forth in Section 5.26 hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Commitment” has the meaning assigned to such term in Section 5.12.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(2).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(iii)(D)(1) substantially in the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.11(a)(iii)(D)(1).

“Accepting Lenders” has the meaning specified in Section 2.24.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; including, in the case of clauses (1) and (2), Indebtedness incurred and Liens granted in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person.

“Acquisition” means:

(1) an acquisition by Holdings or a Restricted Subsidiary of a business or of assets constituting a business unit, line of business or business division of another Person, from a Person other than Holdings or its Restricted Subsidiaries that will be owned and operated by Holdings and its Restricted Subsidiaries;

(2) an acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition;

(3) an acquisition of Capital Stock of a Restricted Subsidiary that constitutes an increase in the aggregate percentage of the Capital Stock of such Restricted Subsidiary owned collectively by Holdings and its Restricted Subsidiaries; and

(4) a merger, amalgamation or consolidation of Holdings or a Restricted Subsidiary with or into a Person that is not Holdings or a Restricted Subsidiary, in which Holdings or a Restricted Subsidiary is the surviving company or which results in the surviving company becoming a Restricted Subsidiary of Holdings or a Successor Company.

“Additional 4.625% Notes” means additional New 4.625% Notes issued under the terms of the New 4.625% Indenture subsequent to the Effective Date and in compliance with Sections 2.13, 4.06 and 4.10 of the New 4.625% Indenture.

“Additional 9.875% Notes” means additional New 9.875% Notes issued under the terms of the New 9.875% Indenture subsequent to the Effective Date and in compliance with Sections 2.13, 4.06 and 4.10 of the New 4.625% Indenture.

“Additional Lender” means any Additional Term Lender.

“Additional Term Lender” means, at any time, any Person that would qualify as an Eligible Assignee (including any Person that is a Lender at such time, but excluding Holdings, any of its Subsidiaries or any of their respective Affiliates) that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of (i) the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such Person (such approval in each case not to be unreasonably withheld, conditioned or delayed) and (ii) the Borrower.

“Administrative Agent” means GLAS USA LLC (including its Affiliates), in its capacity as Administrative Agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means the Administrative Agent, the Collateral Agent and any successors and assigns of the foregoing in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreed Non-U.S. Security” means the documents listed on Schedule 1.01(d) hereto.

“Agreed Non-U.S. Jurisdictions” means France, Luxembourg, Mexico, Spain and Switzerland.

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology), provided that, if such rate shall be less than the Floor, then such rate shall be deemed to be the Floor. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate or the Term SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of NYFRB Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate, or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, in the case of Initial Term Loans and Delayed Draw Term Loans, in no event shall the Alternate Base Rate at any time be less than the Floor.

“Ancillary Fees” has the meaning set forth in Section 9.02(a).

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.17(a).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.19(a).

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Applicable Intercreditor Arrangement” means:

(1) with respect to any Second Priority Obligations, the First Lien/Second Lien Intercreditor Agreement (or a joinder thereto);

(2) with respect to any First Lien Indebtedness (other than the Term Loans), the Equal Priority Intercreditor Agreement (or a joinder thereto); and

(3) with respect to any Indebtedness that is secured on a junior basis to the Second Priority Obligations, the subordination agreement substantially in the form set forth in Exhibit D to the New 4.625% Indenture (or a joinder thereto) (the “Junior Indebtedness Subordination Agreement”).

“Applicable Office” means with respect to a Loan, the office of the Administrative Agent from time to time specified by the Administrative Agent as the Applicable Office thereof.

“Applicable Rate” means, for any day, at the option of the Borrower, with respect to the Initial Term Loans and the Delayed Draw Term Loans incurred pursuant to the Delayed Draw Commitments as in effect on the Effective Date, (i) in the case of ABR Loans, 5.00% per annum and (ii) in the case of Term Benchmark Loans, 6.00% per annum.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction or an LLC Division) of property or assets of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) other than Equity Interests; or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 5.06), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) Cash Equivalents or (ii) obsolete, damaged or worn out property or assets or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the business of Holdings and its Restricted Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions of Article VI or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of a Restricted Payment made in accordance with Section 5.07 or a Permitted Investment;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than or equal to $25,000,000 in any fiscal year; provided that the aggregate fair market value of all dispositions, issuances or sales made under this clause (d) after the Effective Date shall not exceed $50,000,000; provided further that any Sale and Lease-Back Transaction undertaken in reliance on this clause (d) shall not be made by Seadrift or its Subsidiaries;

(e) (i) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or Holdings, or by Holdings or a Restricted Subsidiary to another Restricted Subsidiary; provided that if such disposition is by a Loan Party to a Restricted Subsidiary that is not a Loan Party, it shall be in exchange for cash on arms’-length or better terms (when taken as a whole), from the perspective of the Loan Party (as determined in good faith by such Loan Party);

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment or sub-lease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any lease, sub-lease, license or sublicense or other agreement;

(h) [reserved];

(i) condemnation, expropriation, an extinción de dominio or any similar action with respect to assets;

(j) (i) sales of accounts receivable, or participations therein, or any disposition of Securitization Assets or related assets with respect to Qualified Securitization Facilities permitted under Section 5.06(b)(12)(ii)(A)(y); provided, that, in the case of this clause (j), such sale or disposition is (x) necessary or appropriate to incur such Qualified Securitization Facility (as determined by Holdings in good faith) and (y) reasonably related to the aggregate amount of Indebtedness incurred pursuant to such Qualified Securitization Facility or (ii) the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings (including concurso mercantil or quiebra);

(k) any financing transaction with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Effective Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement; provided, that (x) the fair market value of all property disposed of under this clause shall not exceed $25,000,000 in the aggregate and (y) any financing transaction undertaken in reliance on this clause (k) shall not be made by Seadrift or its Subsidiaries;

(l) the sale or discount of inventory, accounts receivable, notes receivable or immaterial assets in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of Intellectual Property or other general intangibles in the ordinary course of business;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) any disposition of Intellectual Property rights not prohibited by Section 5.18 (including by ceasing to enforce, abandoning, allowing to lapse, terminate or to be invalidated, discontinuing the use or maintenance of or putting into the public domain, any registration or application for registration of such Intellectual Property) that is no longer used or useful or economically practicable to maintain or with respect to which the Borrower determines in its reasonable business judgment such action or inaction is desirable in the conduct of the business;

(r) the granting of a Lien that is permitted under Section 5.10 and any foreclosure of such Lien;

(s) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law;

(t) [reserved];

(u) any disposition of any assets (other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary are disposed of) (i) acquired in connection with any Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of Holdings and the Restricted Subsidiaries and/or (ii) made to obtain the approval of any applicable antitrust authority in connection with an Acquisition; provided that with respect to any such Acquisition or other Investment, (x) the aggregate fair market value of the assets disposed of in reliance on this clause (u) shall not exceed 20% of the aggregate consideration paid by Holdings and its Restricted Subsidiaries in respect of such Acquisition or other Investment and (y) the assets disposed of in reliance on this clause (u) shall be disposed of within 270 days after the consummation of such Acquisition or Investment; and

(v) any Permitted Seadrift Equity Disposition; it being understood that any sale or other disposition, whether directly or indirectly (other than to a Seadrift Holdco), of the Equity Interests in Seadrift shall only be permitted under this clause (v).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(iii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheets of Holdings for the fiscal year ended December 31, 2023 and the related consolidated statements of operations and comprehensive loss and cash flows of Holdings for the fiscal year ended December 31, 2023.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (f) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors (including, without limitation, such applicable laws in the jurisdiction of incorporation or organization of the relevant Subsidiary Loan Party), or any amendment to, successor to or change in law in any such law.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, as applicable, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then current Benchmark for the applicable corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c) in the case of an Early Opt-in Election or a Benchmark Transition Event, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Benchmark Transition Event, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Benchmark Transition Event, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Benchmark Transition Event, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of Holdings.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning given to such term in the preliminary statements hereto and any permitted successor or assign thereto.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(iii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(iii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(iii)(D).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of Term Benchmark Loans, having the same Interest Period made by the Lenders on the same date (or resulting from a conversion or continuation on such date) in accordance with the terms of this Agreement.

“Borrowing Minimum” means (a) in the case of an Initial Term Loan Borrowing, $1,000,000 and (b) in the case of a Delayed Draw Term Loan Borrowing, $5,000,000 (or, if lesser, the total amount of Delayed Draw Commitments then outstanding).

“Borrowing Multiple” means (a) in the case of an Initial Term Loan Borrowing, $1,000,000 and (b) in the case of a Delayed Draw Term Loan Borrowing, $5,000,000 (or, if lesser, the total amount of Delayed Draw Commitments then outstanding).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and, in the case of a Business Day which relates to a Term Benchmark Loan, any day which is a U.S. Government Securities Business Day.

“Calais Facility” shall mean the facility of a French Guarantor located in Calais, France.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares (or acciones under Mexican law) in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(3) in the case of a partnership or limited liability company, partnership, membership interests or equity (or partes sociales under Mexican law) (whether general or limited);

but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP. Notwithstanding the foregoing, any lease that would be accounted for as an operating lease pursuant to GAAP as in effect on February 12, 2018 may be accounted for as an operating lease under the relevant provisions of such GAAP, whether such lease was in effect on February 12, 2018 or thereafter, and shall not constitute Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of Holdings operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by Holdings or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Euros, Canadian Dollars, Sterling or Swiss francs, or (b) such other local currencies held by Holdings or any of its Restricted Subsidiaries, as the case may be, from time to time in the ordinary course of business;

(3) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (a) the United States, (b) the United Kingdom, (c) Canada, (d) Switzerland or (e) any member nation of the European Union, in each case having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;

(4) time deposits and eurodollar time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (a) is a lender under the Revolving Credit Facilities or (b) has a combined capital and surplus of not less than $250,000,000, in the case of U.S. banks, and $100,000,000 (or the United States dollar equivalent as of the date of determination), in the case of non-U.S. banks, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above (or by the parent company thereof) or any commercial paper and variable or fixed rate note issued by, or guaranteed by, a corporation rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings) and in each case maturing within 12 months after the date of acquisition thereof;

(7) marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (3) through (6) above;

(8) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(9) Investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings);

(10) instruments equivalent to those referred to in clauses (1) through (9) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(11) investments, classified in accordance with GAAP as current assets of Holdings or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (10) of this definition;

(12) investments in money market funds access to which is provided as part of “sweep” accounts maintained with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(13) investments in industrial development revenue bonds that (a) “reset” interest rates not less frequently than quarterly, (b) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (c) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(14) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (13); and

(15) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (14) above.

In the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, “Cash Equivalents” shall also include (i) obligations of the national government of or obligations fully and unconditionally guaranteed by the country in which such Restricted Subsidiary is organized and is conducting business; provided that such obligations have a rating of at least A by S&P or A2 by Moody’s (or the equivalent thereof from comparable foreign rating agencies), (ii) investments of the type and maturity described in clauses (3) through (6) and (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, and (iii) Investments of the type and maturity described in clauses (3) through (6) and (8) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of Holdings, comparable in investment quality to such Investments and obligors (or the parents of such obligors); provided, however, that the aggregate face amount outstanding at any time of such Investments of all Foreign Subsidiaries made pursuant to this clause (iii) does not exceed $75,000,000.

Notwithstanding the foregoing, “Cash Equivalents” shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, cash pooling arrangements, cash management services or any automated clearing house transfers of funds, overdraft, netting services, credit card processing or credit or debit card, purchase card, electronic funds transfer, other cash management arrangements and similar arrangements.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means any Person that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, in each case, to the extent enacted, adopted, promulgated or issued after the date of this Agreement; provided that each of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, promulgated or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including for purposes of Section 2.15.

“Change of Control” means the occurrence of any of the following after the Effective Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, amalgamation or consideration) of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(2) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) (other than any Permitted Holders), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% of the total voting power of the Voting Stock of Holdings directly or indirectly through any of its direct or indirect parent holding companies, other than in each case, in connection with any transaction or series of transactions in which Holdings shall become the Wholly-Owned Subsidiary of a parent company; or

(3) Holdings ceases to own, directly or indirectly, all of the Capital Stock of the Borrower (other than in connection with a merger of Holdings into the Borrower permitted by this Agreement).

A Person or group will not be deemed to have beneficial ownership of securities to be acquired under a subscription agreement, stock purchase agreement, merger agreement, option agreement, convertible debt agreement or similar agreement until the consummation of the acquisition of such securities under the relevant agreement.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Delayed Draw Term Loans, Initial Term Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Delayed Draw Commitment, Initial Term Commitment, a commitment in respect of any Incremental Term Facility or an Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments (and Other Term Loans made pursuant thereto), and commitments in respect of Incremental Term Facilities (and the Incremental Term Loans made pursuant thereto) that have different terms and conditions (other than with respect to original issue discount or upfront fees) shall be construed to be in different Classes.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations, other than Excluded Assets.

“Collateral Agent” has the meaning given to such term in Section 8.01(a) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement, substantially in the form of Exhibit D, among Holdings, the Borrower, each Subsidiary Loan Party that is a Domestic Subsidiary and the Collateral Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) each of Holdings, the Borrower, each of the other Domestic Subsidiaries and each of the other Subsidiaries organized in an Agreed Non-U.S. Jurisdiction (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement (or a joinder or supplement thereto) referred to in clause (a) of the definition of the term “Guarantee Agreement” duly executed and delivered on behalf of such Person or (y) in the case of any Domestic Subsidiary or any other Subsidiary organized in an Agreed Non-US Jurisdiction that becomes a Restricted Subsidiary after the Effective Date or that otherwise ceases to be an Excluded Subsidiary after the Effective Date, a supplement to such Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, (ii) each of Holdings, the Borrower and each Subsidiary Loan Party that is a Domestic Subsidiary either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Domestic Subsidiary that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement in substantially the form specified therein, duly executed and delivered on behalf of such Person, (iii) [reserved], (iv) [reserved], (v) each other Subsidiary that is a Subsidiary Loan Party on the Effective Date or becomes a Subsidiary Loan Party in accordance with Section 5.09 and, in either case, that is organized in an Agreed Non-U.S. Jurisdiction, the applicable documents set forth on the Agreed Non-U.S. Security on Schedule 1.01(d) hereto and within the time period set forth therein and (vi) each Foreign Subsidiary that becomes a Subsidiary Loan Party in accordance with Section 5.09 but that is not organized in an Agreed Non-U.S. Jurisdiction, a Guarantee Agreement referred to in clause (b) of the definition of the term “Guarantee Agreement” (or a supplement thereto) duly executed on behalf of such Foreign Subsidiary;

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary, other than any such Equity Interests constituting Excluded Assets, that are owned by or on behalf of any Domestic Loan Party, shall have been pledged pursuant to the Collateral Agreement or a Foreign Security Agreement, as applicable, and the Collateral Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests to the extent constituting “certificated securities”, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of Holdings or any Subsidiary is owing by such obligor to any Domestic Loan Party and such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged pursuant to the Collateral Agreement or a Foreign Security Agreement, as applicable, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied, at Holdings’ sole discretion, by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements, required by this Agreement, the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received with respect to each Material Real Property (i) counterparts of a Mortgage with respect to such Material Real Property duly executed and delivered by the record owner of such Material Real Property (if such Material Real Property is in a jurisdiction that imposes a mortgage recording or similar tax on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the Fair Market Value, as reasonably determined by Holdings in good faith, of such Material Real Property), (ii) a fully paid American Land Title Association Lender’s policy of title insurance (or a marked unconditional title insurance commitment or pro forma policy having the effect of a policy of title insurance) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Material Real Property described therein, naming the Collateral Agent and its respective successors and assigns as the insured, free of any other Liens except as expressly permitted by Section 5.10, together with such customary lender’s endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the Fair Market Value of such Material Real Property as reasonably determined by Holdings; provided that in no event shall the aggregate amount of all policies of title insurance exceed the maximum principal balance of the Secured Obligations; provided further that in no event will Holdings be required to obtain independent appraisals or other third-party valuations of such Material Real Property, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Property on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located, and if any Material Real Property on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.23(b), (iv) in each case if reasonably requested by the Administrative Agent, a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction where such Material Real Property is located regarding the enforceability of the Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (v) a survey or existing survey together with a no change affidavit of such Material Real Property, it being agreed that delivery of a new ALTA survey shall not be required in any jurisdiction where the Title Company will issue a lender’s title policy with the standard survey exception omitted from and customary survey endorsements included in such title policy without requiring delivery of any survey and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in or mortgages on, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if (i) the Administrative Agent and Holdings reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in or mortgages on such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse tax, contractual, operational, expense, regulatory or other consequences to Holdings and its Affiliates; provided, that no tax consequences arising out of the provision of a Guarantee by, or pledge of assets in respect of, a Subsidiary organized in an Agreed Non-U.S. Jurisdiction shall be taken into account other than as a result of a change in applicable Requirements of Law after the Effective Date), outweighs the benefits to be obtained by the Lenders therefrom, or (ii) Holdings shall have advised the Administrative Agent that it would be a violation of applicable law (or, in the case of a pledge of Capital Stock of a person that is not a Wholly-Owned Subsidiary, a violation of an applicable contract in respect of which the Administrative Agent shall have determined under clause (i) of this subparagraph that obtaining a consent shall not be required) for such Subsidiary to take such action; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents; (c) in no event shall control agreements or other control or similar arrangements be required with respect to cash, Permitted Investments, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets), letter of credit rights or other assets requiring perfection by control (but, for avoidance of doubt, the foregoing limitation shall not apply to perfection by control of certificated Equity Interests), other than as set forth in Section 5.19; (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction other than the United States (which, for purposes of this clause (d), shall be deemed to include any State thereof and the District of Columbia) or an Agreed Non-U.S. Jurisdiction, and no actions shall be required to be taken to create any security interests in assets located or titled outside of the United States or an Agreed Non-U.S. Jurisdiction (including with respect to any Equity Interests issued by Foreign Subsidiaries and any Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than the United States or an Agreed Non-U.S. Jurisdiction) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States or an Agreed Non-U.S. Jurisdiction) and no searches shall be required outside of the United States or an Agreed Non-U.S. Jurisdiction; (e) the Domestic Loan Parties shall not be required, nor shall the Administrative Agent be authorized, to perfect the above-described pledges, security interests and mortgages by any means other than by (i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction and filings in the applicable real estate records with respect to Mortgaged Properties, (ii) filings in United States Patent and Trademark Office and the United States Copyright Office with respect to registered and applied-for Intellectual Property as expressly required in the Loan

Documents, (iii) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of the Borrower and other Restricted Subsidiaries, control agreements in accordance with Section 5.19 and instruments, in each case as expressly required in the Loan Documents and (iv) [reserved]; (f) in no event shall the Collateral include any Excluded Assets, except at the option or in the sole discretion of Holdings after consultation with the Administrative Agent; (g) [reserved]; (h) [reserved]; (i) no Default or Event of Default shall arise from any inadvertent failure to comply in any immaterial respect with the provisions of this Collateral and Guarantee Requirement if the Borrower and the other Loan Parties shall have attempted in good faith to comply herewith and shall (upon becoming aware of such inadvertent failure to comply) take prompt action to effect compliance; (j) [reserved] and (k) notwithstanding anything to the contrary herein, with respect to any Subsidiary Loan Party organized, formed, or located in an Agreed Non-U.S. Jurisdiction, the only security, pledge, and guarantee documents such entity shall be required to enter into are those explicitly set forth in the Agreed Non-U.S. Security and in the time period set forth therein. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 5.27) or the Security Documents.

Notwithstanding anything herein to the contrary, the Collateral Agent shall first enforce the Guarantees provided by, and against the Collateral of, Subsidiary Loan Parties that are Domestic Subsidiaries before enforcing any Guarantees provided by, or against the Collateral of, other Subsidiaries; provided that such enforcement of the Guarantees or against the Collateral of Subsidiary Loan Parties that are Domestic Subsidiaries shall be deemed satisfied if the Collateral Agent have been stayed by a court order from exercising remedies against such Domestic Subsidiaries for 90 consecutive days.

Limitations for Spanish Guarantors:

(1) For the avoidance of doubt, the Parties agree that the guarantee granted by any Spanish Guarantor is construed as a first demand guarantee instead of as a guarantee (fianza) pursuant to article 1822 et seq. of the Spanish Civil Code, and thus the Spanish Guarantor will not be entitled to exercise any right it may have and in particular its rights of exclusion, order and/or division (beneficio de excusión, orden y división).

(2) For the purposes of articles 399 and 652 of the Spanish Insolvency Act, the obligations of each Spanish Guarantor under this Agreement shall be governed by the terms of this Agreement at any time such that each Spanish Guarantor’s obligations pursuant to the Guarantee Agreement shall not be affected by (i) the fact that the Lender may vote in favor of the approval or ratification of a composition agreement (convenio) as a result of the insolvency (concurso) of a Spanish Guarantor or if insolvency proceedings have been filed in Spain, or (ii) the approval of a court-sanctioned restructuring plan (plan de reestructuración homologado) and which may be entered into in connection with a Spanish Guarantor (in any case, prior to the declaration of insolvency, whether voluntary or mandatory), under article 652 of the Spanish Insolvency Act, unless a convenio or a plan de reestructuración homologado is approved in respect to a Spanish Guarantor, in which case the guaranteed obligations of that Spanish Guarantor will be subject to the terms of the convenio or plan de reestructuración homologado. The obligations of all other Guarantors which are not Spanish Guarantors will remain unaltered in any of the aforementioned events.

(3) The obligations of each Spanish Guarantor under this Agreement and the Guarantee Agreement are subject to the provisions of, and compliance with, the prohibition of financial assistance pursuant to articles 143 and 150 of the Spanish Companies Act:

(i) The obligations and liabilities undertaken under the Guarantee Agreement, this Agreement and a Security Document by any Spanish Guarantor incorporated as a private limited liability company (sociedad de responsabilidad limitada) shall not include and shall not be extended to any obligation, guarantee, indemnity or liability incurred by the Borrower and/or any Guarantor as a result of such Borrower and/or Guarantor using (or guaranteeing the using of) funds under this Agreement for the purpose of (1) acquiring quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or quotas (participaciones sociales) or shares (acciones) representing the share capital of a company within its group or (2) refinancing a previous debt incurred for the acquisition of quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or quotas (participaciones sociales) or shares (acciones) representing the share capital of a company within its group, and shall be deemed not to be undertaken or incurred by such Spanish Guarantor incorporated as a private limited liability company (sociedad de responsabilidad limitada) to the extent that the same would constitute unlawful financial assistance within the meaning of section 143.2 of the Spanish Companies Act, and, in that case, all provisions of this guarantee and indemnity shall be construed accordingly in the sense that, in no case, can any guarantee and indemnity or Collateral given by a Spanish Guarantor guarantee or secure repayment of the abovementioned funds. For the purposes of this paragraph “group” shall have the meaning set out in section 42.1 of the Spanish Commercial Code.

(ii) The obligations and liabilities undertaken under the Guarantee Agreement, this Agreement and a Security Document by a Spanish Guarantor incorporated as a public limited liability company (sociedad anónima) shall not include and shall not extended to any obligation, guarantee, indemnity or liability incurred by the Borrower and/or any Guarantor as a result of such Borrower and/or Guarantor using (or guaranteeing the using of) funds under this Agreement for the purpose of (1) acquiring shares (acciones) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of its controlling companies or (2) refinancing a previous debt incurred for the acquisition of shares (acciones) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of its controlling companies, and shall be deemed not to be undertaken or incurred by a such Spanish Guarantor incorporated as a public limited liability company (sociedad anónima) to the extent that the same would constitute unlawful financial assistance within the meaning of section 150 of the Spanish Companies Act, and, in that case, all provisions of this guarantee and indemnity shall be construed accordingly in the sense that, in no case, can any guarantee and indemnity or Collateral given by a Spanish Guarantor guarantee or secure repayment of the abovementioned funds. For the purposes of this paragraph, a reference to a “controlling company” of a Spanish Guarantor shall mean the company which, directly or indirectly, owns the majority of the voting rights of such Spanish Guarantor or that may have a dominant influence on such Spanish Guarantor. It shall be presumed that one company has a dominant influence on another company when: (a) any of the scenarios set out in section 42.1 of the Spanish Commercial Code is met; or (b) when at least half plus one of the members of the managing body of the Spanish Guarantor are also members of the managing body or top managers (altos directivos) of the dominant company or of another company controlled by such dominant company.

(iii) In addition, article 158 the Spanish Companies Act provides that the financial assistance restrictions referred to above in relation to transactions targeting shares of a Spanish parent company shall also be applicable to its non-Spanish subsidiaries carrying out such transactions.

Limitations for Mexican Guarantors:

(1) For purposes of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles), if a Mexican Guarantor becomes subject to concurso mercantil, and solely upon the rendering of a final judicial resolution declaring the legal insolvency of such Mexican Guarantor, such Mexican Guarantor’s payment obligations should (i) be converted into Mexican pesos and then into an inflation indexed ratio (unidades de inversión) at the date of concurso mercantil court declaration, (ii) cease to accrue interests, and (iii) be subject to certain statutory preferences, including administrative claims, certain tax, social security, labor and secured claims. Payment of debts incurred prior to the judicial declaration of concurso mercantil and foreclosure will be stayed during the reorganization stage. If the guarantees of a Mexican Guarantor are granted within three years (or any extended period as provided by the relevant court) prior to the date of the concurso mercantil declaration of such Mexican Guarantor, the guarantees may be subject to challenges of avoidance within the concurso mercantil proceeding on the basis of being a fraudulent conveyance transaction in which such Mexican Guarantor assumed a debt with no market consideration in return;

(2) Mexican law provides that contractual obligations, such as those assumed by any Mexican Guarantor, may only exist to the extent that the main obligations that are guaranteed are valid. Therefore, it should be noted that upon the lack of genuineness, validity or enforceability of the main obligations guaranteed by any Mexican Guarantor, to the extent permitted by applicable Law, the obligations of such Mexican Guarantor, shall be equally affected and in such circumstances might not be enforced in a proceeding before Mexican courts;

(3) Under Mexican law, the extension or the granting of grace periods, any modification of the main obligations that are guaranteed that would increase any obligation of the Mexican Guarantor, or the novation of the main obligations that are guaranteed, would require the consent of the Mexican Guarantor. Therefore, the obligations of the Mexican Guarantor, might not be enforced by Mexican courts if the main obligations that are guaranteed are extended, increased, or novated without the Mexican Guarantor’s consent at that time;

(4) Mexican law provides that only private rights may be validly waived and to the extent any of the Loan Documents extent this Agreement contains waivers of procedural and other rights that are (or may be considered to be) rights protected by public policy (including rights to assert claims and defenses against enforcement actions initiated as a matter of due process), such waivers, may be invalid and unenforceable in a Mexican court, and

(5) Each of the Mexican Guarantors expressly and irrevocably acknowledges and confirms that this Agreement is governed by laws other than Mexican law and expressly and irrevocably, to the extent permitted by applicable Law, agrees that, subject to the provisions of this Section, any rights and privileges that it may have under the laws of Mexico in relation to the guarantee and indemnity hereunder, shall not be applicable to this Agreement. Notwithstanding any other provisions of this Agreement, each Mexican Guarantor, (y) expressly and irrevocably acknowledges and accepts that this Agreement is governed by the laws of the State of New York and therefore hereby expressly, irrevocably and unconditionally waives, to the fullest extent permitted by law for the benefit of the Secured Parties, the benefits of orden, excusión, división, quita, novación, modificación, espera and all other rights and benefits provided for in articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2824, 2826, 2827, 2836, 2839, 2840, 2842, 2844, 2845, 2846, 2847, 2848 and 2849 of the Federal Civil Code (Código Civil Federal) and any correlative Article of any applicable Civil Code of any State of the United Mexican States, including Mexico City; and (z) hereby expressly and irrevocably represents that it has full knowledge about the content of such articles described above, and therefore, such articles are not required to be transcribed herein; and represents that (i) no insolvency procedure (concurso mercantil) has been taken or, to its knowledge, threatened to be taken in writing in relation to it and has no reason to believe that it would be declared in concurso mercantil or other similar insolvency procedure; (ii) it is solvent pursuant to articles 9, 10 and 11 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles); (iii) it

has not been declared in insolvency (concurso mercantil); and (iv) there is no pending and, to the best of its knowledge, threatened action, claim, requirement or proceeding before any court, governmental agency, arbitrator or jurisdictional entity that affects or could affect the legality, validity or enforceability of this Agreement. In the event that the Civil Code for the Federal District of Mexico is deemed to be applicable to this Agreement, each Mexican Guarantor hereby irrevocably waives the right to exercise the actions referred to in articles 1796 and 1796 Bis of the Civil Code for the Federal District.

(6) Agent for Service of Process:

(i) Without prejudice to any other mode of service allowed under any relevant Law, each Mexican Guarantor hereby irrevocably designates and appoints the Process Agent to receive for it, and on its behalf, service of process in the United States for up to 12 months after the maturity date, and agrees that failure by the Process Agent to notify such Mexican Guarantor of the process will not invalidate the proceedings concerned.

(ii) Each Mexican Guarantor hereby (x) designates as its conventional address the address of the Process Agent referred to in the definition of such term or any other address notified in writing in the future by the Process Agent to such Mexican Guarantor, to receive on its behalf service of all process in any proceedings brought with respect to the Loan Documents in any court, such service being hereby acknowledged by such Mexican Guarantor Party as effective and binding service in every respect, and (y) acknowledges and agrees that it has granted a Process Agent Mexican Power of Attorney, with the sole purpose of making effective and valid under the laws of Mexico any service of process as mentioned herein.

(7) Payments made by Mexican Guarantor to Lenders should be regarded as Mexican source of income and therefore, subject to taxation in Mexico. Interest should be treated as Mexican source income when (a) the capital is placed or invested in the country, or (b) when the interest is paid by a resident in the country. Thus, in any case in which by virtue of this Agreement a Mexican Guarantor makes payments with respect to the Loan Document Obligations, the Lenders may be subject to a Mexican withholding tax assessed at a rate that could range from 4.9% to 35%. Such rate could be reduced by virtue of treaties to avoid double taxation, provided that (i) the requirements set forth in the Mexican tax provisions as well as on the applicable treaties are met and (ii) supporting documentation is provided to the Mexican Guarantor. For the avoidance of doubt, nothing in this paragraph shall affect the rights or obligations of the parties hereto under any provision of this Agreement, including without limitation Section 2.17 hereof.

“Commitment” means with respect to any Lender, its Initial Term Commitment, Delayed Draw Commitment, commitment with respect to any Incremental Term Facility of any Class, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commitment Letter” means the Commitment and Consent Letter, dated as of November 1, 2024, by and among Holdings, the Funding Commitment Party and the Commitment Parties (in each case, as defined therein) party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Cash Interest Expense” means, for any period, for Holdings and its Restricted Subsidiaries on a consolidated basis, (a) the amount payable with respect to such period in respect of total interest expense payable in cash with respect to all outstanding Indebtedness and Disqualified Stock of Holdings and its Restricted Subsidiaries, including the interest component under Capitalized Lease Obligations, but excluding, to the extent included in such interest expense, (i) fees and expenses (including any penalties and interest relating to Taxes) associated with the consummation of the Transactions, (ii) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or documents, (iii) costs associated with obtaining Hedging Obligations and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, and any one-time cash costs associated with breakage in respect of Hedging Obligations, (iv) fees and expenses (including any penalties and interest relating to Taxes) associated with any Investment permitted under this Agreement, or the issuance of Equity Interests or Indebtedness, (v) any interest component relating to accretion or accrual of discounted liabilities, (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (vii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses or expensing of any financing fees or prepayment or redemption premiums or penalty and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting) and (viii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Acquisition or other Investment, all as calculated on a consolidated basis in accordance with GAAP, minus (b) cash interest income of Holdings and its Restricted Subsidiaries earned during such period, in each case as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any Test Period, Consolidated Net Income for such Test Period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period (in each case, as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP):

(i) total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest expense in accordance with GAAP, plus (C) the implied interest component of synthetic leases with respect to such period, plus (D) [reserved], plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility permitted under Section 5.06(b)(12)(ii)(A)(y), plus (G) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated Hedging Obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii) provision for taxes based on income, profits or capital, including federal, provincial, territorial, foreign, state, local, franchise, excise, and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds), including penalties and interest related to such taxes or arising from any tax examinations;

(iii) Non-Cash Charges;

(iv) the amount of any minority interest expense consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income;

(v) any costs or expenses incurred by Holdings or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or any of its Restricted Subsidiaries (other than by Holdings or any Restricted Subsidiary) or Net Proceeds of an issuance of Equity Interests of Holdings or any of its Restricted Subsidiaries (other than to Holdings or any Restricted Subsidiary);

(vi) extraordinary, non-recurring, exceptional or special losses, expenses or charges; provided that the aggregate amount of the add-back to Consolidated EBITDA pursuant to this clause (vi) shall not exceed the greater of (i) $5,000,000 and (ii) 10% of Consolidated EBITDA for such Test Period (determined prior to giving effect to such add-back);

(vii) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with Investments permitted hereunder;

(viii) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with any Investment permitted hereunder, or any disposition or any Casualty Event permitted hereunder, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (ix) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA for the first fiscal quarter ending after the end of such year);

(ix) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(x) Public Company Costs; and

(xi)  (A) restructuring charges, (B) costs, expenses or charges resulting from employee relocation or severance and (C) charges or expenses resulting from the reconstruction or retirement of fixed assets; provided, that the aggregate amount of the add-back to Consolidated EBITDA pursuant to this clause (xi) shall not exceed the greater of (A) $5,000,000 and (B) 10% of Consolidated EBITDA for such Test Period (determined prior to giving effect to such add-back); plus

(b)  [reserved]; less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period (in each case, as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP):

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(ii) the amount of any minority interest expense consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period) to Consolidated Net Income;

(iii) cash interest income of Holdings and its Restricted Subsidiaries earned during such period; and

(iv) extraordinary, non-recurring, exceptional or special gains;

provided that:

(I) to the extent included in Consolidated Net Income for any period, there shall be excluded in determining Consolidated EBITDA for such period currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances);

(II) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated EBITDA or Consolidated Net Income for such period, the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by Holdings or any of its Restricted Subsidiaries during such period to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of each Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a Pro Forma Basis and (B) to the extent not included in the Acquired EBITDA of any Pro Forma Entity or in Consolidated EBITDA or Consolidated Net Income, in each case for such period, an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as determined in good faith by a Financial Officer, the chief executive officer or the president of Holdings; provided that with respect to any determination to be made on a Pro Forma Basis, at the election of Holdings, such Acquired EBITDA or such adjustment shall not be required to be included for any Pro Forma Entity to the extent the aggregate consideration paid in connection with the acquisition of such Acquired Entity or Business, in the aggregate, is less than $25,000,000;

(III) there shall be (A) excluded in determining Consolidated EBITDA for any period, without duplication, to the extent included in Consolidated EBITDA or Consolidated Net Income for such period, the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by Holdings or any of its Restricted Subsidiaries during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, without duplication, to the extent not included in Consolidated Net Income, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as determined in good faith by a Financial Officer, the chief executive officer or the president of Holdings; and

(IV) to the extent included in Consolidated Net Income for such period, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to any Investment not prohibited under this Agreement.

“Consolidated Gross First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of:

(1) Consolidated Total First Lien Debt outstanding (or deemed to be outstanding) on the last day of such Test Period to:

(2) Consolidated EBITDA of Holdings for such Test Period.

in the case of each of (1) and (2), on a Pro Forma Basis.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication (and, in each case, during or for such period):

(a) extraordinary non-cash items; provided that the aggregate amount of such non-cash items excluded from Consolidated Net Income pursuant to this clause (a) shall not exceed the greater of (i) $5,000,000 and (ii) 10% of Consolidated Net Income for such Test Period for such Test Period (determined prior to giving effect to such exclusion);

(b) unusual, non-recurring, exceptional or special non-cash gains, losses or charges; provided that the aggregate amount of such non-cash items excluded from Consolidated Net Income pursuant to this clause (b) shall not exceed the greater of (i) $5,000,000 and (ii) 10% of Consolidated Net Income for such Test Period (determined prior to giving effect to such exclusion);

(c) non-cash restructuring charges, non-cash asset impairment charges (other than in respect of inventory and accounts receivable) and non-cash charges resulting from the retirement of fixed assets, in each case, excluding any such charges in respect of an item that increased the Consolidated Net Income in a prior period; provided, that the aggregate amount of non-cash items excluded from Consolidated Net Income pursuant to this clause (c) shall not exceed the greater of (i) $5,000,000 and (ii) 10% of Consolidated Net Income for such Test Period (determined prior to giving effect to such exclusion);

(d) gains or losses attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by a Financial Officer of Holdings;

(e) the cumulative effect of a change in accounting principles;

(f) any Transaction Costs incurred;

(g) any fees and expenses (including any transaction or retention bonus or similar payment) incurred, or any amortization thereof, in connection with any acquisition, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, and gains or losses associated with FASB ASC No. 460, Guarantees);

(h) any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(i) accruals and reserves that are established or adjusted as a result of any Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(j) Non-Cash Compensation Expense;

(k) any income (loss) attributable to deferred compensation plans or trusts;

(l) any non-cash gain or loss attributable to the mark to market movement in the valuation of any Equity Interests, and Hedging Obligations or other derivative instruments (in each case, including pursuant to FASB ASC 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(m) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP; and

(n) the net income or loss of any Person that is not a Restricted Subsidiary of Holdings or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) by such Person to Holdings or a Restricted Subsidiary of Holdings.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings or any of its Subsidiaries), as a result of any acquisition or Investment consummated prior to the Effective Date and any other Investment permitted hereunder or the amortization or write-off of any amounts thereof.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness and Disqualified Stock of Holdings and the Restricted Subsidiaries, consisting only of outstanding Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed after one Business Day, obligations in respect of Capitalized Lease Obligations, debt obligations evidenced by promissory notes or similar instruments and Disqualified Stock of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, without duplication.

“Consolidated Total First Lien Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral on an equal priority basis with Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies).

“Consolidated Total Gross Leverage Ratio” means, with respect to any Test Period, the ratio of:

(1) (a) Consolidated Total Debt outstanding (or deemed to be outstanding) on the last day of such Test Period; to

(2) Consolidated EBITDA of Holdings for such Test Period;

in the case of each of clauses (1) and (2), on a Pro Forma Basis.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of:

(1) (a) Consolidated Total Debt outstanding (or deemed to be outstanding) on the last day of such Test Period, minus (b) up to $200,000,000 in aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of Holdings prepared in accordance with GAAP as of such date (excluding the amounts of cash and Cash Equivalents which are listed as “Restricted” on such balance sheet, but including the amounts of cash and Cash Equivalents restricted in favor of the Secured Obligations, Revolving Credit Facilities and New Notes); to

(2) Consolidated EBITDA of Holdings for such Test Period;

in the case of each of clauses (1) and (2), on a Pro Forma Basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control Agreement” shall mean, with respect to any deposit account, an agreement among the Collateral Agent (or the Controlling First Lien Collateral Agent), the financial institution or other Person at which such account is maintained and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant first-priority perfected “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Collateral Agent (or, in lieu thereof, the Controlling First Lien Collateral Agent).

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Holdings and/or other companies.

“Controlling First Lien Collateral Agent” has the meaning ascribed to “Controlling Collateral Agent” in the Equal Priority Intercreditor Agreement.

“Corresponding Debt” has the meaning set forth in Section 10.02(b).

“Corresponding Tenor” with respect any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Coverage Test Ratio” means, with respect to a Permitted Seadrift Equity Disposition, the ratio of (1) the equity value of Seadrift in its entirety implied by such Permitted Seadrift Equity Disposition, as determined by Holdings in good faith, to (2) $275,000,000.

“Covered Entity” means any of (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.21(a).

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (w) Permitted First Priority Refinancing Debt, (x) Permitted Second Priority Refinancing Debt, (y) Permitted Unsecured Refinancing Debt and (z) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Credit Agreement Refinanced Debt (plus fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs, accrued interest and other costs and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature earlier than or have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Credit Agreement Refinanced Debt, (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) if not comprising Other Term Loans hereunder that are secured on a pari passu basis with the other Secured Obligations, is subject to an Applicable Intercreditor Arrangement and (e) otherwise has terms and conditions that shall be reasonably satisfactory to Holdings and the lenders providing such Credit Agreement Refinancing Indebtedness but, in any event (and other than with respect to pricing and fees), shall be no more restrictive, when taken as a whole, than any financial covenants or event of default provisions applicable to the Loans and the Commitments hereunder and under the other Loan Documents (except for covenants and event of default provisions (x) applicable only to periods after the Latest Maturity Date or (y) as are incorporated for the benefit of the Lenders under the Loan Documents). Notwithstanding anything to the contrary herein, no Credit Agreement Refinancing Indebtedness shall be subject to any “most favored nation” pricing adjustments set forth in this Agreement.

“Credit Facilities” means, with respect to Holdings or any of its Restricted Subsidiaries, one or more debt facilities, including the Revolving Credit Facilities and Term Loans or any other credit facility, indenture or fiscal agency agreement, any commercial paper facility, any letter of credit facility or any other financing agreement or arrangement, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof, in whole or in part, whether under the Revolving Credit Facilities, the Term Loans or any other credit facility, any indenture or fiscal agency agreement, any commercial paper facility, any letter of credit facility or any other financing agreement or arrangement, including any one or more of the foregoing that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that any such increase in borrowings or issuances is permitted under Section 5.06 and, if applicable, Section 5.10) or that adds additional borrowers or guarantors thereunder, and whether with the same or any other agent, trustee, fiscal agent, lender, investor, holder or group of agents, trustees, fiscal agents, lenders, investors or holders.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar (including a conciliador, visitador or síndico) official under any Bankruptcy Law.

“Debtor Relief Laws” means the Bankruptcy Code, the Mexican insolvency Law (Ley de Concursos Mercantiles) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, quiebra, insolvencia, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two Business

Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent, the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (v) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, where such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

“Delayed Draw Commitment” means, with respect to each Delayed Draw Lender, the commitment, if any, of such Delayed Draw Lender to make a Delayed Draw Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Delayed Draw Term Loans to be made by such Delayed Draw Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to assignments by or to such Delayed Draw Lender pursuant to an Assignment and Assumption. The amount of each Delayed Draw Lender’s Delayed Draw Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Commitment, as the case may be. As of the Effective Date, the total Delayed Draw Commitment is $100,000,000.

“Delayed Draw Funding Date” has the meaning set forth in Section 2.01(b).

“Delayed Draw Lender” means each Lender that has a Delayed Draw Commitment or is the holder of a Delayed Draw Term Loan.

“Delayed Draw Term Loan” has the meaning set forth in Section 2.01(b).

“Delayed Draw Term Loan Commitment Termination Date” means the earlier to occur of (a) July 23, 2026, (b) the date on which all Delayed Draw Commitments have been drawn and (c) the date on which the Delayed Draw Commitment hereunder has been terminated or reduced to zero (including by virtue of Section 2.08).

“Delayed Draw Ticking Fee” has the meaning set forth in Section 2.12(b).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(iii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(iii)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(2).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(2).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(iii)(B), Section 2.11(a)(iii)(C) or Section 2.11(a)(iii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(iii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings or any of its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Lenders” means (i) those Persons who are competitors of Holdings and its Subsidiaries (other than any bona fide diversified debt investment fund) identified by the Borrower to the Administrative Agent from time to time in writing (including by email) which designation shall become effective three days after delivery of each such written designation to the Administrative Agent and the Lenders (including by posting such notice to the Platform), but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in any Loan and (ii) in the case of each Person identified pursuant to clause (i) above, any of their respective Affiliates that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) are clearly identifiable solely on the basis of such Affiliate’s name as an Affiliate of such Person (other than Affiliates that are bona fide diversified debt investment funds).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a Change of Control or Asset Sale, so long as such terms do not require the repurchase or redemption of such Capital Stock prior to compliance with the provisions of Section 5.03 and Section 5.12 arising in connection therewith) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a Change of Control or Asset Sale), in whole or in part, in each case prior to the date 91 days after the Latest Maturity Date; provided that:

(1) if such Capital Stock is issued to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; and

(2) any Capital Stock held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

The amount of any such Disqualified Stock or Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price determined in accordance with GAAP. For any such Disqualified Stock or Preferred Stock that does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms thereof as if such Disqualified Stock or Preferred Stock were purchased on the relevant date of determination under this definition and, if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in the good faith judgment of a Financial Officer of Holdings.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Foreign Holdco” means, with respect to any Person, any Subsidiary of such Person substantially all of whose assets (directly and/or indirectly through one or more Subsidiaries) are Capital Stock (including any Indebtedness treated as equity for U.S. federal income tax purposes) or Indebtedness of one or more Subsidiaries that is a CFC or other Domestic Foreign Holdco.

“Domestic Loan Party” means a Loan Party organized under the law of the United States, any state thereof or the District of Columbia

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the law of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means, if the then current Benchmark with respect to Dollars is Term SOFR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that U.S. syndicated credit facilities denominated in Dollars being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace such Relevant Rate, and

(2) the joint election by the Administrative Agent and the Borrower to declare that an Early Opt-in Election for such Relevant Rate has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means December 23, 2024.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable Requirements of Law relating to the protection of the environment, to preservation or reclamation of natural resources, to the generation, use, handling, transportation, storage, disposal, treatment, Release or threatened Release of any hazardous material or, to the extent relating to exposure to hazardous materials, to public or worker health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) resulting from or based upon (a) the compliance or actual or alleged non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, disposal or treatment of any Hazardous Materials, (c) exposure of any person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or other written agreement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equal Priority Intercreditor Agreement” means the Pari Passu Intercreditor Agreement among the Collateral Agent, the Revolving Credit Facilities Collateral Agent, the Borrower and the other parties from time to time party thereto, to be entered into on the Effective Date, in substantially the form set forth in Exhibit V hereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or Multiemployer Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability; (i) the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; (j) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) any Foreign Benefit Event.

“Erroneous Payment” has the meaning assigned to it in Section 8.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.13(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.13(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.13(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.13(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Proceeds” has the meaning assigned to such term in Section 5.12, as the context may require.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Account” shall mean, the following deposit accounts: (a) accounts used solely to hold escrow funds (including for the benefit of customers), pension funds, funds in trust, funds on account for third parties or similar accounts, (b) accounts holding solely cash collateral for a third party that constitutes a Permitted Lien (provided that such accounts shall only constitute Excluded Accounts if the terms of such cash collateral arrangement prohibit the applicable Loan Party from delivering a Control Agreement with respect thereto), (c) accounts holding amounts on deposit in which do not exceed an average monthly balance of $5,000,000 for all such accounts in the aggregate (determined on an average basis for each day in each calendar month, as of the last day of such calendar month), (d) accounts which are solely used for the purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (e) accounts which are used solely for paying taxes, including sales taxes, (f) zero balance accounts and (g) accounts located outside the United States.

“Excluded Assets” means the following:

(1) With respect to assets of Loan Parties that are Holdings, the Borrower or a Domestic Subsidiary:

(a) any fee-owned real property that is not a Material Real Property and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters);

(b) motor vehicles and other assets subject to certificates of title;

(c) letter-of-credit rights (except to the extent a security interest therein can be perfected with the filing of a Uniform Commercial Code financing statement);

(d) commercial tort claims with a value of less than $5,000,000 (as determined by Holdings in good faith) (except to the extent a security interest therein can be perfected with the filing of a Uniform Commercial Code financing statement);

(e) Excluded Equity Interests;

(f) any lease, contract, license, sublicense, other agreement, or any property subject to a purchase money security interest or similar arrangement not prohibited by this Agreement (including pursuant to Section 5.06(b)(4)) to the extent and for so long as, the grant of a security interest therein would (a) require the consent of a third party other than Holdings or any Restricted Subsidiary (unless such consent has been received) or (b) violate or invalidate, or constitute a breach of or a default under, such lease, contract, license, sublicense, other agreement or document, or create a right of termination in favor of any other party thereto (other than Holdings or any Restricted Subsidiary), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than, in each case, proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code, notwithstanding such prohibition;

(g) any asset subject to a Lien permitted as described under clause (9) of the definition of “Permitted Liens,” in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code;

(h) (i) any intent-to-use trademark applications filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and (ii) any other Intellectual Property in any jurisdiction where the grant of a Lien thereon would cause the invalidation or abandonment of such Intellectual Property under applicable law;

(i) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations (a) is prohibited or limited by any applicable Requirements of Law, rule or regulation, any permitted contractual obligation existing on the Effective Date (or, if later, the date of acquisition of such asset, so long as the contractual prohibition is not created in contemplation of such transaction) or agreements with any governmental authority (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code, notwithstanding such prohibition) or (b) would require consent, approval, license or authorization from any governmental authority or regulatory authority, unless such consent, approval, license or authorization has been received;

(j) margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time);

(k) Securitization Assets;

(l) any Excluded Accounts of the type described in clause (a), (b), (d) or (e) of the definition thereof;

(m) [reserved];

(n) any assets with respect to which, in the reasonable judgment of the Controlling First Lien Collateral Agent and Holdings (as agreed to in writing), the cost, burden, difficulty or other consequences (including adverse tax consequences) of pledging such assets or perfecting a security interest therein shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; and

(2) With respect to any Subsidiary Loan Parties that are not Domestic Subsidiaries, any assets or property other than the assets and property (x) described in Schedule 1.01(d) or (y) of the type described in Schedule 1.01(d) in the applicable jurisdiction (which shall be provided in accordance with the documentation described on Schedule 1.01(d)).

“Excluded Contribution” means any net cash proceeds and marketable securities received by Holdings from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock) of Holdings;

in each case, designated as an Excluded Contribution pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Equity Interests” means (a) any of the outstanding voting Equity Interests or other voting ownership interests of any Subsidiary that is a CFC or Domestic Foreign Holdco in excess of 65% of all the outstanding voting Equity Interests or other voting ownership interests of such CFC or Domestic Foreign Holdco, except to the extent that such voting Equity Interests or other voting ownership interests (x) secures the Second Priority Obligations or the Revolving Credit Facility or (y) are Equity Interests of a Subsidiary organized or existing under the laws of an Agreed Non-U.S. Jurisdiction, (b) any Equity Interests or other ownership interests in any Subsidiary of a CFC or Domestic Foreign Holdco, except to the extent that such Equity Interests or other ownership interests (x) secures the Second Priority Obligations or the Revolving Credit Facility or (y) are Equity Interests of a Subsidiary organized or existing under the laws of an Agreed Non-U.S. Jurisdiction and (c) the Equity Interests of a Subsidiary (other than a Wholly-Owned Subsidiary) the pledge of which would violate the organizational or joint venture documents of such Subsidiary, or a contractual obligation to the owners of the other Equity Interests of such Subsidiary (other than any such owner that is the Borrower or an Affiliate of the Borrower) that is binding on or relating to such Equity Interests after giving effect to the applicable anti-assignment provisions in the UCC; provided that any Equity Interests in Seadrift or its Subsidiaries held by a Loan Party shall not constitute Excluded Equity Interests.

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Excluded Real Property” means (a) any fee-owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) any real property with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Borrower) the cost (including as a result of adverse tax consequences) of providing a Mortgage shall be excessive in view of the benefits to be obtained by the Lenders, (c) any real property to the extent providing a mortgage on such real property would (i) be prohibited or limited by any applicable law, rule or regulation (but only so long as such prohibition or limitation is in effect), (ii) violate a contractual obligation to the owners of such real property (other than any such owners that are Holdings or Affiliates of Holdings) that is binding on or relating to such real property (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) but only to the extent such contractual obligation was not incurred in anticipation of this provision or (iii) give any other party (other than Holdings, the Borrower or a wholly-owned Restricted Subsidiary of the Borrower) to any contract, agreement, instrument or indenture governing such real property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law)

“Excluded Subsidiary” means:

(1) any Subsidiary for which the guarantee of or the grant of Liens to secure the Loan Document Obligations (i) is prohibited by any applicable contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a Subsidiary, such prohibition was not entered into in contemplation of such acquisition) or (ii) is prohibited by any Requirement of Law or requires governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained (it being understood that such Subsidiary shall not be required to obtain such consent, approval, license or authorization));

(2) any Subsidiary whose provision of a guarantee would result in a material adverse tax consequence to Holdings, the Borrower (or, if applicable, the common parent of Holdings’ or the Borrower’s consolidated group for applicable income tax purposes) and its Subsidiaries as reasonably determined by Holdings in consultation with the Administrative Agent; provided that, other than as a result of a change in applicable Requirements of Law after the Effective Date that would result in any such material adverse tax consequence in connection with the Guarantee by such Subsidiary, this clause (2) shall not apply to any Subsidiary organized or existing under the laws of an Agreed Non-U.S. Jurisdiction;

(3) any Foreign Subsidiary or a direct or indirect Subsidiary of a CFC, in each case other than any Subsidiary organized or existing under the laws of an Agreed Non-U.S. Jurisdiction, the United States, any state thereof, the District of Columbia, or any territory thereof;

(4) a Domestic Foreign Holdco or any Subsidiary of a Domestic Foreign Holdco, except to the extent such Domestic Foreign Holdco’s material assets (directly or indirectly) include Equity Interests in a Foreign Subsidiary organized or existing under the laws of an Agreed Non-U.S. Jurisdiction;

(5) any Restricted Subsidiary acquired pursuant to an Acquisition or other Investment not prohibited by this Agreement that is financed with Indebtedness permitted under Section 5.06 hereof as assumed Indebtedness and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Restricted Subsidiary from becoming a Subsidiary Loan Party;

(6) any Securitization Subsidiary;

(7) any Subsidiary that is (or, if it were a Subsidiary Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended;

(8) any Captive Insurance Subsidiary or captive risk retention Subsidiary;

(9) any Subsidiary that is not a Wholly-Owned Subsidiary, including any joint ventures;

(10) Seadrift and its Subsidiaries from and after a Permitted Seadrift Equity Disposition; and

(11) any not-for-profit Subsidiary;

provided that (i) any Subsidiary that guarantees any First Lien Indebtedness, Second Priority Obligations or Restricted Indebtedness shall not be deemed to be an Excluded Subsidiary and (ii) Holdings may at any time deem that any Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it by a jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under or enforced any Loan Documents or engaged in any other transaction pursuant to any Loan Document, or having sold or assigned an interest in any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a recipient’s failure to comply with Section 2.17(e) and (e) for a Lender, any U.S. federal withholding Taxes imposed on amounts payable to such Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (except in the case of an assignee pursuant to a request by the Borrower under Section 2.19 or Section 9.02(c) hereto) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled to receive additional amounts with respect to such withholding Tax under Section 2.17(a) immediately prior to the time of designation of a new lending office (or assignment).

“Existing 4.625% Notes” means the 4.625% Secured Notes due 2028 issued prior to the Effective Date by GrafTech Finance Inc. and guaranteed by Holdings and certain subsidiary guarantors.

“Existing 9.875% Notes” means the 9.875% Secured Notes due 2028 issued prior to the Effective Date by GrafTech Global Enterprise Inc. and guaranteed by Holdings and certain subsidiary guarantors.

“Existing Notes” means, collectively, the Existing 4.625% Notes and the Existing 9.875% Notes.

“Existing Notes Indentures” means, collectively, (i) the Indenture, dated as of June 26, 2023, among the Borrower, Holdings, the subsidiary guarantors from time to time party thereto, U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Existing Notes Trustee”), and the Existing Secured Notes collateral agent, governing the Existing 9.875% Notes, and (ii) the Indenture, dated as of December 22, 2020, among GrafTech Finance, Holdings, the subsidiary guarantors from time to time party thereto (including the Borrower, in its capacity as a guarantor with respect to such notes), the Existing Notes Trustee and the Existing Secured Notes collateral agent, governing the Existing 4.625% Notes, in each case as amended, supplemented, restated or otherwise modified from time to time.

“Fair Market Value” or “fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement, treaty or convention among governmental authorities (and any related fiscal or regulatory legislation, rules or official practices) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s Federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective Federal funds rate; provided, however, that if such rate shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letters” means the (a) Fee Letter, dated as of November 1, 2024, by and among the Holdings and the Lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time, and (b) Fee Letter, dated as of December 23, 2024, by and among the Administrative Agent and the Borrower, as amended, restated, supplemented or otherwise modified from time to time (this clause (b), the “Agent Fee Letter”).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of Holdings or the Borrower, as applicable.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party and (b) the borrowing of Loans hereunder and the use of the proceeds thereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Indebtedness” means (i) the Revolving Credit Facilities Obligations, (ii) the Loan Document Obligations and (iii) any other Indebtedness that is secured by first-priority Liens on the Collateral that are pari passu with the Liens securing the Revolving Credit Facilities Obligations and the Loan Document Obligations.

“First Lien/Second Lien Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement among the Collateral Agent, the New 9.875% Notes Collateral Agent, the New 4.625% Notes Collateral Agent, the Revolving Credit Facilities Collateral Agent, the Borrower, the Guarantors and the other parties from time to time party thereto, to be entered into on the Effective Date, in substantially the form attached hereto as Exhibit U, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(a).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, including any and all rules and regulations promulgated thereunder.

“Floor” means a rate of interest equal to 2.00% per annum.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (iv) the incurrence of any liability by the Loan Party under any applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (v) the occurrence of any transaction that is prohibited under any applicable law and that results in the incurrence of any liability by the Loan Party or the imposition on the Loan Party of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” means a Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code).

“Foreign Pension Plan” means any benefit plan sponsored by a Loan Party that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Security Agreement” means (1) any pledge agreement, security agreement or similar agreement, in form and substance reasonably satisfactory to the Administrative Agent and Holdings, entered into by or among one or more Loan Parties and the Collateral Agent pursuant to which (a) the Equity Interests of a Subsidiary Loan Party that is a Foreign Subsidiary are pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations and/or (b) other assets held by a Subsidiary Loan Party that is a Foreign Subsidiary are pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations and (2) the applicable documents set forth on the Agreed Non-U.S. Security on Schedule 1.01(d) hereto, in each case subject to any relevant limitations set forth in the Collateral and Guarantee Requirement.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Fronting Arrangement” means a customary arrangement whereby the Fronting Lender shall facilitate the funding of the Initial Term Loans on the Effective Date on behalf of, and at the request of, each applicable party to the Commitment Letter and certain additional holders of Existing Notes on terms agreed to by the Fronting Lender and each other applicable party, in each case on the terms set forth in Section 1 of the Commitment Letter.

“Fronting Lender” means Barclays Bank PLC.

“French Law Collateral” means the assets and property referred to under the heading “French Documentation” on Schedule 1.01(d) hereto.

“French Law Security Document” means any Security Document governed by French Law relating to the French Law Collateral.

“GAAP” means:

(1) generally accepted accounting principles in the United States, as in effect from time to time; or

(2) if elected by Holdings by written notice to the Administrative Agent, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standards Board, as in effect from time to time; provided, that:

(a) any such election once made shall be irrevocable;

(b) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS;

(c) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS; and

(d) in connection with the delivery of financial statements:

(i) for any of its first three financial quarters of any financial year, to the extent previously prepared in accordance with GAAP, Holdings shall provide consolidated interim financial statements for such interim financial period and the comparable period in the prior year prepared in accordance with IFRS; and

(ii) for delivery of audited annual financial information, Holdings shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means (a) the Guarantee Agreement among Holdings, its Subsidiaries party thereto and the Collateral Agent, substantially in the form of Exhibit B; and (b) in connection with any Guarantee of the Secured Obligations by any other Foreign Subsidiary that becomes a Loan Party, any other guarantee agreement or similar agreement (subject in each case to such limits as shall be required under applicable local law) giving effect to the Collateral and Guarantee Requirement and in form and substance reasonably satisfactory to the Collateral Agent.

“Guarantors” means Holdings and the Subsidiary Loan Parties.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes, carbon dioxide and other greenhouse gases, and all other substances, wastes, chemicals, pollutants or contaminants of any nature and in any form regulated, or that can result in liability, pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holdings” has the meaning given to such term in the preliminary statements hereto and any permitted successor or assign thereto.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(2).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(iii)(D)(2).

“Immaterial Subsidiary” means any Restricted Subsidiary other than a Material Subsidiary. For the avoidance of doubt, none of the Guarantors on the Effective Date shall be an Immaterial Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s children, stepchildren, grandchildren or more remote descendants, parents, stepparents, grandparents, spouse, former spouse, qualified domestic partner, siblings, mother-in-law, father-in-law, sons-in-law and daughters-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-

planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(a)(ii).

“Incremental Cap” means, as of any date of determination:

(I) $25,000,000; minus

(II) the sum of (a) the aggregate principal amount of all Incremental Facilities outstanding at such time that were incurred in reliance on the foregoing clause (I) and (b) the aggregate principal amount of all Indebtedness outstanding at such time that was incurred in reliance on Section 5.06(b)(12)(ii)(A).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Lenders” has the meaning assigned to such term in Section 2.20.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20.

“Incremental Term Increase” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” means any Term Loan provided under any Incremental Facility.

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(a).

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by (i) bonds, notes, debentures or similar instruments or (ii) letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid portion of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes an obligation in respect of a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business;

(d) representing the net obligations under any Hedging Obligations;

(e) in respect of obligations under conditional sale or other title retention agreements relating to property acquired by such Person;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of Holdings appearing upon the balance sheet of Holdings solely by reason of push-down accounting under GAAP shall be excluded; or

(f) representing obligations under or in respect of Qualified Securitization Facilities;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person or would appear on the balance sheet of such Person; provided, that notwithstanding the foregoing, Indebtedness shall not include:

(a) Contingent Obligations incurred in the ordinary course of business;

(b) [Reserved]; or

(c) deferred or prepaid revenues; provided that Indebtedness shall be determined without giving effect to FASB ASC No. 460, Guarantees, and related or successor interpretations; provided, further, that Indebtedness shall be calculated without giving effect to the effects of FASB ASC No. 815, Derivatives and Hedging, and related or successor interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Acquired Indebtedness is deemed to be incurred by Holdings or the relevant Restricted Subsidiary at such time as the obligor on such Indebtedness is merged, consolidated or amalgamated with or into Holdings or such Restricted Subsidiary or becomes a Restricted Subsidiary, or Holdings or such Restricted Subsidiary acquires an asset securing such Acquired Indebtedness, as the case may be.

The amount of any item of Indebtedness of any Person at any date shall be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b) the maximum amount of the relevant Indebtedness, the amount of which shall be calculated as applicable pursuant to clause (a) or (d) of this paragraph, for which such Person may be liable in respect of any Contingent Obligations under clause (1)(b)(ii) or (2) of this definition;

(c) in the case of clause (3) of this definition, if the Indebtedness referred to therein is not recourse to Holdings or any Restricted Subsidiary, the lesser of the (i) fair market value of all assets of Holdings or a Restricted Subsidiary securing such

Indebtedness as of such date (or as of the date of the most recent balance sheet of Holdings if such fair market value is not reasonably determinable as of such date) and (ii) amount of the Indebtedness secured; and

(d) the outstanding principal amount or other outstanding balance, as the case may be, of the Indebtedness, in the case of any other Indebtedness:

in each case, calculated without giving effect to any increase or decrease as a result of any embedded derivative created by the terms of such Indebtedness.

The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(a).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of Holdings, qualified to perform the task for which it has been engaged.

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Maturity Date” means December 23, 2029 (or, if such day is not a Business Day, the immediately preceding Business Day) (or, with respect to any Initial Term Lender or Delayed Draw Lender that has the maturity date of its Initial Term Loans or Delayed Draw Term Loans extended pursuant to a Permitted Amendment, the extended maturity date set forth in any such Loan Modification Agreement).

“Initial Term Commitment” means, with respect to each Initial Term Lender, the commitment, if any, of such Initial Term Lender to make an Initial Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Initial Term Loans to be made by such Initial Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to assignments by or to such Initial Term Lender pursuant to an Assignment and Assumption. The amount of each Initial Term Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment, as the case may be. As of the Effective Date, the total Initial Term Commitment is $175,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or, if the Initial Term Commitments have terminated or expired, an outstanding Initial Term Loan.

“Initial Term Loans” means the Loans made pursuant to Section 2.01(a) on the Effective Date. For the avoidance of doubt, an Initial Term Loan may be denominated only in dollars.

“Intellectual Property” means, with respect to any Person, all intellectual property rights of every kind and nature now owned or hereafter acquired by such Person, including patents, copyrights, trademarks, and all registrations and applications of any of the foregoing.

“Intellectual Property Security Agreements” means, collectively, the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement, in each case which has the meaning assigned to such term in the Collateral Agreement.

“Interest Coverage Ratio” means, with respect to any Person for any Test Period, on a Pro Forma Basis, the ratio of Consolidated EBITDA of such Person for such Test Period to the Consolidated Cash Interest Expense of such Person for such Test Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Term Benchmark Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on (and including) the date such Borrowing is disbursed or converted to or continued as a Term Benchmark Borrowing and ending on (but excluding) the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if consented to by each Lender participating therein, twelve months or such other period less than one month thereafter as the applicable may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Initial Term Loans and Delayed Draw Term Loans, the Initial Maturity Date and (ii) in the case of any other Class of Loans, the stated maturity date specified in the applicable Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment for such Class of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any Person, any investment by such Person in other Persons (including Affiliates) in the form of a loan (including a guarantee), advance, capital contribution, purchase or other acquisition for consideration of Indebtedness, Equity Interests or other securities issued by any other Person or any investments that are required by GAAP to be classified on the balance sheet (excluding footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

Except as otherwise expressly provided in this Agreement, the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings or a Restricted Subsidiary in respect of such Investment.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by Holdings pursuant to the definition of “Rating Agency.”

“Investor” means Brookfield Asset Management Inc. and its Affiliates, and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by them, but not including, however, any portfolio companies of the foregoing.

“Judgment Currency” has the meaning assigned to such term in Section 9.19(a).

“Junior Indebtedness” means Indebtedness for borrowed money of a Loan Party that is incurred pursuant to and in accordance with Section 5.06(b) that is either (i) unsecured or (ii) secured by Liens on the Collateral on a junior priority basis to the Second Priority Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan or any Other Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liability Management Transaction” means any debt tender offer or exchange, refinancing, reprioritization or any similar transaction (either in a single transaction or in a series of related transactions) of or for any existing Indebtedness for borrowed money of a Loan Party or a Subsidiary with any other Indebtedness for borrowed money (or the proceeds of any other Indebtedness for borrowed money) that includes as a component thereof (i) contractual or structural (including as to lien priority or additional collateral) seniority with respect to any of the Term Loans (except this clause (i) shall not be satisfied in the case of Refinanced Debt permitted under this Agreement that is contractually (in right of Lien or payment priority) or structurally senior to the Term Loans immediately prior to such transaction) and (ii) an Investment in, Restricted Payment to, or transfer or disposition of property or assets to, a Subsidiary, or any Person that is an Affiliate of Holdings or any of its Subsidiaries, that in each case is not a Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any acquisition (including by way of merger), Investment, Restricted Payment or other transaction by Holdings or any Restricted Subsidiary permitted pursuant to this Agreement the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing (or, if such a condition does exist, Holdings or any Restricted Subsidiary would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third-party financing not having been available or obtained), (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any Restricted Payment requiring irrevocable notice thereof.

“LLC” means any limited liability company.

“LLC Division” means the statutory division of any LLC into two or more LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other applicable law.

“Loan Document Obligations” means (a) in respect of the Borrower, the due and punctual payment by the Borrower of (i) the principal of the Loans, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) in respect of the Borrower, the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) in respect of each other Loan Party, the due and punctual payment and performance of all the monetary and other obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding, and including any Erroneous Payment Subrogation Rights).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, any Applicable Intercreditor Arrangement, the Agent Fee Letter and any Note delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24.

“Loan Parties” means, collectively, Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, with respect to any other Loan or Borrowing, New York City time.

“LTM EBITDA” means, as of any date, Consolidated EBITDA of Holdings for the most recent Test Period determined on a Pro Forma Basis.

“Luxembourg” means the Grand-Duchy of Luxembourg.

“Luxembourg Holdco” means GrafTech Luxembourg II S.à.r.l., a Luxembourg société à responsabilité limitée, having its registered office at 8-10, Rue Mathias Hardt, L – 1717 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 167199.

“Luxembourg Parent” means GrafTech Luxembourg I S.à.r.l., a Luxembourg société à responsabilité limitée, having its registered office at 8-10, Rue Mathias Hardt, L — 1717 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 167175, and its permitted successors and assigns that are Restricted Subsidiaries.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans and unused Term Commitments, in each case attributable to such Class representing more than 50% of all Term Loans and unused Term Commitments, in each case attributable to such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans, and the unused Term Commitments, of each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Make-Whole Amount” shall mean, as calculated by the Borrower or on behalf of the Borrower by such Person as the Borrower shall designate, with respect to any principal amount of Term Loans subject to a Prepayment Premium Trigger Event and as determined on the date thereof (the “Make-Whole Amount Payment Date”), an amount in cash equal to the excess, if any, of (a) the present value at the Make-Whole Amount Payment Date of the sum of (i) the Prepayment Premium that would be due with respect to such principal amount of Term Loans under Section 2.11(a) if such principal amount were prepaid on December 23, 2026, plus (ii) all required remaining scheduled interest payments that would be due on such Term Loan through (but excluding) December 23, 2026 (excluding accrued but unpaid interest to the Make-Whole Amount Payment Date), calculated assuming that all such interest accrues at the Make-Whole Amount Rate, plus (iii) such principal amount of Term Loans, computed using a discount rate equal to the sum of the Treasury Rate as of the Make-Whole Amount Payment Date plus 50 basis points, over (b) the principal amount of such Term Loans subject to such Prepayment Premium Trigger Event.

For the avoidance of doubt, for any prepayment made on or after December 23, 2026, the Make-Whole Amount shall be zero.

“Make-Whole Amount Rate” means the sum of (1) the Benchmark, calculated based on an Interest Period of 3 months (or such other Corresponding Tenor), as of the date that is 3 Business Days prior to the Make-Whole Amount Prepayment Date and (2) the Applicable Rate with respect to Term Benchmark Loans.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means any circumstance or condition that would reasonably be expected to have a materially adverse effect or impairment, as applicable, on (a) the assets, business, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document to which it is or will be a party or (c) the validity or enforceability of, or the material rights, remedies or benefits, taken as a whole, available to the Administrative Agent, the Collateral Agent or the Lenders under, any Loan Document.

“Material Indebtedness” means (i) the Existing Notes and (ii) Indebtedness for borrowed money (other than the Loan Document Obligations), Capitalized Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or Hedging Obligations, of any one or more of Holdings and the Restricted Subsidiaries or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries in an aggregate principal amount of $75,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Hedging Obligation were terminated at such time.

“Material Intellectual Property” has the meaning set forth in Section 5.18(a).

“Material Non-Public Information” means (a) if Holdings is a public reporting company, material non-public information with respect to Holdings or its Subsidiaries, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws and (b) if Holdings is not a public reporting company, information that is (i) of the type that would be required to be made publicly available if Holdings or any of its Subsidiaries were a public reporting company and (ii) material with respect to Holdings and its Subsidiaries or any of their respective securities for purposes of United States Federal or state securities laws.

“Material Real Property” means real property (including fixtures) located in the United States and owned in fee by any Loan Party with a Fair Market Value, as reasonably determined by the Borrower in good faith, greater than or equal to $5,000,000 (it being agreed that in no event shall an appraisal or other third-party valuation be required unless required by an applicable Requirement of Law).

“Material Subsidiary” means (i) each Wholly-Owned Subsidiary that is a Restricted Subsidiary and that, as of the last day of the fiscal quarter of Holdings most recently ended, had net revenues or total assets for such quarter in excess of 5.0% of the consolidated net revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of Holdings most recently ended net revenues or total assets in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter, Holdings shall designate, at its sole discretion, in writing to the Administrative Agent, one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided further that Holdings may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Holdings is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Mexican Guarantor” means a Guarantor organized or incorporated under the laws of the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, hypothecation, debenture, legal charge or other similar security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the applicable mortgagor. For the avoidance of doubt, no Mortgage shall be required with respect to any Excluded Real Property.

“Mortgaged Property” means (1) the properties set forth on Schedule 1.01(c) and (2) the Material Real Property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.09, Section 5.16, or Section 5.17 (if any).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means the aggregate cash or Cash Equivalents proceeds received by Holdings or any of its Restricted Subsidiaries in respect of (x) any incurrence of any Indebtedness, or (y) any Asset Sale or Permitted Seadrift Equity Disposition, including, for the avoidance of doubt, any cash or Cash Equivalents received upon the sale or other disposition of assets deemed to be Cash Equivalents solely for purposes Section 5.12(a)(2)(b), or Section 5.12(a)(3)(b), in each case, net of the costs relating to such incurrence of Indebtedness, Asset Sale or Permitted Seadrift Equity Disposition and the sale or disposition of such property so designated to be Cash Equivalents, including:

(1) legal, accounting and investment banking fees and underwriting, brokerage and sales commissions;

(2) payments made in order to obtain a necessary consent or required by applicable law;

(3) brokerage and sales commissions;

(4) in the case of an Asset Sale, Permitted Seadrift Equity Disposition or other sale or disposition, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by, or consisting of Capital Stock of, a Restricted Subsidiary;

(5) in the case of an Asset Sale, Permitted Seadrift Equity Disposition or other sale or disposition, the amount of any purchase price or similar adjustment claimed by any Person to be owed by Holdings or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by Holdings or any Restricted Subsidiary, in either case in respect of such Asset Sale or other disposition;

(6) in the case of an Asset Sale, Permitted Seadrift Equity Disposition or other sale or disposition, any relocation expenses incurred as a result thereof;

(7) other fees and expenses, including title and recordation expenses, or taxes paid or payable as a result of such Asset Sale or other disposition or incurrence of Indebtedness or any transactions occurring or deemed to occur to effectuate a payment under this Agreement (before taking into account any available tax credits or deductions, but after taking into account any tax sharing arrangements);

(8) in the case of an Asset Sale, Permitted Seadrift Equity Disposition or other sale or disposition, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Restricted Indebtedness) or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 5.12(b)(1)) to be paid as a result of such transaction; and

(9) in the case of an Asset Sale, Permitted Seadrift Equity Disposition or other sale or disposition, any deduction of appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Notes” means the New 9.875% Notes and the New 4.625% Notes.

“New 4.625% Indenture” means the Indenture, dated as of the Effective Date, among GrafTech Finance, Holdings, the subsidiary guarantors from time to time party thereto, U.S. Bank, as trustee (in such capacity, the “New 4.625% Notes Trustee”) and notes collateral agent (in such capacity, the “New 4.625% Notes Collateral Agent”) governing the New 4.625% Notes.

“New 4.625% Notes” means the 4.625% Second Lien Notes due 2029, issued pursuant to the New 4.625% Indenture.

“New 4.625% Notes Trustee” has the meaning in the definition of “New 4.625% Indenture.”

“New 9.875% Indenture” means the Indenture, dated as of the Effective Date, among GrafTech Global Enterprises Inc., Holdings, the subsidiary guarantors from time to time party thereto, U.S. Bank, as trustee (in such capacity, the “New 9.875% Notes Trustee” and, together with the New 4.625% Notes Trustee, the “New Notes Trustee”) and notes collateral agent (in such capacity, the “New 9.875% Notes Collateral Agent” and, together with the New 4.625% Notes Collateral Agent, the “New Notes Collateral Agent”), governing the New 9.875% Notes.

“New 9.875% Notes” means the 9.875% Second Lien Notes due 2029, issued pursuant to the New 9.875% Indenture.

“New 9.875% Notes Trustee” has the meaning in the definition of “New 9.875% Indenture.”

“New Notes Collateral Agent” has the meaning in the definition of “New 9.875% Indenture.”

“New Notes Trustee” has the meaning in the definition of “New 9.875% Indenture.”

“New Project” shall mean (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by Holdings or any Restricted Subsidiary which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(b).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP

(which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all losses from Investments recorded using the equity method, (c) [reserved], (d) [reserved], (e) depreciation and amortization (including as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges including non-cash charges related to deferred rent and actuarial losses and mark-to-market expense with respect to pension and post-retirement funding; provided that (i) if any non-cash charges represent an accrual or reserve for potential cash items in any future period, then any cash payment in respect of such non-cash charge in such future period shall be subtracted from Consolidated EBITDA for the period in which such cash payment is made, and (ii) Non-Cash Charges for any period shall exclude amortization of a prepaid cash item that was paid in a prior period.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards, stock appreciation rights, equity incentive programs and similar incentive based compensation awards, rights or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(b).

“Non-Defaulting Lenders” means the Lenders other than Defaulting Lenders.

“Non-U.S. Guarantors” means a Subsidiary Loan Party organized or existing under the laws of an Agreed Non-U.S. Jurisdiction.

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly-Owned Subsidiary.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit R, payable to a Lender in a principal amount equal to the principal amount of the Delayed Draw Commitment or Term Loans, in each case of the applicable Class, as applicable, of such Lender.

“Notes Collateral Agent” means the New Notes Collateral Agent.

“Notice of Borrowing” means a Notice of Borrowing substantially in the form of Exhibit T hereto or any other form reasonably approved by the Administrative Agent.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, for the immediately preceding Business Day); provided, however, that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m., New York City time, on such day to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further, however, that if any of the aforesaid rates shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy (including concurso mercantil or quiebra), reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(D).

“Offering Memorandum” has the meaning assigned to such term in the New 9.875% Indenture and New 4.625% Indenture, as applicable.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Agreement and provided to the Administrative Agent.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, for a corporation incorporated in Switzerland a certified excerpt of the relevant commercial register and a certified copy of its articles of association.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of term loans hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Overnight Bank Funding Rate” means, for any date, the rate comprised of the overnight Federal funds borrowings by U.S.-managed banking offices of depositary institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parallel Debt” has the meaning set forth in Section 10.02(b).

“parent company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of Holdings, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) (other than any Permitted Holder) shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Participant” has the meaning assigned to such term in Section 9.04(b).

“Participant Register” has the meaning assigned to such term in Section 9.04(b)(i).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Recipient” has the meaning assigned to it in Section 8.13(a).

“Parties” has the meaning given to such term in the preliminary statements hereto.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of the maturity date applicable to the Loans and/or Commitments of each applicable Class that are held by the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of such Class held by the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) additional or modified covenants, events of default, guarantees or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default, guarantee or other provision is either (i) also added or modified for the benefit of any Loans and Commitments remaining outstanding after the issuance or incurrence of such Loans and/or Commitments, (ii) with respect to any financial maintenance covenant or other covenant only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) or (iii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by Holdings and/or any Subsidiary Loan Party in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans or Delayed Draw Term Loans (it being understood that such Indebtedness may participate on a pro rata basis or a less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of the Initial Term Loans and Delayed Draw Term Loans), unless (1) the Lenders of the Initial Term Loans and the Delayed Draw Term Loans also receive the benefit of such more favorable terms or (2) any such provisions apply only after the Initial Maturity Date and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Applicable Intercreditor Arrangement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holder” means (1) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of Holdings, acting in such capacity and (2) a parent company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Lenders in accordance with the provisions of this Agreement) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) (a) any Investment in a Loan Party (for the avoidance of doubt, including Seadrift prior to a Seadrift Guarantee Release); (b) any Investment by a Restricted Subsidiary that is not a Loan Party in another Restricted Subsidiary that is not a Loan Party, and (c) any Investment by a Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate amount, taken together with all other Permitted Investments made in reliance upon this clause (1)(c) and by Loan Parties in Persons that are not Loan Parties under clause (2) below that are at that time outstanding, not to exceed $17,500,000, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment, provided, that any Investments by Holdings or Restricted Subsidiaries in Seadrift or its Subsidiaries following a Seadrift Guarantee Release shall not be made in reliance upon this clause (1);

(2) any Investment by Holdings or any of its Restricted Subsidiaries in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary; and in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such transaction made pursuant to clause (1)(a) or (1)(b) above;

provided; further, that any such Investment made by a Loan Party in a Restricted Subsidiary that is not a Loan Party shall be limited to an aggregate amount, taken together with all other Permitted Investments by Loan Parties in Persons that are not Loan Parties made in reliance upon this clause (2) and clause (1)(c) above that are at that time outstanding, of $17,500,000, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment; provided, further, that any Investments in Seadrift or its Subsidiaries following a Seadrift Guarantee Release shall not be made in reliance upon this clause (2);

(3) any Investment constituting a Cash Equivalent at the time such Investment is made;

(4) any Investments in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made in accordance with Section 5.12 or any disposition of assets not constituting an Asset Sale, respectively;

(5) any Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date to the extent described in (or incorporated by reference into) the Offering Memorandum or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Effective Date; provided, that the amount of any such Investment or binding commitment may be increased:

(a) as required by the terms of such Investment or binding commitment as in existence on the Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities); or

(b) as otherwise permitted under this Agreement;

(6) any Investment acquired by Holdings or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of Holdings;

(7) Hedging Obligations permitted under Section 5.06(b)(10);

(8) to the extent it constitutes an Investment, any transaction made in accordance with the provisions of Section 5.08(b) except clauses (b)(2), (b)(3) or (b)(5);

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of Holdings or any of its direct or indirect parent companies;

(10) guarantees of Indebtedness permitted under Section 5.06, performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of Holdings or any Restricted Subsidiary in compliance with Section 5.10;

(11) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights or the contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(12) Investments, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding not to exceed $5,000,000, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment; provided that any Investments in Seadrift or its Subsidiaries following a Seadrift Guarantee Release shall not be made in reliance upon this clause (12);

(13) Investments in or relating to a Securitization Subsidiary or any repurchase obligation in connection therewith, including Investments of funds held in accounts required by the arrangements governing such Qualified Securitization Facilities, that in each case, in the good faith determination of Holdings, are necessary or appropriate to incur any Qualified Securitization Facility incurred pursuant to Section 5.06(b)(12)(ii)(A), and reasonably related to the amount of financing provided thereby;

(14) loans and advances to, or guarantees of Indebtedness of, (a) employees, directors, officers, members of management and consultants for business-related travel expenses, moving expenses, entertainment, relocation (including moving expenses and costs of replacement homes), business machines or supplies, automobiles and analogous ordinary business purposes and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices, and (b) future, present and former employees, directors, officers, members of management and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company thereof;

(15) advances, loans, extensions of trade credit and accommodation guarantees in the ordinary course of business by Holdings or any of its Restricted Subsidiaries and prepayments and other credits to suppliers made in the ordinary course of business;

(16) (a) any Investment in any Loan Party (including Seadrift prior to a Seadrift Guarantee Release), or by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and (b) any Investment by any Loan Party in any Restricted Subsidiary that is not a Loan Party in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business that taken together with all other Investments made pursuant to this clause (16)(b) that are at that time outstanding do not exceed $7,500,000, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment; provided that any Investments in Seadrift or its Subsidiaries following a Seadrift Guarantee Release shall not be made in reliance upon this clause (16)(b);

(17) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(18) Investments for prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and trade accounts in the ordinary course of business;

(19) repurchases of the New Notes for cash and Cash Equivalents;

(20) on or after the Seadrift Guarantee Release, Investments in Seadrift from time to time on or after the Effective Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, not to exceed $75,000,000 plus the amount of cash and Cash Equivalents received by a Loan Party in consideration for a Permitted Seadrift Equity Disposition (which shall be contributed to Seadrift substantially concurrently therewith for reinvestment in accordance with Section 5.12), with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment;

(21) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers in the ordinary course of business;

(22) non-cash Investments in connection with tax planning and reorganization activities, which do not have a material adverse effect on Holdings;

(23) [reserved];

(24) [reserved];

(25) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(26) Investments and other acquisitions to the extent that payment for such Investments is made with Equity Interests of Holdings (or any direct or indirect parent thereof) other than Disqualified Stock;

(27) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or any Restricted Subsidiary; and

(28) to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of Holdings and any Restricted Subsidiary.

“Permitted Lender” means (a) any Person that is a Lender on the Fourth Amendment Effective Date under, and as defined in, the Revolving Credit Facilities or (b) any commercial bank that is a bona fide revolving lender.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, health, disability or employee benefits, other social security laws or similar legislation or regulations or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of

Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) outstanding motor vehicle fines and Liens arising or imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or construction contractors’ Liens and other similar Liens, in each case arising in the ordinary course of business and:

(a) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens; or

(b) being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, return-of-money bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice, whether pursuant to statutory requirements, common law or consensual arrangements;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on title policies insuring liens granted on Mortgaged Properties;

(6) Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to Section 5.06(b)(4) and (b)(13); provided, that Liens securing Indebtedness incurred pursuant to:

(a) such clause (b)(4) extend only to the assets so purchased, leased, replaced or improved and proceeds and products thereof as provided therein;

(b) such clause (b)(13):

(i) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property as provided in the terms of the Refinanced Debt, and serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under Section 5.06(b)(2), (b)(3), (b)(13) or (b)(25); and

(ii) if such Liens are consensual Liens that are secured by the Collateral, then the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into an Applicable Intercreditor Arrangement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank (A) if the Liens on the Collateral that secured the Indebtedness that was refinanced by such Refinancing Indebtedness ranked equal in priority with the Liens on the Collateral securing the Secured Obligations, at the option of Holdings, either equal in priority (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations or junior in priority to the Liens on the Collateral securing the Secured Obligations, or (B) if the Liens on the Collateral that secured the Indebtedness that was refinanced by such Refinancing Indebtedness ranked junior in priority to the Liens on the Collateral securing the Secured Obligations, junior in priority to the Liens on the Collateral securing the Secured Obligations but, in any event, shall not be required to enter into any such agreement with respect to any Collateral consisting of cash and Cash Equivalents;

(7) Liens existing on the Effective Date (other than Liens securing the Revolving Credit Facilities, the Secured Obligations or the New Notes);

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the obligations to which such Liens relate and, if such property, shares or assets constitute Collateral, the Lien thereon pursuant to this clause (8) shall be equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Secured Obligations;

(9) Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after acquired-property) that secured the obligations to which such Liens relate and, if such property, shares or assets constitute Collateral, the Lien thereon pursuant to this clause (9) shall be equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Secured Obligations;

(10) Liens (other than, if granted in favor of any Person that is not the Borrower or a Guarantor, Liens on the Collateral ranking on an equal or senior priority basis to the Liens on the

Collateral securing the Secured Obligations) securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with Section 5.06;

(11) Liens:

(a) securing Hedging Obligations of Holdings or any Restricted Subsidiary permitted to be entered into under this Agreement;

(b) on cash and Cash Equivalents on deposit with banks or other financial institutions securing Indebtedness or other obligations arising in connection with transactions contemplated by Section 5.06(b)(19); or

(c) on cash and Cash Equivalents used to defease or satisfy or discharge any Indebtedness of Holdings or any Restricted Subsidiary if such defeasance or satisfaction and discharge is permitted under this Agreement;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (or other agreement under which Holdings or any Restricted Subsidiary has granted rights to end users to access and use Holdings’ or any Restricted Subsidiary’s products, technologies or services) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit, or that require annual or periodic payments as a condition to the continuance thereof;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(15) Liens in favor of any Loan Party;

(16) Liens on equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings’ or its Restricted Subsidiaries’ clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility incurred pursuant to Section 5.06(b)(12)(ii)(A)(y);

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modifications, refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, that:

(a) such new Lien shall be limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property as provided for in the terms of the original Lien) that secured the original Lien (plus improvements and accessions on such property) and proceeds and products thereof;

(b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Agreement; and

(ii) the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs, accrued interest and other costs and expenses incurred in connection with such modification, refinancing, refunding, extension, renewal or replacement; and

(c) if such Liens are consensual Liens that are secured by the Collateral, then the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into an Applicable Intercreditor Arrangement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank (A) if the Liens on the Collateral that secured the Indebtedness that was refinanced ranked pari passu with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies), at the option of Holdings, either pari passu (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations or junior in priority to the Liens on the Collateral securing the Secured Obligations or (B) if the Liens on the Collateral that secured the Indebtedness ranked junior in priority to the Liens on the Collateral securing the Secured Obligations, junior in priority to the Liens on the Collateral securing the Secured Obligations but, in any event, shall not be required to enter into any such agreement with respect to any Collateral consisting of cash and Cash Equivalents;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or self-insurance arrangements;

(20) Liens:

(a) constituting the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(b) arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods in the ordinary course of business or consistent with industry practice; and

(c) arising by operation of law under Article 2 of the Uniform Commercial Code;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(a)(5);

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens:

(a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and

(c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off:

(a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness;

(b) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries; or

(c) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens arising from Personal Property Security Act financing statement filings regarding leases entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(28) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(30) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located; provided, that such ground leases are entered into in the ordinary course of business and do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(31) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(32) Liens on Capital Stock or other securities of:

(a) any joint venture (i) that secures Indebtedness or other obligations of such joint venture or such joint venture’s Subsidiaries (other than Liens on Equity Interests of Seadrift and/or its Subsidiaries), or (ii) pursuant to the relevant joint venture agreement or arrangement; or

(b) a Person that is not a Subsidiary of Holdings that secure Indebtedness or other obligations of such Person or such Person’s Subsidiaries;

(33) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment or other acquisition permitted under this Agreement to be applied against the purchase price for such Investment or other acquisition or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition permitted under this Agreement (including any letter of intent or purchase agreement with respect to such Investment or disposition), or (b) consisting of an agreement to dispose of any property in a disposition permitted under this Agreement, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(34) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by Holdings or any of the Restricted Subsidiaries in the ordinary course of business;

(35) deposits of cash with the owner or lessor of premises leased and operated by Holdings or any of its Subsidiaries in the ordinary course of business of Holdings and such Subsidiary to secure the performance of Holdings’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(36) Liens on the Collateral securing obligations in respect of (a) the New Notes or any guarantees in respect thereof (other than Additional 4.625% Notes or Additional 9.875% Notes or guarantees in respect of such Additional 4.625% Notes or Additional 9.875% Notes); provided that such Liens shall be junior to the Liens on the Collateral securing the Secured Obligations pursuant to the terms of an Applicable Intercreditor Arrangement; and (b) Indebtedness permitted to be incurred pursuant to Section 5.06(b)(25); provided, that the Indebtedness secured thereby shall be incurred as Additional 4.625% Notes, Additional 9.875% Notes or otherwise Indebtedness that is secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Secured Obligations pursuant to the terms of an Applicable Intercreditor Arrangement;

(37) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided, such satisfaction or discharge is permitted hereunder;

(38) Liens securing (A) Indebtedness not for borrowed money in an aggregate principal amount outstanding at any one time and secured under this clause 38(A) not to exceed $5,000,000 and (B) obligations in respect of Indebtedness permitted to be incurred pursuant to Section 5.06(b)(12)(ii)(A) (other than clause (b)(12)(ii)(A)(y)) or Section 5.06(b)(12)(ii)(B); provided, that if such Liens pursuant to this clause (B) are consensual Liens that are secured by the Collateral, then:

(a) in the case of Indebtedness incurred in reliance on Section 5.06(b)(12)(ii)(A), (other than clause (b)(12)(ii)(A)(y)) the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into an Applicable Intercreditor Arrangement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of Holdings, equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Secured Obligations; and

(b) in the case of Indebtedness incurred in reliance on Section 5.06(b)(12)(ii)(B), the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into an Applicable Intercreditor Arrangement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations;

(39) Liens securing obligations in respect of Indebtedness permitted to be incurred under any Credit Facility incurred pursuant to Section 5.06(b)(1) (other than in respect of any Permitted Unsecured Refinancing Debt), including Liens created under the Loan Documents; provided, that if such Liens are consensual Liens that are secured by the Collateral, then:

(a) in the case of Indebtedness incurred in reliance on Section 5.06(b)(1)(i)or (ii) (unless incurred under the Loan Documents), the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into an Applicable Intercreditor Arrangement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of Holdings, equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Secured Obligations; and

(b) in the case of Indebtedness incurred in reliance on Section 5.06(b)(1)(iii), the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into an Applicable Intercreditor Arrangement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations;

(40) Liens securing, or otherwise arising from, judgments, decrees or attachments not constituting an Event of Default under this Agreement;

(41) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any governmental authority;

(42) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(43) Liens arising from or constituting non-exclusive licenses or sublicenses, or other similar grants of rights, to Intellectual Property;

(44) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments, in each case within the general parameters customary in the banking or finance industry;

(45) Liens or security given to public utilities or to any municipality or governmental authority when required by the utility, municipality or governmental authority in connection with the supply of services or utilities to Holdings and any Restricted Subsidiaries, in each case in the ordinary course of business or consistent with industry practice;

(46) servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person that are entered into in the ordinary course of business or that are otherwise consistent with past practice; provided, the same do not result in a substantial and prolonged interruption or disruption of the business activities of Holdings and the Restricted Subsidiaries, taken as a whole;

(47) the rights reserved to or vested in any Person or governmental authority by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(48) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, that such Liens or covenants do not interfere with the ordinary conduct of business of Holdings or any Restricted Subsidiary; provided, further, that Holdings or the applicable Restricted Subsidiary are in compliance with any such covenants;

(49) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of Holdings or any Restricted Subsidiary under Environmental Laws to which any such Person is subject;

(50) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(51) Liens securing any obligation arising in the ordinary course of business that is secured by a Lien on any collateral in favor of a governmental authority, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other taxes, workers compensation, governmental royalties and stumpage or pension fund obligations;

(52) any interest or title of a lessor or licensee under any operating lease or license entered into by Holdings or any Restricted Subsidiary in the ordinary course of its business or consistent with industry practice and covering only the assets so leased or licensed (and any Liens on the interest of such lessor in such leased asset); and

(53) leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) that do not (a) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

provided, that, following a Seadrift Guarantee Release, any Lien on the Equity Interests of Seadrift held by Holdings or any of its Restricted Subsidiaries that secures Indebtedness for borrowed money shall only be permitted to the extent that such Indebtedness for borrowed money is incurred pursuant to Section 5.06(b)(1)(i) or (ii), (b)(2), (b)(12)(ii) (other than clauses (A)(y) or (C) thereof), (b)(14) (only to the extent such Indebtedness is incurred by Loan Parties and is secured by Liens on the Collateral) or (b)(25) (or clauses (b)(13) or (b)(26), to the extent relating to the foregoing Indebtedness) and any other First Lien Indebtedness or Second Priority Obligations constituting Indebtedness for borrowed money permitted under this Agreement (it being understood that the foregoing shall not restrict Liens that do not secure Indebtedness for borrowed money).

“Permitted Seadrift Equity Disposition” means any sale, conveyance, transfer, joint venture, partnership or other disposition that (A) has a bona fide business purpose (as determined in good faith by Holdings) and (B) is not for the purpose of effectuating a Liability Management Transaction (as determined in good faith by Holdings), whether in a single transaction or a series of related transactions, and whether such disposition is made in corporate, partnership or other legal form, between Seadrift and/or one or more Subsidiaries of Holdings that at such time hold the Equity Interests in Seadrift, on the one hand, and a Third Party, on the other hand, in accordance with Section 5.12; provided that:

(1) after such disposition, at least 5%, but less than 50%, of the Equity Interests in Seadrift are held by a Third Party;

(2) Holdings and its Restricted Subsidiaries shall retain greater than 50% of the voting and economic Equity Interests in Seadrift;

(3) the Coverage Test Ratio (determined at the time of such disposition) is no less than 1.60 to 1.00; and

(4) at the time of such disposition, and after giving effect to any substantially concurrent dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by a Loan Party, Investments by Holdings and Restricted Subsidiaries in Seadrift and its Subsidiaries must be permitted by clauses (5) (as an Investment existing on the Effective Date) or (20) of the definition of “Permitted Investments” or clause (9) of Section 5.07(b).

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by Holdings and/or any Subsidiary Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis to the Secured Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans and Delayed Draw Term Loans, unless (1) the Lenders of the Initial Term Loans and Delayed Draw Term Loans also receive the benefit of such more favorable terms or (2) any such provisions apply only after the Initial Maturity Date, and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Applicable Intercreditor Arrangement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of senior unsecured notes or senior unsecured loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans and Delayed Draw Term Loans, unless (1) the Lenders of the Initial Term Loans and Delayed Draw Term Loans also receive the benefit of such more favorable terms or (2) any such provisions apply only after the Initial Maturity Date, and (iii) such Indebtedness is not secured by any Lien on any property or assets of Holdings, the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in the last paragraph of Section 5.01(i).

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending eighteen (18) months following the date on which such Specified Transaction is consummated.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means the incurrence by Holdings or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 5.06 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Other Term Loans which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Premium” means, in connection with any Prepayment Premium Trigger Event:

(a) prior to December 23, 2026, the Make-Whole Amount with respect to the aggregate principal amount of the Term Loans being repaid, prepaid, redeemed, accelerated (or deemed accelerated) or mandatorily assigned on such date;

(b) from and after December 23, 2026 to, but excluding, December 23, 2027, an amount equal to 2.00% of the aggregate principal amount of the Term Loans being repaid, prepaid, redeemed, accelerated (or deemed accelerated) or mandatorily assigned on such date; and

(c) from and after December 23, 2027, 0.00%.

“Prepayment Premium Trigger Event” means the date of the occurrence of any of the following: (i) a voluntary or mandatory prepayment (for the avoidance of doubt, subject to the satisfaction or waiver of any conditions thereto) pursuant to the provisions set forth under Section 2.11(a)(i) or (b) of this Agreement (solely with respect to the Term Loans to be prepaid on such date), any refinancing, exchange, prepayment or repayment of the Term Loans (solely with respect to the Term Loans to be refinanced, exchanged, prepaid or repaid), or mandatory assignment of Term Loans by a Lender pursuant to Section 2.19(b) or by a Non-Consenting Lender pursuant to Section 9.02(c), or (ii) an acceleration of the Loan Document Obligations for any reason (including because of the occurrence and continuance of any Event of Default, the commencement of any bankruptcy, examinership, reorganization, insolvency or liquidation proceeding or other proceeding pursuant to any applicable Bankruptcy Law, sale, disposition, or encumbrance (including that by operation of law or otherwise) or a satisfaction or release by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means); provided, however, that, notwithstanding anything herein to the contrary, any repayment or prepayment of Loans in accordance with the provisions set forth in Section 5.03 or Section 5.12 shall, in either case, not constitute a Prepayment Premium Trigger Event.

“Prime Rate” means, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Adjustment” means, for any relevant period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of Holdings, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period, in each case in connection with the combination of the operations of such Pro Forma Entity with the operations of Holdings and the Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period and (B) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Equity Interests in any Subsidiary or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded and (B) in the case of an Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness and (iii) any Indebtedness incurred or assumed by Holdings or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA (including the caps set forth therein) and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings or any of its Restricted Subsidiaries and (z) factually supportable and quantifiable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Disposal Adjustment” means, for any relevant period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by Holdings in good faith as a result of contractual arrangements between Holdings or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represents an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for such period.

“Process Agent” means Holdings with offices at 982 Keynote Circle, Brooklyn Heights, Ohio, 44131, U.S.A. (or such other address in New York, U.S.A. as is reasonably acceptable to the Collateral Agent).

“Process Agent Mexican Power of Attorney” means an irrevocable special power of attorney for lawsuits and collections (poder especial irrevocable para pleitos y cobranzas), substantially in the form attached hereto as Exhibit G, duly executed in Spanish by the Mexican Guarantors in favor of the Process Agent in the presence of a Mexican notary public.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Proposed Change” has the meaning assigned to such term in Section 9.02(b).

“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to Holdings’ or its Restricted Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.

“Public Lender” has the meaning assigned to such term in the last paragraph of Section 5.01(i).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.21.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the applicable Restricted Subsidiary or Securitization Subsidiary; and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings); or (2) constituting a receivables financing facility.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(2).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P shall not make a rating on the Term Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings which shall be substituted therefor.

“Rating Date” means the date that is 90 days prior to the earliest of (1) a Change of Control, (2) the date of public notice of the occurrence of a Change of Control and (3) the date of public notice of the intention by Holdings to effect a Change of Control.

“Rating Decline” means the occurrence of the events described in (1) or (2) of this definition on, or within 90 days after the earliest of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control and (z) the date of public notice of the intention of Holdings to effect a Change of Control (which 90-day period shall be extended so long as the rating of the Term Loans is under publicly announced consideration for possible downgrade by a Rating Agency): (1) if the Term Loans are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Term Loans shall be reduced so that the Term Loans are rated below Investment Grade by both Rating Agencies; or (2) if the Term Loans are rated below Investment Grade by at least one Rating Agency, the ratings of the Term Loans by both Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) and the Term Loans are then rated below Investment Grade by both Rating Agencies.

“RCS Luxembourg” means the register of commerce and companies of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Refinancing Indebtedness” means (x) Indebtedness incurred by Holdings or any Restricted Subsidiary, (y) Disqualified Stock issued by Holdings or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock, including Refinancing Indebtedness, so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs and other costs and expenses incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Refinanced Debt;

(2) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(3) such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date);

(4) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (a) Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Loans at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased (as determined by Holdings in good faith) or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively or (c) Refinanced Debt that is secured by Collateral, such Refinancing Indebtedness is secured on an equal or junior priority basis relative to the Liens on the Collateral securing the Refinanced Debt, or is unsecured; provided, that any such Refinancing Indebtedness shall be subject to an Applicable Intercreditor Arrangement;

(5) (A) such Refinancing Indebtedness is not incurred or guaranteed by a Subsidiary of Holdings that was not an obligor in respect of the Refinanced Debt, and (B) (x) in the case of Refinancing Indebtedness incurred in respect of Indebtedness incurred under Section 5.06(b)(1), if the Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral and (y) with respect to all other Indebtedness, if such Refinancing Indebtedness is secured, it is not secured by any assets or property of Holdings or any of its Subsidiaries other than the same assets as the assets securing the Refinanced Debt; and

(6) the prepayment provisions (other than call protection), covenants and events of default applicable to the Refinancing Indebtedness are not, taken as a whole (as determined by Holdings in good faith), more restrictive to the obligors in respect thereof than the Refinanced Debt (other than prepayment provisions, covenants and other events of default that (a) only apply following the maturity date of the Term Loans or (b) are incorporated for the benefit of Lenders).

“Register” has the meaning assigned to such term in Section 9.04(a)(iii).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates and the permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, including the environment within any building or any occupied structure, facility or fixture.

“Relevant Governmental Body” means with respect to a Benchmark Replacement in respect of Loans denominated in dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Term Benchmark Borrowing denominated in dollars, the Term SOFR Rate.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50% of the outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of, and the unused Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Indebtedness” means, collectively, Subordinated Indebtedness and Junior Indebtedness (including, for the avoidance of doubt, the Existing Notes).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 5.07(a).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings (including the Borrower). For the avoidance of doubt, following a Permitted Seadrift Equity Disposition, Seadrift and its Subsidiaries shall remain Restricted Subsidiaries.

“Revolving Credit Agreement” has the meaning given such term in the definition of “Revolving Credit Facilities.”

“Revolving Credit Facilities” means, collectively, the senior secured revolving facility under that certain credit agreement dated as of the Effective Date that amends, restates or otherwise replaces that certain credit agreement dated as of February 12, 2018, as amended by the First Amendment dated as of June 15, 2018, as further amended by the Second Amendment dated as of February 17, 2021, as further amended by the Third Amendment dated as of May 31, 2022, as further amended by the Fourth Amendment dated as of the Effective Date, and as amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Revolving Credit Agreement”), by and among Holdings, the borrowers and guarantors party thereto, JPMorgan Chase Bank N.A., as the administrative agent and collateral agent, and the lenders and other entities party thereto, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof, in whole or in part, whether under any of the foregoing facilities or any other revolving credit facility or arrangement, including any one or more of the foregoing that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that any such increase in borrowings or issuances is permitted under Section 5.06 and, if applicable, Section 5.10) or that adds additional borrowers or guarantors thereunder, and whether with the same or any other agent, trustee, lender, holder or group of agents, trustees, lenders or holders.

“Revolving Credit Facilities Collateral Agent” means the collateral agent for the lenders and other secured parties under the Revolving Credit Facilities, together with its successors and permitted assigns under the Revolving Credit Facilities.

“Revolving Credit Facilities Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctioned Country” means, at any time, a country, region or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including sanctions enforced by the United States Department of Treasury’s Office of Foreign Assets Control or the United States Departments of

State), the United Nations Security Council, the European Union, any European Union member state in which Holdings or a Restricted Subsidiary is organized, located or operates, or His Majesty’s Treasury of the United Kingdom.

“Seadrift” means Seadrift Coke L.P., a Delaware limited partnership and/or any successor thereof, which owns the Seadrift Facility or, at the election of Holdings, a holding company that owns 100% of the Equity Interests in Seadrift Coke L.P. and only de minimis other assets at the time of the Seadrift Guarantee Release (“Seadrift Holdco”).

“Seadrift Facility” means the facility located in Port Lavaca, Texas.

“Seadrift Guarantee Release” means the release of Seadrift as a Subsidiary Loan Party pursuant to Section 9.14.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Priority Obligations” means, collectively, (1) the New Notes and (2) any other Indebtedness that is secured (x) by Liens on the Collateral on a junior priority basis with respect to the Liens securing the Loan Document Obligations and (y) on a senior or pari passu basis with respect to the Liens securing the New Notes.

“Secured Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” means the Loan Document Obligations.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Securitization Assets” means:

(1) the accounts receivable and other assets related thereto subject to a Qualified Securitization Facility permitted under Section 5.06(b)(12)(ii)(A)(y) and the proceeds thereof; and

(2) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any of one or more receivables or securitization financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Holdings or any of its Restricted Subsidiaries (other than Seadrift and its Subsidiaries) sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (1) a Person that is not a Restricted Subsidiary or (2) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility permitted under Section 5.06(b)(12)(ii)(A)(y).

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Qualified Securitization Facilities permitted under Section 5.06(b)(12)(ii)(A)(y) and other activities reasonably related thereto.

“Security Documents” means the Collateral Agreement, the Foreign Security Agreements, the Mortgages, the Control Agreements and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, or Section 5.09, 5.16 or 5.17 to secure any of the Secured Obligations.

“Senior Indebtedness” means any Indebtedness of the Borrower or a Guarantor unless the terms thereof expressly provide that such Indebtedness is subordinated in right of payment to the Loans or the relevant Guarantee.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu or junior basis with the Secured Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Effective Date.

“Similar Business” means:

(1) any business conducted or proposed to be conducted by Holdings or any of its Restricted Subsidiaries on the Effective Date; or

(2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries conduct or propose to conduct on the Effective Date.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(2).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(iii)(A) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(B).

“Specified Discount Prepayment Notice” means an irrevocable written notice of Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(iii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response” means the irrevocable written response by a Term Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(2).

“Specified Event of Default” means an Event of Default under Section 7.01(a)(1), (a)(2), or (a)(6).

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(C).

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Term Loans (for the avoidance of doubt, other than the New Notes and any other Second Priority Obligations); and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to its Guarantee of the Term Loans (for the avoidance of doubt, other than the New Notes and any other Second Priority Obligations).

“subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total outstanding shares of Capital Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner, member or trustee.

“Subsidiary” means any subsidiary of Holdings (unless otherwise specified). “Subsidiaries” has the meaning correlative thereto.

“Subsidiary Loan Party” means each Restricted Subsidiary of Holdings (other than the Borrower) that is a party to any Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Article VI.

“Supply Chain Arrangement” means each of the existing agreements between GrafTech Mexico S.A. de C.V. and Grupo Financiero Banorte, S.A.B. de C.V. under which Grupo Financiero Banorte, S.A.B. de C.V. buys raw materials and other supplies which it resells to GrafTech Mexico S.A. de C.V. on longer payment terms and other similar supply chain contracts of Foreign Subsidiaries, in each case entered into to obtain longer payment terms for the purchase of raw materials and other supplies; provided that (1) the aggregate amount owed by Foreign Subsidiaries under all such agreements at any time shall not exceed $25,000,000 and (2) the payment terms shall not be longer than 90 days under any such agreement.

“Supported QFC” has the meaning set forth in Section 9.21.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swissco” means GrafTech Switzerland SA, a Swiss corporation, with its registered seat in Bussigny (UID-No. CHE-108.692.436).

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Federal Withholding Tax Act.

“Swiss Guarantor” means a Guarantor which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Withholding Tax” means the tax imposed based on the Swiss Federal Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer) together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.

“Tax Group” has the meaning assigned to such term in Section 5.07(b)(14).

“Tax Receivables Agreement” means that certain tax receivables agreement, dated as of April 23, 2018, between Holdings and Brookfield Asset Management Inc, as amended.

“Taxes” mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Commitment” means an Initial Term Commitment, Delayed Draw Commitment, any commitment with respect to any Incremental Term Facility of any Class or any Other Term Commitment of any Class, as the context requires.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Credit Facilities” means the initial term loan and delayed draw term loan credit facilities under this Agreement, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection herewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof, in whole or in part, whether under any of the foregoing facilities or any other credit facility, any indenture or fiscal agency agreement, any commercial paper facility, any letter of credit facility or any other financing agreement or arrangement, including any one or more of the foregoing that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that any such increase in borrowings or issuances is permitted under Section 5.06 and, if applicable, Section 5.10) or that adds additional borrowers or guarantors thereunder, and whether with the same or any other agent, trustee, fiscal agent, lender, investor, holder or group of agents, trustees, fiscal agents, lenders, investors or holders.

“Term Loans” means Initial Term Loans, Other Term Loans, Delayed Draw Term Loans and Incremental Term Loans, as the context requires.

“Term SOFR” means with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 9:00 a.m. (New York City time) two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor. For the avoidance of any doubt, no credit spread adjustment shall be payable with respect to Term SOFR.

“Term SOFR Determination Day” has the meaning given such term in the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Term SOFR Loan for any Interest Period, an interest rate per annum equal to the Term SOFR for such Interest Period; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. For the avoidance of any doubt, no credit spread adjustment shall be payable with respect to any Term SOFR Loan.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the date on which all Commitments have expired or been terminated, all Secured Obligations have been paid in full in cash (other than contingent indemnification obligations not yet accrued and payable).

“Test Period” in effect at any time means Holdings’ most recently ended four fiscal quarters for which internal financial statements are available (as determined in good faith by Holdings).

“Third Party” means any Person, other than Holdings, its Subsidiaries or any of their respective Affiliates.

“Title Company” means a national title insurer chosen by the Borrower and reasonably approved by the Administrative Agent.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings or any Subsidiary in connection with the Transactions.

“Transactions” has the meaning given to such term in the Offering Memorandum.

“Treasury Rate” means, as of any Make-Whole Amount Prepayment Date, the most recent yield to maturity as of such date of United States Treasury securities with a constant maturity most nearly equal to the period from the date to December 23, 2026 (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System), or, if such statistical release is no longer published, any source of similar market data, that is publicly available as of two Business Days prior to the date); provided, that if the period from the date to such date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of Holdings dated September 30, 2024, and the related consolidated income statement and cash flows of Holdings for the three fiscal quarters ended on that date.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.21.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56 (signed into law on October 26, 2001)), as amended from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” means, at any time, a Restricted Subsidiary, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required under applicable law) is owned at such time by Holdings and/or by one or more Restricted Subsidiaries that also qualify as Wholly-Owned Subsidiaries of Holdings.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Delayed Draw Term Loan”) or by Type (e.g., a “Term Benchmark Loan” or “ABR Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(a) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Consolidated Gross First Lien Leverage Ratio, the Consolidated Total Gross Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Interest Coverage Ratio and any other financial ratio or test shall be calculated on a Pro Forma Basis, including to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, as applicable, and in making any determination on a Pro Forma Basis, such calculations shall be made in good faith by a Financial Officer and shall be conclusive absent manifest error.

Section 1.05. Effectuation of Transactions. All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of each of Holdings, the Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

Section 1.06. Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of (a) determining compliance with any provision of this Agreement that requires the calculation of the Consolidated Gross First Lien Leverage Ratio, the Consolidated Total Gross Leverage Ratio, Consolidated Total Net Leverage Ratio or the Interest Coverage Ratio, (b) determining whether a Default or Event of Default shall have occurred and be continuing or (c) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA), in each case at the option of Holdings (Holdings’ election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements with respect to such Limited Condition Transaction, the date of determination of whether any such action shall be permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date, Holdings or the applicable Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded (or, with respect to the Interest Coverage Ratio, not reached) as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDA of Holdings and its Restricted Subsidiaries or fluctuations in Consolidated EBITDA of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded (or, with respect to the Interest Coverage Ratio, not reached) as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreements for such Limited Condition Transaction are terminated or expire without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other Specified Transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreements with respect thereto have been terminated or expire. Notwithstanding the foregoing, Holdings may at any time withdraw any LCT Election, in which case any Indebtedness and Liens incurred in reliance on such LCT Election in accordance with the foregoing outstanding at such time, if any, shall be deemed to be incurred on the date of such withdrawal.

Section 1.07. Mexican Terms.(a) Any step or procedure taken in connection with insolvency proceedings includes concurso mercantil or any other equivalent legal proceeding and any step or proceeding related to it has the meaning attributed to them under the Ley de Concursos Mercantiles;

(b) an administrator, provisional liquidator, conservator, receiver, trustee or custodian includes a conciliador or síndico;

(c) “winding-up”, “administration” or “dissolution” includes, without limitation, disolución, liquidación, or administración concursal or any other similar proceedings;

(d) a “limited liability company”, means a variable capital limited liability company (sociedad de responsabilidad limitada de capital variable) or a variable capital stock corporation (sociedad anónima de capital variable); and

(e) “security” includes any mortgage (hipoteca), pledge (prenda) (with or without transfer of possession), agreement or arrangement having a similar effect and any transfer of title or possession by way of security and, in general, any in rem right governed by Mexican law.

Section 1.08. Spanish Terms and Definitions.

In this Agreement:

(a) “Spanish Guarantor” means a Guarantor incorporated in Spain;

(b) “Spanish Civil Code” means the Spanish Código Civil, as amended from time to time.

(c) “Spanish Civil Procedural Act” means the Ley 1/2000 de 7 de enero, de Enjuiciamiento Civil, as amended from time to time.

(d) “Spanish Commercial Code” means the Royal Decree of 22 August 1885 (Real decreto de 22 de agosto de 1885 por el que se publica el Código de Comercio), as amended or superseded from time to time.

(e) “Spanish Companies Act” means the Royal Legislative Decree 1/2010, of 2 July, whereby the companies act is approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended or superseded from time to time.

(f) “Spanish Insolvency Act” means the Legislative Royal Decree 1/2020, of 5 May (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), which repealed the Act 22/2003 of 9 July, on Insolvency (Ley 22/2003, de 9 de julio, Concursal), as amended or superseded from time to time.

(g) “Spanish Machinery” means the industrial machinery identified in the Spanish Mortgages, owned by GrafTech Ibérica, S.L. and located at the Spanish Manufacturing Plant.

(h) “Spanish Manufacturing Plant” means the following real estate plots owned by GrafTech Ibérica, S.L., which together comprise a manufacturing plant: (i) plot no. 2,571 of the Land Registry of Pamplona no. 3 located in Orcoyen and Arazuri, Navarra (Spain); (ii) plot no. 7,534 of the Land Registry of Pamplona no. 3 located in Ororbia, Navarra (Spain); and (iii) plot no. 12,505 of the Land Registry of Pamplona no. 3 located in Orcoyen and Arazuri, Navarra (Spain).

(i) “Spanish Mortgaged Assets” means (i) the Spanish Manufacturing Plant; and (ii) the Spanish Machinery.

(j)  “Spanish Mortgages” means each of the following Spanish law mortgages to be granted by GrafTech Ibérica, S.L. within 90 days following the Effective Date to secure the Revolving Credit Facilities Obligations: (i) the first-ranking real estate mortgage over the Spanish Manufacturing Plant; and (ii) the first-ranking chattel mortgage over the Spanish Machinery.

(k) “Spanish Public Document” means a Spanish law documento público, being either an escritura pública or a póliza o efecto intervenido por notario español.

Where it relates to a person incorporated in Spain, and unless the contrary intention appears, a reference to:

(l) administration or insolvency and any step or proceeding relating to it has the meaning attributed to them under the Spanish Insolvency Act, including without limitation (i) a declaración de concurso necesario o voluntario, as well as any filing for voluntary insolvency (solicitud de inicio del procedimiento de concurso voluntario), the request of declaration of insolvency by a third party (solicitud de concurso por acreedores), a declaration of insolvency (auto de declaración de concurso); (ii) any petition filed to a competent court pursuant to articles 585 et seq., and 635 et seq. of the Spanish Insolvency Act, and any petition to appoint a restructuring expert pursuant to articles 672 et seq. of the Spanish Insolvency Act; and (iii) a judicial or out-of-court composition agreement (convenio judicial o extrajudicial con acreedores or transacción judicial o extrajudicial) or any filing for a workout homologation petition (solicitud de homologación de un plan de reestructuración). A person being unable to pay its debts includes that person being in a state of insolvencia or in concurso according to the Spanish Insolvency Act;

(m) control has the meaning stated under article 42 of the Spanish Commercial Code;

(n) financial assistance means (i) in respect to a Spanish obligor incorporated as a Sociedad Anónima, financial assistance under article 150 of the Spanish Companies Act; and (ii) in respect to a Spanish obligor incorporated as a Sociedad de Responsabilidad Limitada, financial assistance under article 143 of the Spanish Companies Act;

(o) winding up or dissolution includes, without limitation, disolución or liquidación, or any other similar proceedings and shall be used in those circumstances as regulated under Spanish law from time to time;

(p) a liquidator, receiver, administrative receiver, administrator or compulsory manager includes, without limitation, mediador concursal, administrador del concurso, administración concursal or a liquidador or any other person or entity performing the same or a similar function;

(q) a composition or arrangement or similar arrangement with any creditor includes, without limitation, a convenio de acreedores or plan de reestructuración to be judicially sanctioned for the purposes of the Spanish Insolvency Act or any agreement under Title II or Title III of the Second Book of the Spanish Insolvency Act;

(r) a person being unable to pay its debts means that person being in a state of concurso as defined in the Spanish Insolvency Act;

(s) a security interest or a collateral means any in rem or garantía real and any transfer by way of security (including any financial collateral under Spanish law including the security granted under Spanish RDL 5/2005);

(t) a security interest includes any real estate mortgage (hipoteca inmobiliaria), chattel mortgage (hipoteca mobiliaria), pledge (prenda) (with or without transfer of possession), financial collateral agreement (garantía financiera pignoraticia) and, in general, any in rem security right governed by Spanish law;

(u) a guarantee includes any accessory personal guarantee (fianza), performance bond (aval), joint and several guarantee (garantía solidaria) and first demand guarantee (garantía a primer requerimiento);

(v) set-off would include to the extent legally possible the rights to compensate under Spanish RDL 5/2005; and

(w) penalty means cláusula penal.

Section 1.09. Currency Equivalents Generally(a) . For purposes of any determination under Article V, Article VI, or Article VII with respect to the amount of any Indebtedness, Lien, Restricted Payment, Investment, disposition, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”) in a currency other than dollars, (i) the equivalent amount in dollars of a specified transaction in a currency other than dollars shall be calculated based on the rate of exchange displayed by ICE Data Services (or, if such service ceases to be available, the rate of exchange determined by the Administrative Agent using any method of determination it reasonably deems appropriate and that is agreed to by Holdings) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than dollars, and the relevant refinancing or replacement would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 5.06 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in the immediately preceding clause (i). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than dollars shall be translated into dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedging Obligations permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the dollar equivalent amount of such Indebtedness.

Section 1.10. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The

Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, SOFR, the Term SOFR Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, SOFR, the Term SOFR Rate, the Term SOFR Reference Rate, or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, SOFR, the Term SOFR Rate, the Term SOFR Reference Rate, or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, SOFR, the Term SOFR Rate, the Term SOFR Reference Rate, or Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.11. Swiss Terms. In this Agreement, where it relates to any Swiss entity or Lien, a reference to:

(a) receiver, administrative receiver, administrator, trustee in bankruptcy, custodian, conservator, liquidator, receiver manager, compulsory manager, monitor or similar officer includes any:

(i) Sachwalter appointed in accordance with the Swiss Federal Act on Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs; SR 281.1, “Swiss Federal Act on Debt Enforcement and Bankruptcy, DEBA”);

(ii) Liquidator appointed in accordance with the Swiss Code of Obligations (Schweizerisches Obligationenrecht; SR 220, “Swiss Code of Obligations, CO”) or the Swiss Federal Act on Debt Enforcement and Bankruptcy; and

(iii) Konkursamt, Konkursverwaltung or Sanierungsbeauftragter (including a supervisory authority acting in any such capacity) or any of its officials or employees, any Liquidator or Sachwalter or other officer appointed in accordance with the Swiss Federal Act on Debt Enforcement and Bankruptcy;

(b) a liquidation, winding-up, administration or dissolution includes, without limitation, bankruptcy, liquidation, composition with creditors or moratorium includes:

(i) a filing for the declaration of bankruptcy (Antrag auf Konkurseröffnung) or a formal declaration of bankruptcy (Konkurseröffnung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy;

(ii) the filing for a request for a moratorium (Gesuch um Nachlasstundung) or a grant of a moratorium (provisorische oder definitive Nachlassstundung/Stundung/Notstundung) or protective measures (Schutzmassnahmen/sichernde Massnahmen) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy; and

(iii) a moratorium on any of its indebtedness, its dissolution or liquidation;

(c) a person being unable to pay its debts includes that person being in a state of inability to make payments (Zahlungsunfähigkeit) and being over-indebted (Überschuldung); and

(d) a director or a manager includes in relation to a company limited by shares (Aktiengesellschaft) a member of the board of directors (Verwaltungsrat) or a member of the executive management (Geschäftsleitung).

ARTICLE II

THE CREDITS

Section 2.01. Commitments.

(a) Initial Term Loan Borrowings. Subject to the terms and conditions set forth herein, each Initial Term Lender agrees to make Initial Term Loans to the Borrower on the Effective Date denominated in dollars in a principal amount not exceeding such Initial Term Lender’s Initial Term Commitment as of the Effective Date. Amounts repaid or prepaid in respect of Initial Term Loans may not be reborrowed.

(b) Delayed Draw Term Borrowings. Subject to the terms and conditions set forth herein, each Delayed Draw Lender agrees to make loans denominated in Dollars to the Borrower pursuant to Section 2.02 (each such loan a “Delayed Draw Term Loan”) from time to time, on any Business Day during the period from the Effective Date until the Delayed Draw Term Loan Commitment Termination Date, in a principal amount not exceeding the amount of such Delayed Draw Lender’s Delayed Draw Commitment. Amounts repaid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed. The Delayed Draw Term Loans shall be funded on or prior to the Delayed Draw Term Loan Commitment Termination Date (any such draw date referred to herein as the “Delayed Draw Funding Date”). Delayed Draw Term Loans may be ABR Loans or Term Benchmark Loans, as further provided herein.

Section 2.02. Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and other than as expressly provided in Section 2.22 with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(a) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing, or a conversion of an ABR Borrowing to a Term Benchmark Borrowing, may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type, Class and currency may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Term Benchmark Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Borrowing (may be in an aggregate principal amount equal to the entire unused balance of the aggregate Commitments of the applicable Class (and/or the Delayed Draw Commitments, as applicable).

Section 2.03. Requests for Borrowings. To request a Term Borrowing, the Borrower shall notify the Administrative Agent at the Applicable Office of such request by telephone (or by e-mail or other electronic transmission as shall be approved by the Administrative Agent) (a) in the case of a Term Benchmark Borrowing denominated in dollars, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Term Benchmark Borrowing to be made on the Effective Date, one Business Day before the Effective Date), (b) [reserved] or (c) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic (or electronic) Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent at the Applicable Office of a written Borrowing Request signed by the Borrower substantially in the form of Exhibit T. Each such telephonic (or electronic) and written Borrowing Request shall specify the following information:

(i) the Class of the requested Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) [reserved];

(vii) the location and number of the Borrower’s account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(viii) that as of the date of such Borrowing, to the extent applicable, the conditions specified in Section 4.01 or 4.02 are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved]

Section 2.05. [Reserved]

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (and in the case of ABR Loans, 2:00 p.m.), Local Time, to the Applicable Account of the Administrative Agent at the Applicable Office most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received, at the Applicable Office, notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Administrative Agent pursuant to this paragraph. The Administrative Agent shall also be entitled to recover from such Lender or from the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of Loans denominated in dollars, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) [reserved] or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

Section 2.07. Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing; provided, that each such portion shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.

(a) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent at the Applicable Office of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent at the Applicable office of a written Interest Election Request signed by a Responsible Officer or authorized signatory (previously certified as such to the Administrative Agent) of the Borrower.

(b) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated the Initial Term Commitments shall terminate at 11:59 p.m., New York City time, on the Effective Date. If the Delayed Draw Commitments have not been drawn in full by the Delayed Draw Term Loan Commitment Termination Date, then on such date any remaining unused Delayed Draw Commitments shall automatically be terminated and the Delayed Draw Ticking Fee shall cease to accrue.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, without premium, fee or penalty; provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class or is pursuant to the provisions of Section 5.12.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of Delayed Draw Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds of the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) (i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall, in connection with maintenance of the Register in accordance with Section 9.04(b)(iii) maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal, premium, interest or fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due by it hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.09 shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and, if applicable, guaranteed (por aval) by the Mexican Guarantors (or, if requested by such Lender, to such Lender and its registered assigns).

Section 2.10. Repayment of Loans Upon Maturity.

(a) To the extent not previously paid, all Initial Term Loans and Delayed Draw Term Loans shall be due and payable on the Initial Maturity Date.

(b) Subject to adjustment pursuant to paragraph (c) of this Section 2.10 and increases in connection with fungible increases to the Term Loans of the applicable Class to reflect the equivalent amortization for such fungible increase, Borrower shall repay Borrowings of Term Loans of each Class (other than Initial Term Loans and Delayed Draw Term Loans) on such dates or dates as shall be specified therefor in the applicable Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment.

(c) Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce one or more subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 to the extent and until the amount of such prepayment shall be fully applied to reduce such future repayments as directed by the Borrower (and absent such direction, in direct order of maturity) and (ii) pursuant to Section 4.12 shall be applied to reduce one or more subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 to the extent and until the amount of such prepayment shall be fully applied to reduce such future repayments or, except as otherwise provided in any Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, pursuant to the corresponding section of such Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, as applicable, as directed by the Borrower (and absent such direction, in direct order of maturity).

(d) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, one Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16 and shall be applied in direct order of maturity. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11. Prepayment of Loans; Prepayment Premium.

(a)

(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium (except as specified in clause (ii) below) or penalty.

(ii) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower hereby acknowledges and agrees that upon the occurrence of a Prepayment Premium Trigger Event prior to December 23, 2027, the Prepayment Premium, determined as of the date of such Prepayment Premium Trigger Event will also be due and payable as though said Loan Document Obligations were voluntarily repaid or prepaid as of such date and shall constitute part of the Loan Document Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early acceleration and the Loan Parties agree that it is reasonable under the circumstances. The Borrower expressly agrees that: (a) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, and (d) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any acceleration. THE LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION OF THE SECURED OBLIGATIONS. The Loan Parties expressly acknowledge that their respective agreement to pay the Prepayment Premium as herein described is a material inducement to the Lenders to participate in the Transactions. Furthermore, the Loan Parties acknowledge and agree that the Loan Parties and their respective affiliates shall be estopped hereafter from claiming differently than as agreed to with respect to the Prepayment Premium and the Loan Parties acknowledge and agree that the Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties for any action. For the avoidance of doubt, the calculation of the Prepayment Premium and the Make-Whole Amount shall not be a duty or obligation of any Agent.

(iii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Holdings, the Borrower or any of their respective Restricted Subsidiaries may offer to prepay all or a portion of the outstanding Term Loans of any Class on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans of any Class at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(iii)(A); provided that none of Holdings or any of its Restricted Subsidiaries shall make any borrowing under the Revolving Credit Facilities to fund any Discounted Term Loan Prepayment, (y) the Borrower shall not initiate any action under this Section 2.11(a)(iii)(A) in order to make a Discounted Term Loan Prepayment unless (I) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Borrower was notified that no Term Lender of the applicable Class was willing to accept any prepayment of any Term Loan of such Class at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offer and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that, in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided further that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(1) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(2) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (B); provided that, if the aggregate principal amount of Term Loans of the applicable Class accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount for the Term Loans of such Class, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant

Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(1) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (2)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(2) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective

Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(1) The Auction Agent shall promptly provide Holdings, the Borrower or any of their respective Restricted Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the

Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (1) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(2) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(iii)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Holdings, the Restricted Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings or any of its Restricted Subsidiaries in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Holdings or any of its Restricted Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings or any of its Restricted Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(iii)(F) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(iii)(G), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings or any of its Restricted Subsidiaries.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(iii)(H), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Holdings, the Restricted Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(iii)(I) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(iii)(I) as well as activities of the Auction Agent.

(J) Holdings and its Restricted Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(iii)(J) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, on the date of such Prepayment Event, prepay Term Loans in an aggregate principal amount equal to 100% of such Net Proceeds.

(c) [reserved].

(d) [reserved].

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Initial Term Borrowings and Delayed Draw Borrowings and, to the extent provided in the Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment for any Class of Term Loans, the Borrowings of each such Class, pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Initial Term Lender or Delayed Draw Lender (and, to the extent provided in the Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment for any Class of Term Loans, any Lender that holds Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least two Business Days (or in the case of prepayments of any Term Loans that are ABR Loans, one Business Day) prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans of any Class (other than an optional prepayment pursuant to paragraph (a)(i) of this Section 2.11 or a mandatory prepayment as a result of a Prepayment Event, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16 and shall be applied in direct order of maturity; provided that, in connection with any prepayments by the Borrower of the Term Loans pursuant to Section 5.03 or Section 5.12, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans.

(f) The Borrower shall notify the Administrative Agent at the Applicable Office of any prepayment hereunder by telephone (confirmed by facsimile) (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(ii), shall be without premium or penalty.

Section 2.12. Fees.

(a) The Borrower agrees to pay to the applicable payees the fees as set forth in the Fee Letters, in each case as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.

(b) The Borrower agrees to pay to Lenders (other than any Defaulting Lender) having Delayed Draw Commitments a ticking fee (the “Delayed Draw Ticking Fee”) for the period from and including the Effective Date to but excluding the Delayed Draw Term Loan Commitment Termination Date, calculated as an amount equal to the average daily balance of the undrawn and outstanding Delayed Draw Commitments, multiplied by a rate per annum (assuming a 365/366-day year) equal to 3.75%. The Delayed Draw Ticking Fee shall be due and payable (i) quarterly in arrears on the last Business Day of each fiscal quarter of each year prior to the Delayed Draw Term Loan Commitment Termination Date, commencing with the first full fiscal quarter ending after the Effective Date, and (ii) on the Delayed Draw Term Loan Commitment Termination Date. Any accrued but unpaid Delayed Draw Ticking Fees shall also be due and payable on each Delayed Draw Funding Date, solely to the extent of the Delayed Draw Commitments funded on such Delayed Draw Funding Date (and such payment shall not affect the accrual or timing of payment of the Delayed Draw Ticking Fee with respect to any undrawn and outstanding Delayed Draw Commitments).

(c) [Reserved].

(d) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Event of Default any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. (a) Subject to paragraphs (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the commencement of any Interest Period for a Term Benchmark Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or Term SOFR, as applicable, for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate or Term SOFR, in each case, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”), then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective, (ii) any affected Term Benchmark Borrowing shall (A) if denominated in dollars, be continued as an ABR Borrowing on the last day of then current Interest Period applicable thereto and (B) [reserved] and (iii) if any Borrowing Request requests a Term Benchmark Borrowing, then (A) in the case of a Borrowing denominated in dollars, such Borrowing shall be made as an ABR Borrowing and (B) [reserved]; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

Furthermore, if any Term Benchmark Loan in Dollars is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14 with respect to Term SOFR, then if such Term Benchmark Loan is denominated in dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in dollars on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then if a Benchmark Replacement is determined for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority in Interest of each Class.

(c) [reserved].

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (f) below (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing denominated in dollars into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan in Dollars is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate, then (i) if such Term Benchmark Loan is denominated in dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in dollars on such day or (ii) [reserved].

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate); or

(ii) impose on any Lender or the Administrative Agent any other condition, cost or expense (including Taxes, other than Excluded Taxes or Indemnified Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or the Administrative Agent; and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Administrative Agent to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or the Administrative Agent, the Borrower will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation;

provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.15 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements after consideration of such factors as such Lender then reasonably determines to be relevant.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 2.02(a), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) incurred by it as a result of such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16 in respect of Initial Term Loans and Delayed Draw Term Loans, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Term SOFR Rate for such Loan by a matching deposit for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes from such payments, then the applicable withholding agent shall make such deductions or withholdings and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions or withholdings have been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Administrative Agent or such Lender as the case may be, or required to be withheld or deducted from any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (1) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any Requirement of Law, or reasonably requested by the Borrower or the Administrative Agent, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(e)), deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this paragraph, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(e)(2)(i), 2.17(e)(2)(ii)(A)–(D) and 2.17(e)(2)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

(2) Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) establishing (x) with respect to payments of interest under any Loan Document, an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of an income tax treaty to which the United States is a party and (y) with respect to any other applicable payments under any Loan Document, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms);

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q-1, Q-2, Q-3 or Q-4 (any such certificate a “United States Tax Compliance Certificate”), as applicable and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms);

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, applicable United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)); or

(E) two properly completed and duly signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or

1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Further, the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed copies of either (i) if it is a U.S. Person, IRS Form W-9 (or any successor form) or (ii) if it is not a U.S. Person, a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form), together with required accompanying documentation, evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), together with required accompanying documentation, with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(3) Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form or certification that such Lender is not legally eligible to deliver.

(4) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(e).

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower; provided that (A) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third-party cost or expense or otherwise be prejudiced by cooperating in such challenge, (B) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable, and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person.

(g) The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments or this Agreement and the payment, satisfaction or discharge of the Loans and all other amounts payable hereunder. For purposes of this Section 2.17, “Requirement of Law” includes FATCA.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Each Loan Party shall make each payment required to be made by it under any Loan Document (whether of principal, interest, premium (including the Prepayment Premium), or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Local Time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Section 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments by the Borrower hereunder with respect to principal of and interest on Loans shall, except as otherwise provided herein, be made in the currency of such Loan, and all other payments made hereunder shall be made in dollars, in each case to such account as may be specified by the Administrative Agent. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment hereunder or under any other Loan Document becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans of such Class and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a) or Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Disqualified Lender or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and premiums (including the Prepayment Premium) and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees and other amounts to which the assignee agrees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(i) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under this Section 2.19), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20. Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time on one or more occasions after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans (each a “Incremental Term Facility”) and/or (ii) one or more additional term loans of the same Class of any existing Class of term loans (each a “Incremental Term Increase”, together with any Incremental Term Facility, the “Incremental Facilities” and any lenders under such Incremental Facilities, the “Incremental Lenders”); provided that after giving effect to any Incremental Facility Amendment referred to below and at the time that any such Incremental Facility is made or effected, (x) no Event of Default (or, in the case of the incurrence or provision of any Incremental Facility in connection with a Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing and (y) the representations and warranties set forth in the Loan Documents (or, in the case of the incurrence or provision of any Incremental Facility in connection with a Limited Condition Transaction, customary specified representations and warranties and customary specified acquisition agreement representations and warranties) shall be true and correct in all material respects on and as of such date (provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respect as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respect as of such date). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) The Incremental Term Facilities (A) shall (1) rank equal or junior in right of payment with the Initial Term Loans and Delayed Draw Term Loans, (2) if secured, be secured only by the Collateral securing the Secured Obligations and (3) only be guaranteed by the Loan Parties, (B) shall not mature earlier than the Initial Maturity Date, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans, (D) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), interest rates (including through fixed interest rates), “most favored nation” provisions (if any), interest margins, rate floors, upfront fees, funding discounts, original issue discounts, financial covenants (if any) and prepayment terms and premiums and other terms and conditions as determined by the Borrower and the Additional Term Lenders thereunder, (E) shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans or Delayed Draw Term Loans (it being understood that any such Indebtedness that is secured on a pari passu basis by the Collateral with the Secured Obligations may participate on a pro rata basis or a less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of the Initial Term Loans and Delayed Draw Term Loans), unless (1) the Lenders of the Initial Term Loans and Delayed Draw Term Loans also receive the benefit of such more favorable terms or (2) any such provisions apply only after the Initial Maturity Date and (F) may otherwise have terms and conditions as agreed between the Borrower and the Additional Term Lenders providing any such Incremental Term Facility but without any financial covenants or event of default provisions that are more restrictive, when taken as a whole, than the covenants and event of default provisions applicable to the Initial Term Loans and Delayed Draw Term Loans (as determined by Holdings in good faith).

(i) The Incremental Term Increases shall be treated the same as the Class of Term Loans being increased (including with respect to the maturity date thereof), shall be considered to be part of the Class of Term Loans being increased and shall be on the same terms applicable to the Class of Term Loans being increased (excluding upfront fees and customary arranger fees); provided that (i) if required to consummate the applicable Incremental Term Increase, the pricing, interest rate margins, “most favored nation” (if any) provisions and rate floors on the Class of Term Loans being increased may be increased and additional upfront or similar fees may be payable to the Additional Lenders providing the Incremental Term Increase (without any requirement to pay such fees to any existing Term Lenders) and (ii) [reserved].

(ii) [reserved].

(iii) [reserved].

(c) Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Commitment in respect of an Incremental Term Facility or Incremental Term Increase.

(d) Incremental Facilities shall become Commitments and Loans, as applicable, under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Additional Lender and the Administrative Agent. An Incremental Facility may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Facility or, unless it agrees, shall be obligated to provide any Incremental Facilities). Any loan under an Incremental Facility shall be a “Loan” for all purposes of this Agreement and the other Loan Documents, and any commitment under any Incremental Facility shall be a “Commitment” for all purposes of this Agreement and the other Loan Documents. Any Incremental Facility Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20. In addition, if so provided in the relevant Incremental Facility Amendment. The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance or increase in the amount) pursuant to such Incremental Facility Amendment shall be subject to delivery of a Borrowing Request in accordance with Section 2.03 and the satisfaction of such conditions as the parties thereto shall agree and as required by this Section 2.20. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Term Increases for any purpose not prohibited by this Agreement.

(e) Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.21. Refinancing Amendments.

(a) At any time after the Effective Date, (I) the Borrower may obtain, from any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans of any Class then outstanding under this Agreement (which for purposes of this clause will be deemed to include any then outstanding Other Term Loans); provided that such Credit Agreement Refinancing Indebtedness (A) will be unsecured or will be secured solely by the Collateral on a pari passu or junior basis with the Secured Obligations (and if secured, subject to the terms of a Applicable Intercreditor Arrangement), (B) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Additional Lenders providing such Credit Agreement Refinancing Indebtedness and (C) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans of the applicable Class that is being refinanced by such Credit Agreement Refinancing Indebtedness. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the conditions as agreed between the Additional Lenders providing such Credit Agreement Refinancing Indebtedness and the Borrower and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21.

(b) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.22. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.11(e), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second,[reserved]; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, [reserved]; fifth, to the payment of any amounts owing to any Lender as a result of any judgment of a court of competent jurisdiction obtained by such Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, then such payment shall be applied solely to pay the relevant Loans of the relevant Non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) or (b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of such Class of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Loans of such Class to be held on a pro rata basis by the applicable Lenders of such Class in accordance with their pro rata portion of the Loans, whereupon that Lender will cease to be a Defaulting Lender with respect to such Class; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Relevant Rate, or to determine or charge interest rates based upon the Relevant Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term Benchmark Loans or to convert ABR Loans denominated in dollars to Term Benchmark Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Relevant Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Relevant Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay all such Term Benchmark Loans of such Lender or, solely with respect to Term Benchmark Loans denominated in dollars, convert all such Term Benchmark Loans of such Lender to ABR Loans, in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Relevant Rate, then the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Relevant Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Relevant Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Relevant Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.24. Loan Modification Offers. At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(a) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement

may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(b) If, in connection with any proposed Loan Modification Offer, any Lender of the Affected Class declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided further that (A) the applicable assignee shall have agreed to provide Loans and/or Commitments of the Affected Class on the terms set forth in the applicable Permitted Amendment, (C) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(b), accrued interest and premiums thereon (including the Prepayment Premium), accrued fees and all other amounts (including any amounts under Section 2.11(a)(ii)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest, premiums and fees, and such other amounts as such Eligible Assignee shall agree to pay) or the Borrower (to the extent of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(i).

(c) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.25. [Reserved]

Section 2.26. [Reserved].

Section 2.27. Minimum Interest; Swiss Withholding Tax.

(a) The various rates of interests provided for in this Agreement are minimum interest rates.

(b) When entering into this Agreement, each party hereto has assumed bona fide that the interest payments required under this Agreement are not and will not become subject to Swiss Withholding Tax.

(c) Notwithstanding that the parties hereto do not anticipate that any interest payment will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest or other payments by Swissco and if it should not be possible for Swissco to comply with Section 2.17 for any reason, the applicable interest rate in relation with that payment of interest due by Swissco shall, subject to the provisions of this Agreement, be calculated as follows:

(i) the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by Section 2.13 divided by one minus the rate at which the relevant Tax Deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of one); and

(ii) such Swiss Guarantor shall be obliged to pay the relevant interest, fee or commission at the adjusted rate in accordance with paragraph (i) above and make the Tax Deduction on the interest, fee or commission so recalculated, and all references to a rate of interest, fee or commission or otherwise under this Agreement shall be construed accordingly.

This provision is without prejudice to the Swiss Law Limitations to the extent applicable.

(d) Each relevant Lender and Swissco shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to allow the respective Lender to prepare a claim for refund of Swiss Withholding Tax. In the event that any Swiss Withholding Tax so deducted is refunded to a Lender by the Swiss Federal Tax Administration, such Lender shall forward, after deduction of costs, and subject to any right of set-off of such Lender pursuant to this Agreement, such amount to Swissco; provided that (i) Swissco has fully complied with its obligations under this Section 2.27; and (ii) nothing in this Section 2.27 shall require any Lender to disclose any confidential information to Swissco (including its tax returns).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of Holdings and the Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of this clause (c) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any Restricted Subsidiary, except Liens created under the Loan Documents, except, solely in the case of clauses (a), (b) and (c), to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of a Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its subsidiaries as of the respective dates thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(a) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(b) Since September 30, 2024, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.05. Properties. Each of Holdings and the Restricted Subsidiaries has good fee simple, or the equivalent in foreign jurisdictions, title to, or valid leasehold (or license or similar) interests in or other limited property interests in, all its real and personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 5.10 and (ii) except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, threatened in writing against or affecting Holdings or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(a) Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings or any Restricted Subsidiary or their respective facilities or operations (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of Holdings, has become subject to or knows of any basis for any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.07. Compliance with Laws. Each of Holdings, and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status. None of the Loan Parties is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

Section 3.09. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings and each Restricted Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and (b) has paid or caused to be paid all Taxes levied or imposed on its properties, income or assets (whether or not shown on a Tax return) including in its capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.05; provided that Holdings or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP and applicable local standards. There is no proposed Tax assessment, deficiency or other claim against Holdings or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10. ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan sponsored by a Loan Party is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; and (ii) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each employee benefit plan (as defined in Section 3(2) of ERISA) sponsored by a Loan Party that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code or is in the form of a prototype or volume submitter plan that has received a favorable opinion letter, in each case from the Internal Revenue Service as to such plan’s qualified status and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (ii) to the knowledge of any Loan Party, no fact or event has occurred that could adversely affect the qualified status of any such employee benefit plan or the exempt status of any such trust; and (iii) there are no pending or, to the knowledge of any Loan Party, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

(c) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Pension Plan is in compliance with all laws applicable thereto and the respective requirements of the governing documents for such plan, (ii) with respect to each Foreign Pension Plan, no Loan Party or any of its respective directors, officers, employees or agents has engaged in a transaction that could subject such Loan Party, directly or indirectly, to a tax or civil penalty and (iii) with respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with all applicable law or, where required, in accordance with the applicable ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.

Section 3.11. Disclosure. As of the Effective Date, all written factual information and written factual data (other than projections and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions, when taken as a whole after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to any projections, Holdings represents only that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

Section 3.12. Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each of its subsidiaries in, each subsidiary of Holdings.

Section 3.13. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings and the Restricted Subsidiaries owns, licenses or possesses the valid right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted; provided that, for the avoidance of doubt, the foregoing is not a representation with respect to any infringement, misappropriation or violation of Intellectual Property, which is covered by the following sentence. To the knowledge of Holdings, no Intellectual Property used by Holdings or any Restricted Subsidiary in the operation of their respective businesses as currently conducted infringes upon, misappropriates or violates the Intellectual Property of any Person except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings, threatened in writing against Holdings or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.14. Solvency. Immediately after the consummation of each of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the sum of the debt (including contingent liabilities) of Holdings and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of Holdings and its Subsidiaries, on a consolidated basis, (b) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (c) Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and (d) Holdings and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.15. Federal Reserve Regulations. None of Holdings or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulations U or X of the Board of Governors.

Section 3.16. Use of Proceeds. The Borrower will use the proceeds of the Initial Term Loans and Delayed Draw Term Loans for working capital and other general corporate purposes (including the Transactions and any Transaction Costs).

Section 3.17. Anti-Corruption Laws; Sanctions; USA PATRIOT Act.

(a) Each of Holdings and the Restricted Subsidiaries is in compliance in all material respects with (i) applicable Sanctions, (ii) Title III of the USA Patriot Act and (iii) the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act or any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials, (iv) the Mexican General Law of Administrative Liabilities (Ley General de Responsabilidades Administrativas), (v) the Mexican National General Anti-Corruption System Law (Ley General de Sistema Nacional Anticorrupción), and (vi) the Mexican Federal Criminal Code (Código Penal Federal), (collectively, “Anti-Corruption Laws”), in each of clauses (i) through (vi) above, to the extent applicable to the relevant entity in a jurisdiction in which such entity operates.

(b) None of Holdings, any of the Restricted Subsidiaries or, any director or officer thereof, or to the knowledge of Holdings or the Borrower, any employee thereof, is an individual or entity with whom dealings are prohibited by any Sanctions, nor is Holdings or any Restricted Subsidiary located, organized or resident in a Sanctioned Country.

Section 3.18. [Reserved].

Section 3.19. Collateral Matters.

(a) Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to Collateral Agent of any Collateral required to be delivered pursuant to the applicable Security Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable first priority Lien (subject to Liens permitted under Section 5.10) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

(b) Notwithstanding anything herein (including this Section 3.19) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) except as otherwise specified in a Foreign Security Agreement, the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (C) on the Effective Date and until required pursuant to Section 5.16 or 5.19, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Effective Date pursuant to Section 4.01 or (D) any Excluded Assets.

(c) The secured obligations under the Spanish Security Documents will be subject to the provisions of, and compliance with, the prohibition of financial assistance pursuant to articles 143 and 150 of the Spanish Companies Act.

ARTICLE IV

CONDITIONS

Section 4.01. Effective Date. The obligation of each Lender to fund the Initial Term Loans and provide the Delayed Draw Commitments hereunder on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) otherwise, written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Kirkland & Ellis LLP, New York counsel for the Loan Parties, (ii) Arendt & Medernach, as Luxembourgish counsel for the Loan Parties, (iii) Creel, García-Cuéllar, Aiza y Enríquez, S.C., as Mexican counsel for the Loan Parties, (iv) Mijares, Angoitia, Cortés y Fuentes, S.C., as Mexican counsel for the Administrative Agent, (v) Cuatrecasas Gonçalves Pereira, S.L.P., as Spanish counsel for the Loan Parties, (vi) Uría Menéndez Abogados, S.L.P., as Spanish counsel for the Administrative Agent, (vii) Bär & Karrer Ltd, Swiss counsel for the Loan Parties (as to corporate existence and capacity of, and due execution and authorization by the Swiss Guarantor), (viii) Homburger Ltd, Swiss counsel for the Lenders (as to validity and enforceability of the Swiss Loan Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent. Each of Holdings, the Borrower and the Administrative Agent hereby requests each such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in Section 4.01(f).

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the board of directors or managers, shareholders, partners, and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment, (iv) a good standing certificate (to the extent such concept, or an analogous concept, exists in the applicable jurisdiction) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) In respect of Luxembourg Holding and Luxembourg Parent, the Administrative Agent shall have received:

(i) the deed of incorporation of each company containing the original articles of association or the consolidated article of association (as applicable);

(ii) a (i) non-registration certificate (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued from the Luxembourg Insolvency Register held by the RCS Luxembourg dated as of this Agreement and (ii) an excerpt (extrait) from the RCS Luxembourg dated as of this Agreement,

(iii) A copy of the resolutions of the managers of Luxembourg Holding and Luxembourg Parent:

(A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party as at the date of this Agreement and resolving that it executes, delivers and performs the Loan Documents to which it is a party as at the date of this Agreement;

(B) authorising a specified person or persons to execute the Loan Documents to which it is a party on the date of this Agreement on its behalf; and

(C) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party as at the date of this Agreement.

(iv) A specimen of the signature of each person authorised by the resolution referred to in paragraph above.

(v) A certificate of an authorised signatory for Luxembourg Holding and Luxembourg Parent, dated no earlier than the date of this Agreement:

(vi) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(vii) confirming that it is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), bankruptcy (faillite), suspension of payments (sursis de paiements), insolvency, liquidation, dissolution, reorganisation, restructuring, any proceedings and measures under the Luxembourg law of 7 August 2023 on business preservation and modernization of bankruptcy law, administrative dissolution without liquidation procedure (procédure de dissolution administrative sans liquidation), the appointment of a temporary administrator (administrateur provisoire), and any similar Luxembourg or non-Luxembourg proceedings, regimes or officers relating to, or affecting, the rights of creditors generally;

(A) confirming that it either (A) complies with or (B) falls under an exception of the application of, the Luxembourg law dated 31 May 1999 on the domiciliation of companies, as amended from time to time;

(B) certifying that no event has occurred or is likely to occur as a result of which it could be in a state of cessation of payments (cessation de paiements) or lose its creditworthiness (ébranlement de crédit); certifying that no petition for the opening of such proceedings has been presented by it and to the best of its knowledge, no petition for the opening of such proceedings has been presented by any other person; and

(C) certifying that no application has been made by it or, as far as it is aware, by any other entitled person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur, expert vérificateur, mandataire ad hoc, mandataire de justice, juge délégué, administrateur provisoire, conciliateur d’entreprise liquidateur or similar officer pursuant to any insolvency or similar proceedings.

(D) certifying that each copy document relating to it specified in this Article IV (Conditions) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f) The Administrative Agent shall have received (or, substantially simultaneously with the initial funding of Loans on the Effective Date, shall receive) all fees and other amounts previously agreed in writing by the Administrative Agent or the Lenders, on the one hand, and Holdings, on the other hand, to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document or as separately agreed by the Administrative Agent or the Lenders, on the one hand, and Holdings, on the other hand.

(g) The Collateral and Guarantee Requirement (except as otherwise provided therein or elsewhere in this Agreement, including in Sections 5.09, 5.17, 5.19 or 5.27) shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of each of Holdings and the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions set forth in paragraphs (l) and (m).

(i) The Administrative Agent (or its counsel) shall have received an executed copy of the Revolving Credit Agreement (as amended through the Effective Date, including pursuant to the Fourth Amendment thereto dated as of the Effective Date).

(j) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings certifying as to the solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions, substantially in the form of Exhibit S.

(k) The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Effective Date, (i) all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten Business Days prior to the Effective Date by the Administrative Agent or any Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and reasonably requested in writing at least ten Business Days prior to the Effective Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

(l) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Effective Date or on such earlier date, as the case may be.

(m) No Event of Default shall exist immediately after giving effect to the consummation of the Transactions on the Effective Date.

(n) The Administrative Agent shall have received a duly authorized and validly delivered Borrowing Request.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on the Effective Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02. Borrowing of Delayed Draw Term Loans. The obligation of each Delayed Draw Lender to make a Delayed Draw Term Loan on the occasion of any Borrowing thereof shall be subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) No Event of Default shall exist immediately after giving effect to such Borrowing and the use of proceeds thereof.

(b) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Borrowing or on such earlier date, as the case may be.

(c) The Administrative Agent shall have received a duly authorized and validly delivered Borrowing Request.

Each Borrowing of Delayed Draw Term Loans (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02), other than a Borrowing under any Incremental Facility, shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. Holdings will furnish to the Administrative Agent, on behalf of each Lender:

(a) commencing with the financial statements for the fiscal year of Holdings ending December 31, 2024, on or before the date that is 90 days after the end of each fiscal year of Holdings, the audited consolidated balance sheet and audited consolidated statements of operations and comprehensive loss and cash flows of Holdings and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied, accompanied by a customary management discussion and analysis;

(b) commencing with the financial statements for the fiscal quarter ending March 31, 2025, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive loss and cash flows of Holdings and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the applicable fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, accompanied by a customary management discussion and analysis;

(c) [reserved];

(d) not later than five days after any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer certifying as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(e) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(f) [reserved];

(g) not later than 90 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive loss and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by Holdings to the holders of its Equity Interests generally, as applicable; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any other Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Within a reasonable period before or after providing any report required by Section 5.02(a) or (b), Holdings shall hold a conference call in which securities analysts, Lenders and prospective Lenders that constitute Eligible Assignees and that certify that they are qualified institutional buyers or non-U.S. persons may participate to discuss results of operations for the relevant period and related matters. At least three Business Days prior to any such call, Holdings shall issue a press release or post a notice on a website, which may be the password protected website used by Holdings to provide reports and other information specified in clauses (a) and (b) above, providing the date and time of any such call and indicating the manner in which securities analysts, Lenders, and prospective Lenders that constitute Eligible Assignees may obtain access to the conference call. For the avoidance of doubt, Holdings will continue to hold such calls to the extent Holdings is no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) above may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent and excluding exhibits), as applicable, of Holdings (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations (or such longer period applicable to such information specified in Section 5.01(a) or (b)) or (B) the applicable financial statements of any direct or indirect parent of Holdings; provided that (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information referred to in (A) or (B) above is in lieu of information required to be provided under paragraph (a) above, such materials are accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither Holdings nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party or (v) that relates to any investigation by any Governmental Authority to the extent (x) such information is identifiable to a particular individual and Holdings in good faith determines such information should remain confidential or (y) the information requested is not factual in nature.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders any notice, demand, communication, information, document or other material provided by or on behalf of Holdings or the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications (collectively, “Borrower Materials”), including by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to Holdings’ or its Affiliates’ securities. Each of Holdings and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that neither Holdings nor the Borrower’s failure to comply with this sentence shall constitute a Default or an Event of Default under this Agreement or any other Loan Document. Notwithstanding the foregoing, neither Holdings nor the Borrower shall be under any obligation to mark any Borrower Materials as “PUBLIC”. Holdings and the Borrower hereby acknowledge and agree that, unless Holdings or the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Section 5.01(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

(j) Notwithstanding anything herein to the contrary, Holdings shall not be deemed to have failed to comply with any of its obligations hereunder for purposes of 7.01(a)(3) until 60 days after the date any report hereunder is due. To the extent any information is not provided within the time periods specified in this Section 5.02 and such information is subsequently provided, Holdings will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 5.02. Notices of Material Events. Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings or any Restricted Subsidiary, affecting Holdings or any Restricted Subsidiary, or the receipt of a written notice of an actual or alleged Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the applicable Co-Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless the Borrower has previously or concurrently electronically delivered or mailed a prepayment notice with respect to all the outstanding Loans in accordance with Section 2.11, the Borrower shall make an offer to prepay the Loans in accordance with this Section 5.03 (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of prepayment; provided, for the avoidance of doubt no Prepayment Premium shall be payable with respect to any prepayment made pursuant to a Change of Control Offer. Within 30 days following any Change of Control Triggering Event, the Borrower shall send or cause to be sent a notice of such Change of Control Offer to the Administrative Agent, for distribution to the Lenders, with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 5.03 and that all Lenders are permitted to elect in writing to have their Loans prepaid pursuant to such Change of Control Offer;

(ii) the prepayment price and the prepayment date, which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or otherwise delivered to the Administrative Agent, which prepayment date may be subsequently extended in the case of a conditional Change of Control Offer as permitted below (the “Change of Control Payment Date”);

(iii) that the Loans of any Lender that does not elect to have its Loans prepaid in accordance with the terms hereof shall remain outstanding and continue to accrue interest in accordance with the terms of this Agreement;

(iv) that unless the Borrower defaults in the payment of the Change of Control Payment, all Loans prepaid pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(v) [reserved];

(vi) that Lenders shall be entitled to withdraw their election to require the Borrower to prepay such Loans; provided, that the Administrative Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a written notice setting forth the name of the Lender, the principal amount of Loans elected for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid;

(vii) [reserved];

(viii) if such notice is delivered prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event; and

(ix) the other instructions, as determined by the Borrower, consistent with this Section 5.03, that a Lender must follow in order to have its Loans prepaid.

(b) [Reserved]

(c) The Borrower is not required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and prepays all Loans elected for prepayment and not properly withdrawn under such Change of Control Offer.

(d) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. In the event that the Change of Control Triggering Event has not occurred as of the Change of Control Payment Date specified in the notice for any Change of Control Offer (or amendment thereto), the Borrower (or third party offeror) may, in its discretion, rescind such notice or amend it to specify another Change of Control Payment Date.

(e) If Lenders holding not less than 90% of the aggregate principal amount of the outstanding Loans properly elect to have such Loans prepaid and do not properly withdraw such election pursuant to a Change of Control Offer and all of such Loans are prepaid in such Change of Control Offer, the Borrower will have the right to prepay all of the Term Loans that remain outstanding upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following consummation of such Change of Control Offer, at a purchase price equal to:

(i) 101% of the aggregate principal amount thereof, plus

(ii) accrued and unpaid interest, if any, to, but not including, the date of prepayment, subject to the right of Lenders on the relevant record date to receive interest due on the relevant interest payment date.

Any such notice may not be conditional.

(f) The provisions of this Section 5.03 may be waived or modified, either before or after the occurrence of such Change of Control Triggering Event, with the written consent of the Required Lenders.

Section 5.04. Existence; Conduct of Business(a) . Holdings will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Article VI or any disposition permitted by Section 5.12.

Section 5.05. Payment of Taxes, etc. Holdings will, and will cause each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings or any of its Subsidiaries and Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor to the extent required by and in accordance with GAAP and applicable local standards, or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable with respect to (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness), and Holdings will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock.

(b) The limitations in Section 5.06(a) shall not apply to:

(1) the incurrence of Indebtedness pursuant to Credit Facilities by any Loan Party, and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed under this Section 5.06(b)(1) to have a principal amount equal to the face amount thereof), in an aggregate principal amount (without duplication) not to exceed the sum of:

(i) $330,000,000 incurred under Revolving Credit Facilities initially provided by Permitted Lenders; provided, Holdings, the Borrower or any Subsidiary Loan Party may only obtain commitments in respect of such Indebtedness in excess of $225,000,000 if:

(1) [reserved];

(2) if such Indebtedness is secured by Liens, (a) such Indebtedness is not secured by any assets or properties other than the Collateral and (b) such Indebtedness shall be at the option of Holdings, equal in priority (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations or junior in priority to the Liens on the Collateral securing the Secured Obligations;

(3) such Indebtedness has a final scheduled maturity date equal to or later than the Revolving Credit Facilities as in effect on the Effective Date;

(4) such Indebtedness is not incurred or guaranteed by a Subsidiary of Holdings that is not a Loan Party;

(5) the prepayment provisions (excluding call protection), covenants and events of default of such Indebtedness are not, taken as a whole (as determined by Holdings in good faith), more favorable to the Permitted Lenders providing such Indebtedness than those applicable to the Revolving Credit Facilities (other than prepayment provisions, covenants and events of default that (a) only apply following the Initial Maturity Date or (b) are incorporated for the benefit of the Lenders); and

(6) to the extent such Indebtedness is incurred as one or more incremental facilities under the Revolving Credit Agreement, such Indebtedness is not incurred for the purpose (as determined in good faith by Holdings) of effecting a Required Lender (as defined in the Revolving Credit Facility) vote thereunder.

(ii) the amount of (A) Loan Document Obligations (including Indebtedness incurred pursuant to Section 2.20 or 2.21), (B) Permitted Unsecured Refinancing Debt, (C) Permitted First Priority Refinancing Debt and (D) Permitted Second Priority Refinancing Debt;

(iii) the incurrence of an unlimited amount of Junior Indebtedness so long as, in the case of this clause (b)(1)(iii), (A) such Junior Indebtedness has a final scheduled maturity date on or after the Latest Maturity Date; (B) any interest payable on such Junior Indebtedness prior to the Latest Maturity Date is payable solely in kind (it being understood that cash interest payable on such Junior Indebtedness following the Latest Maturity Date shall be permitted); (C) such Junior Indebtedness is subordinated in right of payment to the Secured Obligations pursuant to customary terms and, to the extent such Junior Indebtedness is secured by a Lien on any Collateral, such Liens shall be junior to the Liens securing the Secured Obligations by executing a joinder to the First Lien/Second Lien Intercreditor Agreement and, in any event, the holders of the Junior Indebtedness (or a representative or trustee on their behalf) enter into the Junior Indebtedness Subordination Agreement; (D) such Junior Indebtedness is not incurred or guaranteed by any Restricted Subsidiary that is not a Loan Party; (E) such Junior Indebtedness is not secured by a Lien on any assets or properties of a Loan Party other than the Collateral; (F) such Junior Indebtedness is not incurred when an Event of Default shall have occurred and be continuing; (G) the terms in the definitive documentation governing such Junior Indebtedness are not (as determined by Holdings in good faith) more restrictive than those contained in this Agreement; (H) such Junior Indebtedness does not require mandatory prepayments prior to the Latest Maturity Date; and (I) such Junior Indebtedness is provided by a Person that is not an Affiliate of Holdings; provided, further, that the terms of such Junior Indebtedness permitted to be incurred pursuant to this clause (b)(1)(iii) shall not be amended in any manner that would be materially adverse to the Lenders (it being understood that any amendments to the terms of such Junior Indebtedness to incur additional Indebtedness shall be deemed to be materially adverse to the Lenders); and

(iv) any Refinancing Indebtedness in respect of the Indebtedness described in this clause (1);

(2) the incurrence by any Loan Party of Indebtedness represented by the New Notes and related guarantees (but excluding any New Notes and related guarantees issued after the Effective Date);

(3) Indebtedness of Holdings and its Restricted Subsidiaries in existence on the Effective Date (other than Indebtedness described in clauses (b)(1) and (2) above), which Indebtedness includes the Existing Notes outstanding on the Effective Date (but not any additional Existing Notes);

(4) (A) Indebtedness (including Capitalized Lease Obligations and purchase money indebtedness) and Disqualified Stock incurred, issued or assumed by Holdings or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of property (real or personal), equipment or other assets (directly or through the acquisition of Equity Interests of the owner thereof); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement and (B) any refinance or replacement of any Indebtedness set forth in the immediately preceding clause (A); provided further, that, at the time of any such incurrence of Indebtedness or Disqualified Stock and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness and Disqualified Stock that is outstanding in reliance on this clause (4) shall not exceed $5,000,000;

(5) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation, in each case including reimbursement obligations in respect thereof, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of Holdings or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs, incentive non-competes or other Contingent Obligations or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Person that is or becomes a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(7) Indebtedness of Holdings to a Restricted Subsidiary; provided, that any such Indebtedness is expressly subordinated in right of payment to the Loans (which shall be pursuant to an intercompany note in substantially the same form as the form of intercompany note attached as Exhibit I (the “Form Intercompany Note”) or otherwise in a form reasonably satisfactory to the Administrative Agent) and, if such Indebtedness is owed to a Loan Party, it is pledged as part of the Collateral; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided, that:

(i) such Indebtedness is expressly subordinated in right of payment to Loans (which shall be pursuant to an intercompany note in substantially the same form as the Form Intercompany Note or otherwise in a form reasonably satisfactory to the Administrative Agent), as applicable, and, if such Indebtedness is owed to a Loan Party, it is pledged as part of the Collateral, and

(ii) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) the issuance of Preferred Stock of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (9); provided, further, that any Preferred Stock issued by the Borrower or a Loan Party to a Restricted Subsidiary that is not a Loan Party shall only be permitted to the extent (i) at the time of such issuance, all payments required to be made pursuant to the terms of the Preferred Stock following such issuance are permitted pursuant to Section 5.07(b) (other than Section 5.07(b)(5)) and (ii) at the time of any payment required to be made under the terms of such Preferred Stock, such payment is permitted under Section 5.07(b) (other than Section 5.07(b)(5));

(10) Hedging Obligations not entered into for speculative purposes;

(11) Obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, guarantees or similar instruments related thereto, and reimbursement obligations in respect thereof;

(12) (i) [reserved]; and (ii) Indebtedness, Disqualified Stock or Preferred Stock of any Loan Party (except that any Indebtedness incurred pursuant to clause (12)(ii)(A)(y) or clause (12)(ii)(C) may be incurred by Holdings or any Restricted Subsidiary) in an aggregate principal amount at any one time outstanding not to exceed:

(A) $25,000,000 in Indebtedness that is (x) First Lien Indebtedness, Second Priority Indebtedness or Junior Indebtedness, that is subject to Applicable Intercreditor Arrangements, or (y) Qualified Securitization Facilities; provided, that (i) if such Indebtedness is incurred as First Lien Indebtedness, it may only be initially provided by Permitted Lenders and (ii) if such Indebtedness is incurred under Qualified Securitization Facilities, it shall be incurred by a Subsidiary other than Seadrift or any of its Subsidiaries;

(B) $50,000,000 in Indebtedness that is Second Priority Indebtedness or Junior Indebtedness and which Indebtedness is subject to Applicable Intercreditor Arrangements; and

(C) $5,000,000 in Indebtedness that is not in respect of borrowed money;

(13) the incurrence or issuance by Holdings of Indebtedness or Disqualified Stock or the incurrence or issuance by a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance, extend, replace, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Sections 5.06(b)(2) and (b)(3), this Section 5.06(b)(13), Section 5.06(b)(14) or Section 5.06(b)(25) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so refund, refinance, extend, replace, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock: provided, that any such Indebtedness, Disqualified Stock or Preferred Stock constitutes Refinancing Indebtedness; provided, further, that such Refinancing Indebtedness shall not increase the amount of Indebtedness permitted to be incurred pursuant to this Section 5.06 (other than as a result of the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs, accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness);

(14) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is assumed by Holdings or any Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation) or retained by an entity that becomes a Successor Company or Restricted Subsidiary, in each case in connection with an Acquisition, but not incurred in connection with or in anticipation of the relevant Acquisition; provided that after giving effect to such Acquisition and any related incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock, (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Gross First Lien Leverage Ratio for Holdings is equal to or less than immediately prior to the relevant Acquisition; provided, further, that on a Pro Forma Basis, the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (14) shall not at any one time outstanding exceed $25,000,000;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to any Credit Facilities of Holdings or its Restricted Subsidiaries, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17) any guarantee by a Loan Party of Indebtedness for borrowed money of another Loan Party, so long as the incurrence of such Indebtedness is permitted under the terms of this Agreement, and such guarantee is permitted under Section 5.09, if applicable; provided that from and after the Seadrift Guarantee Release, the Loan Parties shall not guarantee any Indebtedness of Seadrift or any of its Subsidiaries pursuant to this clause (17);

(18) Indebtedness issued by Holdings or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, members of management and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in Section 5.07(b)(4);

(19) (i) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries with such banks or other financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and its Restricted Subsidiaries and (ii) Indebtedness in respect of Cash Management Services and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements for Holdings and its Subsidiaries or joint ventures to which Holdings and its Restricted Subsidiaries are a party, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(20) Indebtedness incurred by Holdings or a Restricted Subsidiary in connection with discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(21) Indebtedness consisting solely of Liens granted in reliance on clause (32) of the definition of “Permitted Liens;”

(22) Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23) Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Loan Parties in an aggregate amount outstanding at one time under this clause (b)(23) not to exceed $10,000,000, so long as no Event of Default shall have occurred and be continuing at the date of incurrence or would result therefrom;

(24) any Supply Chain Arrangement;

(25) (i) Additional 4.625% Notes or other Indebtedness having substantially identical terms to the New 4.625% Notes in an amount not to exceed 100% of the aggregate outstanding principal amount of the Existing 4.625% Notes as of the Effective Date, plus an amount equal to any accrued and unpaid interest thereon as of the date of issuance of such Additional 4.625% Notes, solely to the extent such Additional 4.625% Notes or such other Indebtedness are issued in exchange for Existing 4.625% Notes or the proceeds of issuance of such Additional 4.625% Notes or such other Indebtedness are used to refinance such Existing 4.625% Notes, in either case at or below par plus accrued and unpaid interest, and (ii) Additional 9.875% Notes or other Indebtedness having substantially identical terms to the New 9.875% Notes, in an amount not to exceed 100% of the aggregate outstanding principal amount of the Existing 9.875% Notes as of the Effective Date, plus an amount equal to any accrued and unpaid interest thereon as of the date of issuance of such Additional 9.875% Notes, solely to the extent such Additional 9.875% Notes or such other Indebtedness are issued in exchange for Existing 9.875% Notes or the proceeds of issuance of such Additional 9.875% Notes or such other Indebtedness are used to refinance such Existing 9.875% Notes, in either case at or below par plus accrued and unpaid interest; and

(26) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 5.06(b)(1) through (25);

(c) For purposes of determining compliance with this Section 5.06 and any other applicable provisions of this Agreement, notwithstanding anything to the contrary herein:

(i) In the event that an incurrence or issuances of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof), meets the criteria of more than one of the clauses (b)(1) through (26) above, Holdings, in its sole discretion, will classify and may later reclassify (based on circumstances existing on the date of such reclassification) such Indebtedness, Disqualified Stock or Preferred Stock (or such portion thereof) between one or more of such Section 5.06(b)(1) through (26); provided, that Indebtedness outstanding under the Revolving Credit Facilities or hereunder on the Effective Date will be treated as incurred on the Effective Date under Section 5.06(b)(1), and such Indebtedness and any future Indebtedness outstanding under Credit Facilities incurred under Section 5.06(b)(1) may not be reclassified.

(ii) Holdings is entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 5.06(b), subject to the proviso in Section 5.06(c)(i).

(iii) The accrual of interest or dividends, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant. The principal amount of any non-interest bearing Indebtedness, discount instrument constituting Indebtedness or instrument providing for payment-in-kind interest at any date shall be the principal amount thereof that would be shown on a balance sheet of Holdings dated such date prepared in accordance with GAAP. References to principal amount in respect of Disqualified Stock or Preferred Stock shall be the amount therefor determined in accordance with the last paragraph of the definition of “Disqualified Stock.”

(iv) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided, that if such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the sum of:

(i) the principal amount of such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced; plus

(ii) the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs, accrued interest and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which the refinancing Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

(v) In the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under Section 5.06(b)(1), (b)(4), (b)(12)(ii), (b)(23) or (b)(25) or any portion thereof, the amount of Indebtedness, Disqualified Stock or Preferred Stock being incurred to finance the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs, accrued interest and other costs and expenses incurred in connection with such refinancing will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

(vi) Notwithstanding anything in this Section 5.06 to the contrary, in the case of any Indebtedness, Disqualified Stock or Preferred Stock incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock initially incurred in reliance on the proviso in Section 5.06(b)(14) measured by reference to a percentage of LTM EBITDA at the time of incurrence, and such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs and other costs and expenses incurred in connection with such refinancing.

(d) Holdings shall not, and shall not permit the Borrower or any Subsidiary Loan Party to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of Holdings, the Borrower or such Subsidiary Loan Party, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or the Guarantee of Holdings or such Subsidiary Loan Party, as the case may be, to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings, the Borrower or such Subsidiary Loan Party, as the case may be. This Agreement does not treat:

(i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured,

(ii) Indebtedness as subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors or

(iii) Secured Indebtedness as subordinated or junior to any other secured Indebtedness merely because it has a junior priority lien with respect to the same collateral.

Section 5.07. Limitation on Restricted Payments.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent company of Holdings or any Preferred Stock or Disqualified Stock of the Borrower or a Subsidiary Loan Party, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than Holdings or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Restricted Indebtedness, other than:

(a) Indebtedness permitted under Section 5.06(b)(7), (8) or (9); or

(b) the payment, redemption, defeasance, purchase, repurchase, acquisition or retirement for value of Restricted Indebtedness (other than the Existing Notes) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, defeasance, purchase, repurchase, acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 5.07(a) shall not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, retirement or other acquisition of:

i. Equity Interests, including accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Restricted Indebtedness of any Loan Party, or

ii. any Equity Interests of any direct or indirect parent company of Holdings,

in the case of each of (i) and (ii) in exchange for (including upon conversion), or out of the proceeds of, the substantially concurrent sale or issuance (other than to Holdings or a Restricted Subsidiary) of, Equity Interests of Holdings, or of any direct or indirect parent company of Holdings to the extent (other than to the extent of any exchange or conversion into such Equity Interests) contributed to the capital of Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”); or

(b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Restricted Subsidiaries) of Refunding Capital Stock;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of:

(A) Restricted Indebtedness of Holdings, the Borrower or a Subsidiary Loan Party made by exchange for (including upon conversion), or out of the proceeds of the substantially concurrent sale of, new Restricted Indebtedness or Disqualified Stock of Holdings, the Borrower or a Subsidiary Loan Party,

(B) Disqualified Stock of Holdings, the Borrower or a Subsidiary Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of Holdings, the Borrower or a Subsidiary Loan Party,

(C) Disqualified Stock of a Restricted Subsidiary that is not the Borrower or a Subsidiary Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of a Restricted Subsidiary that is not the Borrower or a Subsidiary Loan Party,

(D) any Restricted Indebtedness or Disqualified Stock which constitutes Acquired Indebtedness not incurred in connection with, or in contemplation of, the relevant Acquisition,

(E) Existing Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness permitted by Section 5.06(b)(25), and

(F) Existing Notes with cash and Cash Equivalents made on or after November 15, 2028 at a purchase price no greater than the principal amount of such Existing Notes plus the accrued and unpaid interest thereon,

(G) in the case of each of clauses (A), (B), (C) and (D) (but, for the avoidance of doubt, not clauses (E) or (F)), that is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 5.06.

(4) any Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent company of Holdings held by any future, present or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or incentive plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any direct or indirect parent company of Holdings in connection with any such repurchase, retirement or other acquisition); provided, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $5,000,000 in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 5.06 to the extent such dividends are included in the definition of “Consolidated Cash Interest Expense”;

(6) [reserved];

(7) (a) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings or any of its Restricted Subsidiaries or any direct or indirect parent company of Holdings and (b) any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(8) [reserved];

(9) Restricted Investments in Seadrift from and after the Seadrift Guarantee Release in an aggregate amount not to exceed the aggregate amount of Excluded Contributions received since the Effective Date; provided, that such Excluded Contributions must be (i) invested in Seadrift within 180 days after receipt thereof and (ii) otherwise, used to repay, redeem, repurchase or otherwise satisfy outstanding Indebtedness of Holdings and its Restricted Subsidiaries represented by the Term Loan Credit Facilities, the Revolving Credit Facility and/or the New Notes in accordance with the provisions in Section 5.12;

(10) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) (in the case of Restricted Investments, at the time outstanding) not to exceed $2,500,000;

(11) distributions or payments of Securitization Fees;

(12) any Restricted Payment made on or prior to the Effective Date in connection with the Transactions;

(13) the repurchase, redemption or other acquisition or retirement for value of any Restricted Indebtedness pursuant to any provisions similar to those of Section 5.03 and Section 5.12; provided, that the Borrower shall have made a Change of Control Offer or Asset Sale Offer, as applicable, to purchase or prepay the Loans on the terms provided in this Agreement applicable to

Change of Control Offers or Asset Sale Offers, respectively, and all Lenders that properly elect prepayment of their Loans and which elections are not properly withdrawn in such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14) the declaration and payment of dividends or distributions by Holdings or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent company to pay, in each case without duplication,

(a) franchise, excise and similar Taxes, and other fees and expenses required to maintain their corporate or other legal existence;

(b) with respect to any taxable period in which Holdings and/or any of its Restricted Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (a “Tax Group”) (or if Holdings or any of its Restricted Subsidiaries is a disregarded entity or a pass-through entity for U.S. federal income tax purposes, the owner of Holdings or such Restricted Subsidiary is a member of a Tax Group) for U.S. federal and/or applicable foreign, state or local income tax purposes of which Holdings or any direct or indirect parent of Holdings is the common parent, to pay the portion of the U.S. federal, foreign, state, and/or local income taxes of such Tax Group for such taxable period that is attributable to the taxable income of Holdings and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such taxes that Holdings and/or its applicable Restricted Subsidiaries would have been required if they were a stand alone Tax Group with Holdings as the corporate common parent of such stand alone Tax Group;

(c) with respect to any taxable period for which Holdings or any Restricted Subsidiary is a partnership for U.S. federal and/or applicable state or local income tax purposes, the portion of the U.S. federal, state or local income taxes of its direct owner(s) (or, where a direct owner is a pass through entity, indirect owner(s)) for such taxable period that is attributable to the taxable income of Holdings or any Restricted Subsidiary, as the case may be, in an amount not to exceed the product of (x) the highest combined marginal federal and applicable state and/or local statutory tax rate (after taking into account the deductibility of state and local income tax for U.S. federal income tax purposes and the character of the income in question) applicable to any direct (or, where the direct owner is a pass through entity, indirect) equity owner of Holdings or such Restricted Subsidiaries, as the case may be, for the taxable period in question and (y) the taxable income of Holdings or such Restricted Subsidiaries, as the case may be, for such period, reduced by all taxable losses with respect to any prior taxable year of Holdings or such Restricted Subsidiaries, as the case may be, to the extent such losses are of a character that would permit such losses to be deducted by the direct or indirect owners of Holdings or such Restricted Subsidiaries, as the case may be, against the current taxable income of Holdings or such Restricted Subsidiaries, as the case may be;

(d) payments made to the Investor pursuant to the Tax Receivables Agreement or any amendment thereto or replacement thereof that it may enter into thereafter so long as the terms of any such agreement, as so amended, or replacement agreement are not, in the good faith judgment of the Board of Directors or senior management of Holdings, materially less favorable, taken as a whole, to Holdings and the Restricted Subsidiaries, as compared to the agreement described in the Offering Memorandum or in documents incorporated by reference into the Offering Memorandum;

(e) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management and consultants of any direct or indirect parent company of Holdings and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses and other benefits are solely attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(f) general corporate operating, administrative, compliance and overhead costs and expenses of any direct or indirect parent company of Holdings to the extent such costs and expenses are solely attributable to the ownership or operation of Holdings and its Subsidiaries;

(g) to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by Holdings or its Restricted Subsidiaries under Sections 5.08(b)(4), (6), (7) and (9);

(h) [reserved]; and

(i) to finance any Acquisition or other Investment otherwise permitted to be made pursuant to this covenant if made by Holdings; provided, that:

(i) such Restricted Payment shall be made substantially concurrently with the closing of such Acquisition or other Investment;

(ii) such direct or indirect parent company shall, promptly following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings or one of its Restricted Subsidiaries, or (y) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into Holdings or one of its Restricted Subsidiaries (to the extent not prohibited by Article VI) in order to consummate such Acquisition or other Investment;

(iii) such direct or indirect parent company and its Affiliates (other than Holdings or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement;

(iv) any property received by Holdings or any Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to Section 5.07(b)(9); and

(v) to the extent constituting an Investment, such Investment shall be deemed to be made by Holdings or such Restricted Subsidiary pursuant to another provision of this Section 5.07 (other than pursuant to Section 5.07(b)(9) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof));

(15) cash payments or loans, advances, dividends or distributions to any direct or indirect parent of Holdings to permit a direct or indirect parent to make cash payments, in lieu of issuing fractional Equity Interests in connection with any dividend, split or combination thereof or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings, any of its Restricted Subsidiaries or any direct or indirect parent company of Holdings, or any dividend, split or combination of such equity interests.

(16) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation or merger of the Borrower with or into any Person or a transfer of substantially all of the assets of the Borrower determined on a consolidated basis that complies with

Article VI if the Borrower shall have made a Change of Control Offer in connection with such merger, consolidation or transfer and all Loans elected for prepayment by Lenders in connection therewith have been prepaid;

(17) any catch-up payment required to prevent any Restricted Indebtedness of Holdings or any Restricted Subsidiary from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (or any successor provision);

(18) [reserved];

(19) [reserved];

(20) a Restricted Payment if, after giving Pro Forma Effect thereto, the Consolidated Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 2.50 to 1.00 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

provided, that, notwithstanding anything to the contrary in this Section 5.07 or the definition of “Permitted Investments”, following a Seadrift Guarantee Release, Investments by Holdings and Restricted Subsidiaries in Seadrift or its Subsidiaries shall only be pursuant to and in reliance upon clauses (5) (as an Investment existing on the Effective Date) and (20) of the definition of “Permitted Investments” and clause (9) of this Section 5.07(b).

(c) All of Holdings’ Subsidiaries shall be Restricted Subsidiaries.

(d) For purposes of determining compliance with this Section 5.07, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of one or more of clauses (1) through (20) of Section 5.07(b) or one or more exceptions contained in the definition of “Permitted Investments”, or is entitled to be made pursuant to the first paragraph of this covenant, the Borrower, in its sole discretion, will classify and may later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between one or more of such clauses (1) through (20) of Section 5.07(b), such clauses of the definition of “Permitted Investments” and/or such first paragraph in a manner that complies with this covenant.

Section 5.08. Transactions with Affiliates.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or other consideration in excess of $10,000,000, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary taken as a whole than those that would have been obtained by Holdings or such Restricted Subsidiary at such time in a comparable transaction on an arm’s-length basis with a Person that is not an Affiliate; and

(ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a resolution adopted by the majority of the Board of Directors of Holdings, including a majority of the independent directors, approving such Affiliate Transaction.

(b) The provisions of Section 5.08(a) shall not apply to the following:

(1) (A) transactions (x) between or among the Loan Parties, (y) between or among Restricted Subsidiaries that are not Loan Parties and (z) between or among the Loan Parties and one or more Restricted Subsidiaries that are not Loan Parties in the ordinary course of business and for cash and Cash Equivalents, and (B) any merger, amalgamation or consolidation of Holdings with or into any direct parent of Holdings; provided that such merger, amalgamation or consolidation is otherwise in compliance with this Agreement and effected for a bona fide business purpose;

(2) (A) [reserved], (B) a Restricted Payment or a Permitted Investment between or among the Loan Parties, (C) a Restricted Payment or a Permitted Investment between or among Restricted Subsidiaries that are not Loan Parties and (D) a Restricted Payment or a Permitted Investment between or among the Loan Parties and one or more Restricted Subsidiaries that are not Loan Parties in the ordinary course of business and consisting of cash and Cash Equivalents;

(3) transactions with a Person that is an Affiliate of Holdings solely because Holdings and/or its Restricted Subsidiaries own Capital Stock of, or otherwise control, such Person;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(5) any transaction in which Holdings delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or the relevant Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings or such relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction on an arms’ length basis with a Person that is not an Affiliate of Holdings;

(6) the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Effective Date, or any amendment thereto or replacement thereof, so long as the terms of any such agreement, as so amended, or replacement agreement are not, in the good faith judgment of the Board of Directors or senior management of Holdings, materially less favorable, taken as a whole, to Holdings and the Restricted Subsidiaries, as compared to the applicable agreement as in effect on the Effective Date;

(7) the existence of, or the performance by Holdings or any Restricted Subsidiary, of its obligations under the terms of any stockholders agreement or related subscription agreement, charter, bylaw or similar provision, registration rights agreement or similar agreement related to Equity Interests of Holdings described (or incorporated by reference) in the Offering Memorandum or the Tax Receivables Agreement, or any amendment thereto or any similar agreement that it may enter into thereafter so long as the terms of any such agreement, as so amended, or replacement agreement are not, in the good faith judgment of the Board of Directors or senior management of Holdings, materially less favorable, taken as a whole, to Holdings and the Restricted Subsidiaries, as compared to the applicable agreement as described (or incorporated by reference) in the Offering Memorandum;

(8) any transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or any transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement and for which the terms, in the good faith judgment of the Board of Directors or senior management of Holdings, are fair to Holdings from a financial point of view or are at least as favorable as would have been obtained at such time in a comparable transaction on an arms’ length basis with a Person that is not an Affiliate of Holdings;

(9) payments on Indebtedness and Disqualified Stock (and cancellation of any thereof) of Holdings and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by Holdings in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by Holdings in good faith;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Holdings to any Person or any contribution to the capital of Holdings and the cancellation of Indebtedness covered by the proviso in Section 5.07(b)(4);

(11) [reserved];

(12) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility permitted under Section 5.06(b)(12)(ii)(A)(y) or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Facility permitted under Section 5.06(b)(12)(ii)(A)(y);

(13) without duplication of any payment permitted under Section 5.08(b)(2), payments by Holdings (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any taxable year does not exceed the amount that Holdings and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were Holdings and its Restricted Subsidiaries to pay such taxes separately from any such parent entity; and

(14) transactions permitted by, and complying with Article VI, solely for the purpose of:

(i) forming a holding company or

(ii) reincorporating Holdings in a new jurisdiction.

Section 5.09. Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary of Holdings that is not an Excluded Subsidiary is formed or acquired after the Effective Date, (ii) any Restricted Subsidiary of Holdings ceases to be an Excluded Subsidiary or (iii) Holdings, at its option, elects to cause an Excluded Subsidiary to become a Subsidiary Loan Party, then Holdings will, within 60 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after (x) such newly formed or acquired Restricted Subsidiary is formed or acquired, (y) such Restricted Subsidiary ceases to be an Excluded Subsidiary or (z) Holdings has made such election, notify the Administrative Agent thereof and will cause such Restricted Subsidiary to comply with the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within 60 days after such notice (or such longer period as the Administrative Agent shall reasonably agree). Holdings and the Borrower shall deliver or cause to be delivered to the Administrative Agent a completed Perfection Certificate (or supplement thereof) with respect to such Restricted Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby concurrently with the satisfaction of the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary.

(b) Notwithstanding the foregoing, in the event any Material Real Property would be required to be mortgaged pursuant to this Section 5.09, the applicable Loan Party shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such Material Real Property within 90 days following the later of the date such Loan Party becomes a Loan Party and the acquisition of such Material Real Property, or such longer time period as agreed by the Administrative Agent in its reasonable discretion; provided that if Holdings has used its reasonable efforts to provide the documentation reasonably requested by the Lenders to obtain a “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination and the flood insurance compliance items listed in clause (e)(iii) of the definition of “Collateral and Guarantee Requirements”, in the event that any such flood insurance diligence is not completed by the Lenders by the date by which the applicable Loan Party is required to execute and deliver a Mortgage, such Loan Party shall instead execute and deliver such Mortgage within a reasonable period upon receipt of written notice from the Administrative Agent that such flood insurance diligence is complete (or such longer time period as agreed by the Administrative Agent in its reasonable discretion).

(c) With respect to each Non-U.S. Guarantor (or any Subsidiary that is required to become a Non-U.S. Guarantor after the Effective Date, as specified on Schedule 1.01(d)), Holdings shall cause such Subsidiary to enter into the documentation specified on Schedule 1.01(d) by the date specified therein. Holdings will also cause each French Guarantor owned as of the Effective Date to, concurrently with its entry into the French Law Security Documents within 90 days following the Effective Date, execute and deliver a joinder to the Guarantee Agreement.

Section 5.10. Liens.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien that secures Obligations under any Indebtedness, including any guarantee of Indebtedness, on any asset or property of Holdings, the Borrower or any Subsidiary Loan Party, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(i) in the case of Liens on any Collateral, (i) such Lien is expressly junior to the Liens on the Collateral securing the Secured Obligations or (ii) such Lien is a Permitted Lien; and

(ii) in the case of Liens on any property, assets or proceeds that is not Collateral, (i) if such Lien secures Restricted Indebtedness, the Loans are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien, until such time as such Restricted Indebtedness is no longer secured by such Lien, (ii) in all other cases in which such Lien secures Obligations under any Indebtedness, the Loans are equally and ratably secured until such time as such Obligations are no longer secured by such Lien or (iii) such Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Lenders pursuant to Section 5.10(a)(ii) shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in Section 5.10(a)(ii) that gave rise to the obligation to secure the Loans.

(c) An increase of the amount of outstanding Indebtedness secured by Liens solely as a result of:

(i) the accrual of interest or the accretion or amortization of original issue discount, or

(ii) fluctuations in the exchange rate of currencies or increases in the value of the property securing the applicable Indebtedness will not be deemed to be a creation or incurrence of Liens for purposes of this Section 5.10.

Section 5.11. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction (provided, that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction) on the ability of any such Restricted Subsidiary to:

(i) (i) pay dividends or make any other distributions to Holdings or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to Holdings or, in the case of a Restricted Subsidiary that is not the Borrower or a Subsidiary Loan Party, to any Restricted Subsidiary that is the Borrower or a Subsidiary Loan Party;

(ii) make loans or advances to Holdings or, in the case of a Restricted Subsidiary that is not the Borrower or a Subsidiary Loan Party, to any Restricted Subsidiary that is the Borrower or a Subsidiary Loan Party; or

(iii) sell, lease or transfer any of its properties or assets to Holdings or, in the case of a Restricted Subsidiary that is not the Borrower or a Subsidiary Loan Party, to any Restricted Subsidiary that is the Borrower or a Subsidiary Loan Party.

(b) Section 5.11(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Effective Date, including pursuant to the Revolving Credit Facilities, this Agreement, and the related documentation and Hedging Obligations and the related documentation and similar restrictions contained in any future credit facility or Hedging Obligations of or guaranteed by Holdings;

(2) (i) the New 4.625% Notes, the New 4.625% Indenture, the New 9.875% Notes, the New 9.875% Indenture, and the “Note Guarantees” under and as defined in the New 9.875% Indenture and New 4.625% Indenture, and similar restrictions contained in the documentation entered into in connection with any future debt securities issued or guaranteed by Holdings and (ii) the Existing Indentures, the Existing Notes and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions of the nature discussed in Section 5.11(a)(3) on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with and into Holdings or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into Holdings or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(6) contracts or agreements for the sale of assets, including any restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 5.06 and Section 5.10 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(9) customary provisions in any joint venture agreement or other similar agreement (including partnership, limited liability company and stockholder agreements and constituent documents of a joint venture entity) relating solely to the applicable joint venture;

(10) customary provisions contained in leases, sub-leases, licenses, sub-licenses. Equity Interests or similar agreements, including with respect to Intellectual Property and other agreements, in each case, entered into in the ordinary course of business;

(11) restrictions created in connection with any Qualified Securitization Facility permitted under Section 5.06(b)(12)(ii)(A)(y) that, in the good faith judgment of the Board of Directors or senior management of Holdings, are necessary or advisable to effect such Qualified Securitization Facility;

(12) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(14) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(15) restrictions arising in connection with cash or other deposits permitted under Section 5.10.

(16) customary restrictions and conditions contained in the document relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant;

(17) any agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 5.06 entered into after the Effective Date so long as such encumbrances and restrictions included therein either:

(i) are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than: (A) encumbrances or restrictions contained in this Agreement, the New 9.875% Indenture, the New 4.625% Indenture, or the Revolving Credit Facilities as of the Effective Date or (B) encumbrances or restrictions that were in effect on the Effective Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Effective Date; or

(ii) will not materially impair the Borrower’s ability to make payments on the Loans when due or apply only during the continuance of a default under such agreement or instrument,

in the case of each of clauses (17)(i) and (ii), in the good faith judgment of the Board of Directors or senior management of Holdings at the time such encumbrances or restrictions are agreed to; and

(18) any encumbrances or restrictions of the type referred to in Sections 5.11(a)(1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b)(1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 5.12. Asset Sales.

(a) Holdings will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale or a Permitted Seadrift Equity Disposition unless:

(1) In the case of an Asset Sale, Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of as determined at the time the commitment to make such Asset Sale is given; and

(2) In the case of an Asset Sale, at least 75% of the consideration received by Holdings or a Restricted Subsidiary from such Asset Sale, together with the consideration from all other Asset Sales since the Effective Date (on a cumulative basis) received by Holdings or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the following shall be deemed to be Cash Equivalents for purposes of this clause (2) and for no other purpose:

a. the amount of any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that: (i) are assumed by the transferee of any such assets in connection with an Asset Sale to a Third Party for a bona fide business purpose, or (ii) that are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to Holdings or its Restricted Subsidiaries) and, in each case, for which Holdings and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

b. the fair market value at the time of the relevant Asset Sale of any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale;

c. [reserved];

d. the principal amount of any Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to Holdings or its Restricted Subsidiaries or debt subordinated to the Loans), to the extent that Holdings and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, and

e. the fair market value of property or assets received as consideration in such Asset Sale so long as Holdings and its Restricted Subsidiaries would be permitted to make Investments in such property or assets with the Net Proceeds, if any, of such Asset Sale pursuant to clause (b)(2) of this covenant.

(3) in the case of a Permitted Seadrift Equity Disposition, (i) the Loan Parties or Seadrift receive consideration at the time of such Permitted Seadrift Equity Disposition at least equal to the fair market value of the assets sold or otherwise disposed of as determined at the time the commitment to make such Permitted Seadrift Equity Disposition is given; and (ii) at least 75% of the consideration received by the Loan Parties or Seadrift from such Permitted Seadrift Equity Disposition is in the form of cash or Cash Equivalents; provided, that the following shall be deemed to be Cash Equivalents for purposes of this clause (ii) and for no other purpose:

a. the amount of any liabilities (as shown on the applicable Loan Party’s or Seadrift’s most recent balance sheet or in the footnotes thereto) of the Loan Parties or Seadrift, other than liabilities that are by their terms subordinated to the Loans, that: (i) are assumed by the Third Party transferee of the Permitted Seadrift Equity Disposition, or (ii) that are otherwise cancelled or terminated in connection with the transaction with such Third Party transferee (other than intercompany debt owed to Holdings or its Restricted Subsidiaries) and, in each case, for which Holdings and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

b. the fair market value at the time of the relevant Permitted Seadrift Equity Disposition of any securities, notes or other obligations or assets received by such Loan Parties or Seadrift from such transferee that are converted by such Loan Parties into cash or Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Permitted Seadrift Equity Disposition; and

c. the fair market value of property or assets received as consideration in such Permitted Seadrift Equity Disposition so long as Holdings and its Restricted Subsidiaries would be permitted to make Investments in such property or assets with the Net Proceeds, if any, of such Permitted Seadrift Equity Disposition pursuant to clause (b)(2) of this covenant.

(b) Within (x) 365 days after the receipt of any Net Proceeds of any Asset Sale or (y) 730 days after the receipt of any Net Proceeds of any Permitted Seadrift Equity Disposition, Holdings or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale or Permitted Seadrift Equity Disposition:

(1) (a) in the case of an Asset Sale, to the extent the assets or property disposed of in the Asset Sale constituted Collateral or the Calais Facility, to repay: (i) Obligations under the Revolving Credit Facilities (without a corresponding commitment reduction), (ii) Term Loans (it being understood and agreed that any reduction of Delayed Draw Commitments shall be deemed, dollar-for-dollar, an application of Net Proceeds in an amount equal to the Delayed Draw Commitments so reduced), or (iii) any other First Lien Indebtedness, other than

Indebtedness owed to Holdings or a Restricted Subsidiary; provided that if Holdings or a Restricted Subsidiary shall repay any Obligations under the Revolving Credit Facilities or any other First Lien Indebtedness, it shall (x) reduce the principal amount of the Term Loans equally and ratably with the principal amount of any such Revolving Credit Facilities and such other First Lien Indebtedness repaid pursuant to this clause (1)(a) as provided in Section 2.11(a) and/or through open market purchases of the Term Loans (to the extent such purchases are at or above 100% of the principal amount thereof) and/or (y) make an offer (in accordance with the procedures set forth in this Section 5.12) to all Lenders to prepay their Term Loans on a ratable basis;

(b) in the case of an Asset Sale, to the extent the assets or property disposed of in an Asset Sale did not constitute Collateral (other than the Calais Facility): (i) to repay: (A) Obligations under the Revolving Credit Facilities (without a corresponding commitment reduction), (B) the Term Loans (it being understood and agreed that any reduction of Delayed Draw Commitments shall be deemed, dollar-for-dollar, an application of Net Proceeds in an amount equal to the Delayed Draw Commitments so reduced) or (C) any other First Lien Indebtedness (in each case, other than Indebtedness owed to Holdings or a Restricted Subsidiary); provided that if Holdings or a Restricted Subsidiary shall repay any Obligations under the Revolving Credit Facilities or any other First Lien Indebtedness, it shall (x) reduce the principal amount of the Term Loans equally and ratably with the principal amount of any such Revolving Credit Facilities and such other First Lien Indebtedness repaid pursuant to this clause (1)(b) as provided in Section 2.11(a) and/or through open market purchases of the Term Loans (to the extent such purchases are at or above 100% of the principal amount thereof) and/or (y) make an offer (in accordance with the procedures set forth in this Section 5.12) to all Lenders to prepay their Term Loans on a ratable basis or (ii) to permanently reduce Obligations under any Senior Indebtedness (other than any Senior Indebtedness referred to in clause (b)(i) above); provided that Holdings or a Restricted Subsidiary shall (x) reduce the principal amount of the Term Loans equally and ratably with the principal amount of any such Senior Indebtedness repaid pursuant to this clause (1)(b) as provided in Section 2.11(a) and/or through open market purchases of the Term Loans (to the extent such purchases are at or above 100% of the principal amount thereof) and/or (y) make an offer (in accordance with the procedures set forth in this Section 5.12) to all Lenders to prepay their Term Loans on a ratable basis;

(c) in the case of an Asset Sale, to permanently reduce Indebtedness of a Restricted Subsidiary that is not the Borrower or a Guarantor, other than Indebtedness owed to Holdings or another Restricted Subsidiary; or

(d) in the case of a Permitted Seadrift Equity Disposition,: (i) to repay (A) Revolving Credit Facilities Obligations (without a corresponding commitment reduction), the Term Loans (it being understood and agreed that any reduction of Delayed Draw Commitments shall be deemed, dollar-for-dollar, an application of Net Proceeds in an amount equal to the Delayed Draw Commitments so reduced) and other First Lien Indebtedness, other than Indebtedness owed to Holdings or a Restricted Subsidiary; provided that if Holdings or a Restricted Subsidiary shall repay any Obligations under the Revolving Credit Facilities or any other First Lien Indebtedness, it shall (x) reduce the principal amount of the Term Loans equally and ratably with the principal amount of any such Revolving Credit Facilities and such other First Lien Indebtedness repaid pursuant to this clause (1)(d) as provided in Section 2.11(a) and/or through open market purchases of the Term Loans (to the extent such purchases are at or above 100% of the principal amount thereof) and/or (y) make an offer (in accordance with the procedures set forth in this Section 5.12) to all Lenders to prepay their Term Loans on a ratable basis;

(2) (a) to make an Acquisition, (b) to make capital expenditures, or (c) to acquire assets; in the case of each of (a), (b) and (c), used or useful in a Similar Business or that replace the businesses and/or assets that are the subject of such Asset Sale (it being understood that to the extent any such business and/or assets are of a type constituting Collateral under any Security Document in the applicable jurisdiction (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Agreement or the Security Documents), such assets will be pledged and thereafter constitute Collateral);

provided, that, in the case of clause (b)(2) above, (i) a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as in the case of a Permitted Seadrift Equity Disposition, Seadrift, or in the case of an Asset Sale, Holdings or a Restricted Subsidiary, enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”), provided that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied pursuant to clause (b)(2), then such Net Proceeds shall constitute Excess Proceeds after the applicable date set forth in clause (b) above, (ii) the amount of Net Proceeds that may be applied (other than Net Proceeds received from a Permitted Seadrift Equity Disposition) shall not exceed $25,000,000 and (iii) any investment made pursuant to clause (b)(2) above with the Net Proceeds of a Permitted Seadrift Equity Disposition must be with respect to assets or property owned by Seadrift and its Subsidiaries.

Any Net Proceeds from a Permitted Seadrift Equity Disposition that are not invested or applied as provided and within the applicable time period set forth in this Section 5.12(b) (it being understood that any portion of such Net Proceeds used to make an offer to prepay Term Loans or other First Lien Indebtedness, as described in Section 5.12(b)(1)(d) above will be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” Upon such Net Proceeds constituting Excess Proceeds, the Borrower shall ratably out of such Excess Proceeds (x) repay Revolving Credit Facilities Obligations (without a corresponding commitment reduction) and (y) make an offer to all Lenders and, at the option of the Borrower, to any other holders of other First Lien Indebtedness, to prepay the maximum principal amount of Term Loans (it being understood and agreed that any reduction of Delayed Draw Commitments shall be deemed, dollar-for-dollar, an application of Net Proceeds in an amount equal to the Delayed Draw Commitments so reduced) and/or other First Lien Indebtedness on a pro rata basis based on the accreted value or principal amount thereof (such offer in respect of the Term Loans, an “Asset Sale Offer”) that may be prepaid out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or, in the case of other First Lien Indebtedness, such lesser price, if any, as may be provided for by the terms of such First Lien Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures described below; provided, that a reduction of the Delayed Draw Commitments shall be deemed to be a cash prepayment for purposes hereof and shall correspondingly reduce the obligations of the Borrower to make an Asset Sale Offer; provided, further, that for the avoidance of doubt no Prepayment Premium shall be payable with respect to any prepayment made pursuant to an Asset Sale Offer. The Borrower may satisfy the foregoing obligations with respect to any Net Proceeds from a Permitted Seadrift Equity Disposition by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the 730 days (or such longer period provided above).

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the applicable time period set forth in this Section 5.12(b) (it being understood that any portion of such Net Proceeds used to make an offer to prepay Term Loans or other First Lien Indebtedness, as described in Section 5.12(b)(1)(b) above will be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25,000,000, the Borrower shall ratably out of such Excess Proceeds (x) repay Revolving Credit Facilities Obligations (without a corresponding commitment reduction) and (y) make an Asset Sale

Offer to all Lenders and, at the option of the Borrower, to any other holders of other First Lien Indebtedness and/or, to the extent that the assets or property disposed of in an Asset Sale were not Collateral, Senior Indebtedness ,to prepay the maximum principal amount of Term Loans (it being understood and agreed that any reduction of Delayed Draw Commitments shall be deemed, dollar-for-dollar, an application of Net Proceeds in an amount equal to the Delayed Draw Commitments so reduced) and/or other First Lien Indebtedness and/or Senior Indebtedness on a pro rata basis based on the accreted value or principal amount thereof that may be prepaid out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or, in the case of other First Lien Indebtedness and/or Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such First Lien Indebtedness and/or Senior Indebtedness to, but not including, the date fixed for the closing of such offer, in accordance with the procedures described below; provided, that a reduction of the Delayed Draw Commitments shall be deemed to be a cash prepayment for purposes hereof and shall correspondingly reduce the obligations of the Borrower to make an Asset Sale Offer; provided, further, that for the avoidance of doubt no Prepayment Premium shall be payable with respect to any prepayment made pursuant to an Asset Sale Offer . The Borrower may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the 365 days (or such longer period provided above) or with respect to Excess Proceeds of $25,000,000 or less.

(c) The Borrower shall commence an Asset Sale Offer with respect to Excess Proceeds within fifteen Business Days after any date that the Excess Proceeds exceed $25,000,000, in the case of an Asset Sale, or within fifteen Business Days after Net Proceeds from a Permitted Seadrift Equity Disposition become Excess Proceeds, in the case of a Permitted Seadrift Equity Disposition, by sending or causing to be sent notice of such Asset Sale Offer to the Administrative Agent with the following information:

(i) that such Asset Sale Offer is being made pursuant to the “Asset Sale” covenant;

(ii) if applicable, the amount and identity of any First Lien Indebtedness and/or Senior Indebtedness included in such Asset Sale Offer;

(iii) the amount of Excess Proceeds available for prepayment of Loans and, if applicable, First Lien Indebtedness and/or Senior Indebtedness in such Asset Sale Offer, the purchase price for the Loans and the prepayment date, which will be no earlier than 10 days nor later than 60 days from the date such notice is mailed or otherwise sent (the “Asset Sale Payment Date”);

(iv) that all Loans properly elected to be prepaid and not properly withdrawn pursuant to such Asset Sale Offer, together with, if applicable, any properly tendered and not properly withdrawn First Lien Indebtedness and/or Senior Indebtedness included in such Asset Sale Offer will be prepaid by the Borrower on a pro rata basis up to the amount of Excess Proceeds included in such Asset Sale Offer;

(v) that any Loan not properly elected to be prepaid in accordance with the terms of such Asset Sale Offer and any Loan (or portion thereof) not prepaid in such Asset Sale Offer will remain outstanding and continue to accrue interest;

(vi) that unless the Borrower defaults in the payment of the Excess Proceeds included in such Asset Sale Offer, all Loans prepaid pursuant to such Asset Sale Offer will cease to accrue interest on the relevant Asset Sale Payment Date;

(vii) [reserved];

(viii) that Lenders will be entitled to withdraw their election to require the Borrower to prepay such Loans; provided that the Administrative Agent receives, not later than the close of business on the second Business Day prior to the expiration date of such Asset Sale Offer, a notice setting forth the name of the Lender, the principal amount of the Loans to be prepaid and a statement that such Lender is withdrawing its election to have such Loans prepaid; and

(ix) the other instructions, as determined by the Borrower, consistent with this covenant, that a Lender must follow in order to have its Loans prepaid pursuant to such Asset Sale Offer.

(d) To the extent that the aggregate amount of Loans and, if applicable, First Lien Indebtedness and/or Senior Indebtedness tendered or prepaid pursuant to an Asset Sale Offer or otherwise is less than the Excess Proceeds included therein, the Borrower may use any remaining Excess Proceeds included therein for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Loans and, if applicable, First Lien Indebtedness and/or Senior Indebtedness elected to be prepaid in an Asset Sale Offer or otherwise exceeds the amount of Excess Proceeds included therein and available for prepayment of the Loans, First Lien Indebtedness, and/or Senior Indebtedness, the Borrower shall prepay the Loans, other First Lien Indebtedness, and/or Senior Indebtedness of all Lenders or holders of such other Indebtedness that have elected to be prepaid ratably based on the accreted value or principal amount thereof. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer or prepayment shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

(e) Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Revolving Credit Facilities, or otherwise use such Net Proceeds in any manner not prohibited by this Agreement.

(f) [reserved].

(g) The provisions under this Agreement relating to the obligation to make an Asset Sale Offer may be waived or modified with the written consent of the Required Lenders.

(h) From and after the consummation of a Permitted Seadrift Equity Disposition, no prepayment or Asset Sale Offer shall be required with the Net Proceeds of any Asset Sale by Seadrift or any of its Subsidiaries to the extent restricted by any joint venture agreement or other similar agreement or governing document (including partnership, limited liability company and stockholder agreements and constituent documents) of Seadrift, except to the extent of any amounts actually distributed in respect of such Asset Sale to a Loan Party.

Section 5.13. Information Regarding Collateral.

(a) Holdings or the Borrower shall furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in the Borrower’s or any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such party is organized or owns Mortgaged Property in a jurisdiction where its organizational identification number is required to be included in a Uniform Commercial Code financing statement for such jurisdiction.

(b) Not later than five Business Days after financial statements are required to be delivered pursuant to Section 5.01(a), Holdings shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings (i) setting forth the information required pursuant to Paragraphs 1(a), 1(f), 6, 7 and 9 of the Perfection Certificate or confirming that there has been no change in such information since the later of (x) the date of the Perfection Certificate delivered on the Effective Date or (y) the date of the most recent certificate delivered pursuant to this Section 5.13, (ii) identifying any Wholly-Owned Subsidiary that is a Restricted Subsidiary and that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal year and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.13 have been given.

Section 5.14. [Reserved].

Section 5.15. [Reserved].

Section 5.16. Further Assurances.

(a) Holdings will, and will cause the Borrower and each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of Holdings, the Borrower and the Subsidiary Loan Parties.

(b) If, after the Effective Date, any material assets (other than Excluded Assets), including any Material Real Property, are acquired by a Domestic Loan Party or are held by any Domestic Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.09 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets or Excluded Real Property), Holdings will notify the Administrative Agent (and the Administrative Agent shall notify the Lenders) thereof, and Holdings will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.16 and as required pursuant to the Collateral and Guarantee Requirement, all at the expense of the Loan Parties and subject to the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is required to be mortgaged pursuant to this Section 5.12(b), the applicable Loan Party shall be required to comply with the Collateral and Guarantee Requirement and paragraph (a) of this Section 5.16 within 90 days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion; provided that if Holdings or the applicable Loan Party has used its reasonable efforts to provide the documentation reasonably requested by the Lenders to obtain a “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination and the flood insurance compliance items listed in clause (e)(iii) of the definition of “Collateral and Guarantee Requirements”, in the event that any such flood insurance diligence is not completed by the Lenders by the date by which the applicable Loan Party is required to execute and deliver a Mortgage, such Loan Party shall instead execute and deliver such Mortgage within a reasonable period upon written receipt of notice from the Administrative Agent that such flood insurance diligence is complete (or such longer time period as agreed by the Administrative Agent in its reasonable discretion).

(c) If the Spanish Mortgages cease to secure the Revolving Credit Facilities Obligations for any reason (including, without limitation, following the Discharge of Revolving Credit Facility Obligations (as defined in the Equal Priority Intercreditor Agreement)), Holdings will notify the Administrative Agent (and the Administrative Agent shall notify the Lenders) thereof, and Holdings will cause GrafTech Ibérica, S.L. to: (i) grant Mortgages over the Spanish Mortgaged Assets in favor of the Secured Parties, which shall be granted on substantially the same terms as the Spanish Mortgages and be subject to the terms of the Applicable Intercreditor Arrangements; (ii) take all actions necessary to perfect such new Mortgages (including, without limitation, filing with the relevant Spanish Land Registry or Spanish Moveable Assets Registry, as applicable), and (iii) otherwise comply with the Collateral and Guarantee Requirement and paragraph (a) of this Section 5.16, within 90 days following the date on which the Spanish Mortgages cease to secure the Revolving Credit Facilities Obligations (or such longer time period as agreed by the Administrative Agent in its reasonable discretion). For the avoidance of any doubt, and without prejudice to the provisions regarding the application of proceeds arising from the Spanish Mortgaged Assets as set forth in the Applicable Intercreditor Arrangement, the Secured Parties waive the obligation to perfect any Liens on the Spanish Mortgaged Assets as long as the Discharge of Revolving Credit Facility Obligations (as defined in the Equal Priority Intercreditor Agreement) has not occurred, but all references in Sections 5.06, 5.10 and 5.12 to the “Collateral” shall include the Spanish Mortgaged Assets.

Section 5.17. Real Estate Mortgages. With respect to any Material Real Property, within 90 days after the Effective Date (or such later date as the Collateral Agent may determine in its sole discretion), Holdings shall, or shall cause the record owner of such Material Real Property, to comply with the “Collateral and Guarantee Requirement” as it relates to such Material Real Property identified on Schedule 1.01(c); provided that if Holdings or the applicable Loan Party has used its reasonable efforts to provide the documentation reasonably requested by the Lenders to obtain a “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination and the flood insurance compliance items listed in clause (e)(iii) of the definition of “Collateral and Guarantee Requirements”, in the event that any such flood insurance diligence is not completed by the Lenders by the date by which the applicable Loan Party is required to execute and deliver a Mortgage, such Loan Party shall instead execute and deliver such Mortgage within a reasonable period upon written receipt of notice from the Administrative Agent that such flood insurance diligence is complete (or such longer time period as agreed by the Administrative Agent in its reasonable discretion).

Section 5.18. Intellectual Property; Material Real Property.

(a) From and after the Effective Date, Holdings shall not, nor shall it permit any Subsidiary Loan Party to, sell, dispose, assign, license, lease or otherwise transfer (including, without limitation, through any merger, consolidation, LLC Division or amalgamation or by making any in the form of a contribution, exclusive license or other transfer) any Intellectual Property that is material to the business of Holdings and its Restricted Subsidiaries, taken as a whole (“Material Intellectual Property”), or Material Real Property to (i) any Subsidiary that is not a Loan Party other than the grant of a non-exclusive license of such Material Intellectual Property or Material Real Property in the ordinary course of business or (ii) Seadrift.

(b) To the extent that a Subsidiary Loan Party owns or holds an exclusive license to any Material Intellectual Property or Material Real Property, the Guarantee by such Subsidiary Loan Party shall not be released pursuant to Section 9.14 as a result of such Guarantor becoming an Excluded Subsidiary (other than Seadrift and/or its Subsidiaries pursuant to a Permitted Seadrift Equity Disposition, subject to the Borrower’s compliance with the immediately preceding clause (a)).

Section 5.19. Control Agreements. Within ninety (90) days following the Effective Date (or such later date agreed to by the Administrative Agent in its reasonable discretion), Holdings, the Borrower and each Subsidiary Loan Party that is a Domestic Subsidiary that shall enter into, and direct each depository to enter into, Control Agreements with respect to each deposit account maintained by such Loan Party at such depository as of such date (other than any Excluded Accounts). On or prior to the date that is ninety (90) days after (a) the date of acquisition or opening of any new deposit account (other than any

Excluded Accounts) by Holdings, the Borrower or any Subsidiary Loan Party that is a Domestic Subsidiary (or if later, ninety (90) days after the date such Person became a Loan Party), or (b) the date any deposit account ceases to be an Excluded Account (or, in the case of clauses (a) and (b), such later date agreed to by the Administrative Agent in its reasonable discretion), such Loan Party shall enter into, and direct each depository to enter into, Control Agreements with respect to such deposit account (other than any Excluded Accounts).

Section 5.20. Amendment of Restricted Indebtedness. Holdings shall not, and shall not permit any Restricted Subsidiary to, amend or modify the documentation governing any Restricted Indebtedness, in each case if the effect of such amendment or modification is materially adverse to the Lenders, including amendments or modifications to any such Restricted Indebtedness to incur additional Indebtedness thereunder; provided that such modification will not be deemed to be materially adverse if such Restricted Indebtedness could be otherwise incurred under this Agreement with such terms as so amended or modified at the time of such amendment or modification.

Section 5.21. [Reserved].

Section 5.22. Maintenance of Properties. Holdings will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.23. Insurance.

(a) Holdings will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Holdings shall cause each such policy of general liability or casualty insurance (other than directors and officers policies, workers compensation policies and business interruption insurance), except, in the case of any Foreign Subsidiary where it is not customary to do so in the relevant jurisdiction, to (i) in the case of each general liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee or mortgagee thereunder.

(b) If any “Building” (as defined in 12 CFR Chapter III, Section 339.2) or other improvement included in any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Holdings shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with the Flood Insurance Laws and (ii) furnish to the Lenders information presented in reasonable detail as to the flood insurance so carried, including (A) copies of the applicable Loan Party’s application for a flood insurance policy plus proof or premium payment, (B) a declaration page confirming that flood insurance has been issued or (C) such other evidence of flood insurance, in an amount equal to at least the amount required by the Flood Laws and otherwise including terms reasonably satisfactory to the Administrative Agent.

Section 5.24. Books and Records; Inspection and Audit Rights. Holdings will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or the Restricted Subsidiaries, as the case may be. Holdings will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and visually inspect its tangible properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that (i) such representatives shall use commercially reasonable efforts to avoid interruption of the normal business operations of Holdings and its Subsidiaries and (ii) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.24 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided further that (a) when an Event of Default exists, the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

Section 5.25. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including ERISA and other applicable pension laws, Environmental Laws (including conducting any clean-up or other remedial action required by and in accordance with Environmental Law), the USA PATRIOT Act, Sanctions, and Anti-Corruption Laws) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.26. Use of Proceeds. The Borrower will use the proceeds of the Term Loans solely in accordance with Section 3.16 and, in any case, not in violation of Section 3.15 or Section 5.30.

Section 5.27. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.27 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings shall, and shall cause each other Loan Party to, deliver the documents or take the actions specified on Schedule 5.27 that would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

Section 5.28. Maintenance of Rating of the Term Loans. Within 60 days following the Effective Date, the Borrower shall use commercially reasonable efforts to obtain (and thereafter maintain) (i) a corporate credit rating (but not any particular rating) from S&P and a corporate family rating (but not any particular rating) from Moody’s, in each case in respect of Holdings and (ii) a public rating (but not any particular rating) in respect of the Term Loans from each of S&P and Moody’s.

Section 5.29. Lines of Business. Holdings and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Section 5.30. Anti-Corruption Laws. None of Holdings, the Borrower or any other Restricted Subsidiary will directly or knowingly indirectly use the proceeds hereunder, or otherwise make available such proceeds to any Person, for the purpose of (i) funding the activities of any Person that, at the time of such funding, is a Person with whom dealings are prohibited by any Sanctions or (ii) funding, financing or facilitating any activity in a Sanctioned Country or in any other manner, in each case except to the extent permitted for a Person required to comply with Sanctions. None of Holdings, the Borrower or any other Restricted Subsidiary will directly or, to their knowledge, indirectly, use the proceeds hereunder in furtherance of an offer, promise to pay or authorization for the payment or giving of money or anything else of value to any Person in violation of the Anti-Corruption Laws.

Section 5.31. Changes in Fiscal Periods. Holdings will not make any change in its fiscal year.

ARTICLE VI

FUNDAMENTAL CHANGES

Holdings will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or dispose of all or substantially all of its assets (which, for the avoidance of doubt, shall not restrict Holdings or any Restricted Subsidiary from changing its organizational form in a transaction that does not involve a merger or consolidation transaction), except that:

(i) (A) any Restricted Subsidiary may merge or consolidate with the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) Holdings or any Restricted Subsidiary (other than the Borrower) may merge or consolidate with Holdings or another Restricted Subsidiary; provided that (1) when Holdings is merging or consolidating with a Restricted Subsidiary, the continuing or surviving Person shall be Holdings and (2) when any Subsidiary Loan Party is merging or consolidating with another Restricted Subsidiary, either (x) the continuing or surviving Person shall be a Subsidiary Loan Party or (y) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 5.07 (treating such acquisition as an Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party);

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and the Restricted Subsidiaries; provided that if the liquidating or dissolving Restricted Subsidiary is a Subsidiary Loan Party, then all the assets (other than a de minimis portion) of such Restricted Subsidiary shall be distributed to a Loan Party in connection with such liquidation or dissolution;

(iii) any Restricted Subsidiary may make a disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment is a permitted

Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 5.07 or (C) to the extent constituting a disposition to a Restricted Subsidiary that is not a Loan Party, such disposition is for fair market value (as determined in good faith by Holdings) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 5.07;

(iv) the Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or the Person to which such assets are disposed or (B) if the Person formed by or surviving any such merger or consolidation, or the Person to which such assets are disposed, is not the Borrower or is a Person into which the Borrower has been liquidated (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that (y) if such Person is not a Loan Party, no Event of Default (or, to the extent related to a Limited Condition Transaction, no Specified Event of Default) shall exist after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower will use commercially reasonable efforts to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act and the Beneficial Ownership Regulation;

(v) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 5.07; provided that (A) if Holdings or the Borrower is merging or consolidating, then the continuing or surviving Person shall be Holdings or the Borrower, as the case may be and (B) if a Restricted Subsidiary (other than the Borrower) is merging or consolidating, then the continuing or surviving Person shall be a Restricted Subsidiary, and in each case, Holdings, the Borrower or such Restricted Subsidiary, as the case may be, shall have complied with the requirements of Section 5.09 and 5.16; and

(vi) any Restricted Subsidiary (other than the Borrower) may effect a disposition (including a merger, dissolution, liquidation consolidation or amalgamation to effect a disposition) permitted pursuant to Section 5.12.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default.

(a) If any of the following events (any such event, an “Event of Default”) shall occur:

(1) a default in payment when due and payable, upon acceleration or otherwise, of principal of, or premium, if any, on the Loans;

(2) a default for 30 days or more in the payment when due of interest on or with respect to the Loans;

(3) the failure by the Borrower or any other Loan Party for 60 days after receipt of written notice given by the Administrative Agent or the Required Lenders to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in this Agreement or the other Loan Documents;

(4) (a) Holdings or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); or (b) any breach or default occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (4) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Hedging Obligations that constitute Material Indebtedness (it being understood that clause (4)(a) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event); provided, further, that such Event of Default, and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Loans), shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose:

(A) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(B) holders thereof have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to such Event of Default; or

(C) the default that is the basis for such Event of Default has been cured or is no longer continuing.

(5) failure by Holdings, the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of Holdings made available to the Lenders) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $75,000,000 (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) (A) Holdings, the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) takes any comparable action under any foreign laws relating to insolvency;

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Holdings, Borrower, any Subsidiary Loan Party or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of Holdings, the Borrower, any Subsidiary Loan Party or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of Holdings, the Borrower, any Subsidiary Loan Party or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(7) the Guarantee of the Secured Obligations of Holdings or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of Holdings made available to the Lenders) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any responsible officer of any Loan Party that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of Holdings made available to the Lenders) would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee of the Secured Obligations or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee of the Secured Obligations in accordance with this Agreement;

(8) (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Agreement or the applicable Security Documents), with the priority required by this Agreement and the applicable Security Documents, other than (A) in accordance with the terms of this Agreement and the applicable Security Documents, (B) the satisfaction in full of all Secured Obligations under this Agreement, (C) any loss of perfection that results from the failure of the Controlling First Lien Collateral Agent or Collateral Agent to maintain possession of stock certificates, promissory notes or other instruments delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation financing statements or (D) as to Collateral consisting of Material Real Property to the extent such losses are covered by a Secured Party’s title insurance policy and such insurer has not denied coverage and (ii) such default continues for 30 days after receipt of written notice given by the Administrative Agent or the Required Lenders; or

(9) Holdings, the Borrower or any Subsidiary Loan Party that is a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of Holdings made available to the Lenders) would constitute a Significant Subsidiary) shall assert in writing that any security interest in any material Security Document is invalid or unenforceable (other than by reason of the satisfaction in full of all obligations under this Agreement and discharge of this Agreement, the release of the Guarantee of Holdings or such Subsidiary Loan Party in accordance with the terms of this Agreement or the release of such security interest in accordance with the terms of this Agreement and the Security Documents), whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (6) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings or the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) (and, in the case of clause (ii), thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and premiums (including the Prepayment Premium) and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower), (iii) [reserved] and (iv) exercise on behalf of itself and the Lenders all rights and remedies, including the right to enforce all security interests in Collateral created by the Security Documents, available to it, the Lenders under the Loan Documents and applicable law, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to Holdings or the Borrower described in paragraph (6) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and premiums (including the Prepayment Premium) and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

For the avoidance of doubt, any “going concern” or like qualification or exception in connection with (x) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (y) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period, in each case in connection with financial statements delivered pursuant to Section 5.01(a) shall not be a Default or Event of Default.

(b) Any Event of Default specified in Section 7.01(a)(4), and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes), shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) holders thereof have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured or is no longer continuing.

Section 7.02. [Reserved].

Section 7.03. Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents, in each case subject to the provisions of any Applicable Intercreditor Arrangement.

ARTICLE VIII

ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints GLAS USA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and Collateral Agent, the Lenders and the other Secured Parties, and none of Holdings or any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

Each of the Lenders hereby irrevocably appoints and authorizes GLAS Americas to act on its behalf as the Collateral Agent and to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

The rights, privileges, protections, immunities and benefits provided to the Agents hereunder, including rights to indemnification, are extended to, and shall be enforceable by, each Agent in each of its capacities hereunder and under each Loan Document. In addition, no party hereto shall assert, and hereby waives, any claim against any Agent (and any sub-agent thereof), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or the transactions contemplated thereby, any Loan or the use of the proceeds thereof.

Without limiting anything to the foregoing, in relation to any Security Document governed by Swiss law (a “Swiss Security Document”),

(a) the Collateral Agent shall:

(i) hold, administer and (subject to the same having become enforceable and to the terms of this Agreement) realise any Collateral granted under a Swiss Security Document which is a Collateral transferred or assigned (Sicherungsübereignung/Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht-akzessorische Sicherheit) as a fiduciary (Treuhänder) in its own name but for the account of all Secured Parties which have the benefit of such Collateral in accordance with this Agreement and the respective Swiss Security Document; and

(ii) hold, administer and (subject to the same having become enforceable and to the terms of this Agreement) realise any Collateral granted under a Swiss Security Document which is pledged (Pfandrecht) or otherwise granted under an accessory security right (akzessorische Sicherheit) as a direct representative (direkter Stellvertreter) in the name and for the account of all Secured Parties which have the benefit of such Collateral in accordance with this Agreement and the respective Swiss Security Document.

(b) Each Secured Party which becomes a party to this Agreement ratifies and approves all acts and declarations previously done by the Collateral Agent on such Secured Party’s behalf in relation to the creation of any pledge or other accessory security right in the name and for the account of any Secured Party in respect of the Swiss Security Documents.

(c) Each Secured Party (other than the Collateral Agent) hereby authorises the Collateral Agent to:

(d) accept as its direct representative (direkter Stellvertreter) any pledge or other accessory security right made to such Secured Party under or pursuant to a Swiss Security Document and to act and execute on its behalf as a direct representative (direkter Stellvertreter), subject to the terms of the applicable Swiss Security Document, amendments or releases of, accessions and alterations to, and to carry out similar dealings with regard to any Swiss Security Document which creates a pledge or any other accessory security right;

(i) act on its behalf in connection with the preparation, execution and delivery of any Swiss Security Document and the perfection and monitoring of any Swiss Security Document;

(ii) execute on behalf of itself and each other Secured Party where relevant without the need for any further referral to, or authority from, any other person all necessary releases or confirmations of any Collateral and all amendments to the Swiss Security Documents; and

(iii) make all statements necessary or appropriate in connection with the foregoing paragraphs.

(e) Each of the Lenders and the other Secured Parties hereby releases the Collateral Agent from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Insichgeschäft) and similar restrictions under any applicable law, in each case to the extent legally possible for such Lender or other Secured Party. Any Lender or other Secured Party prevented by applicable law or its constitutional documents to grant the release from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Selbstkontrahieren) shall notify the Collateral Agent without undue delay.

(f) Without limiting anything to the foregoing, in relation to any Security Document governed by Spanish Law (a “Spanish Security Document”) or the formalisation of any Loan Document in a Spanish Public Document,

(4) Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent, and appoints the Collateral Agent to be its mandatario (empowered representative), to:

(A) appear, enter into, execute, deliver, formalize and fulfill all perfection requirements of the Spanish Security Documents or any Loan Document that is formalised in a Spanish Public Document, in the terms and conditions that it may deem appropriate, including: (a) appearing before a Spanish Notary Public for the execution of any Spanish Security Documents and the formalisation of the Loan Documents in the form of a Spanish Public Document, delivering any notices and undertaking any ancillary actions necessary to perfect the Spanish Security Documents; (b) appearing before a Spanish Notary Public to accept any irrevocable powers of attorney related to the Spanish Security Documents, and execute any Spanish Public Documents that are necessary or appropriate for such purposes; and (c) making any statements or declarations necessary or appropriate to ensure the perfection of the Spanish Security Documents and to enable the Lenders to fully benefit from and be secured by the relevant Collateral (including sending or receiving any letter or notification on behalf and for the benefit of the Lenders, including notification letters, formalities certificates and pledge certificates);

(B) accept, hold and administer any Collateral charged under the Spanish Security Documents in the name and on behalf of each of the Lenders, as well as to undertake any actions necessary or appropriate to ensure the perfection of the Spanish Security Documents and/or to enable the Lenders to fully benefit from and be secured with such Collateral

(C) perform the duties and exercise the rights and powers and discretion that are specifically given to it or any Lender under the Security Documents and the applicable Loan Document, together with any other incidental rights, powers and discretions;

(D) initiate, perform and carry out any actions or duties and exercise any rights, powers and discretions that are specifically given to it or any Lender under the Security Documents and the applicable Loan Document for the purposes of preserving, enforcing or attending to the auction (or any other enforcement proceedings) of the

Collateral in the rems foreseen in the relevant Security Documents, including to initiate, pursue, or take any enforcement action with respect to the Collateral in the name and on behalf of the Lenders, including appearing in the relevant auction or any other enforcement proceedings and asserting rights before the applicable Spanish authority; as well as collecting the resulting enforcement proceeds (including in any of its bank accounts);

(E) execute any waiver, modification, amendment, renewal or replacement or any other document related to the Security Documents, as well as ratify, rectify, amend, supplement, extend, clarify, notarise, restate, assign, cancel, release or in any other way amend any of the Security Documents and/or any related powers of attorney, in one or several documents, in public or in private, in the terms and conditions that it may deem appropriate, including appearing before a Spanish Notary Public for the execution of any such documents in the form of a Spanish Public Document;

(F) execute on behalf of itself and each other Lender where relevant without the need for any further referral to, or authority from, any other person all necessary releases or confirmations of any Collateral and all amendments to the Spanish Security Documents;

(G) appear before any Spanish Notary Public, Registrar or any other civil servant, court, public authority or private entity to file any necessary document or sign any form or document, either public or private, and in general carry out any act or make any statement that may be necessary or advisable, expressly including the filing of any Spanish Security Documents with the competent registries (including, without limitation, the Commercial Registry, the Movable Assets Registry, the Land Registry, and the Trademarks and Intellectual Property Rights Registry), and to perform any other act or take any other steps deemed necessary or appropriate for the purposes of or in connection with the foregoing, including filing, signing, and processing any forms or documents required for registration; and

(H) make all statements necessary or appropriate in connection with the foregoing paragraphs, including any declarations before any Spanish Notary Public, Registrar or any other civil servant, court, public authority or private entity to comply with the provisions of the Law 10/2010, of the 28 April and the Royal Decree 304/2014, of the 5 May, and to make any statements and/or execute any documents, either public or private, that are necessary or convenient to that effect;

all the above with express faculties of self-contracting (autocontratación), sub-empowering (subdelegación) or multiple representation (representación múltiple) and/or conflict of interest (conflicto de intereses).

(c) Each Lender, if so requested by the Collateral Agent in relation to any eventual enforcement of any Spanish Security Documents, (i) grant a power of attorney in favor of the Collateral Agent entitling it to grant, perfect, register, novate, enforce and/or cancel the relevant Spanish Security Documents and (ii) notarize and apostille such power of attorney before a notary public in their jurisdiction of incorporation (if the process of notarization and apostille exists within that relevant jurisdiction, if not, to carry out the proper legalization process in order for such power of attorney to be valid in Spain).

(d) Each Lender will be responsible for carrying out any Spanish formalities required under Spanish law pursuant to the terms of this Agreement or the Spanish Security Documents.

Section 8.02. Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that any Agent shall be entitled to take any action or refuse to take any action which such Agent regards as necessary for such Agent to comply with any applicable law, regulation or court order;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Holdings, the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default” or “Notice of Event of Default”;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, document or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or as to the use of the proceeds of the Loans or the occurrence of any Default or to make any disclosures with respect to the foregoing, (iv) the legality, validity, enforceability, adequacy, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, the validity, enforceability, creation, perfection, priority, sufficiency or protection of any Lien purported to be created by the Security Documents or any information (whether oral or written) supplied by a Loan Party or any other person in or in connection with any Loan Document or the transactions contemplated in the Loan Documents, (v) the existence, genuineness, value or protection of any Collateral, (vi) the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f) [reserved];

(g) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lender (and, without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender);

(h) shall not be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services;

(i) shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of such Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, epidemic, pandemic or quarantine, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility);

(j) shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties or exercise of any of its rights or powers under any Loan Document if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it;

(k) shall not be required to file financing statements or continuation statements, or be responsible for maintaining the security interests in the Collateral, (except for the safe custody of any collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document), and such responsibility shall be solely that of the Borrower;

(l) (i) shall not be under any obligation to insure any of the Collateral, to require any other Person to maintain any insurance, to verify any person or third party’s obligation to arrange or maintain insurance or to otherwise monitor the status or sufficiency of any insurance on any Collateral (including flood insurance) and (ii) shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any insurance on any Collateral (and where the Collateral Agent is named on any insurance policy as a loss payee or an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the Collateral, the risk assumed by the insurers or any other information of any kind);

(m) shall have no obligation to take any action if such action would (i) subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) require the Collateral Agent to qualify to do business in any jurisdiction where it is not already qualified; and

(n) shall not be required to segregate from other funds any money held by any Agent in trust hereunder, except to the extent required by law, and shall not be under any liability for interest on any money received by it hereunder except as otherwise agreed in writing.

Section 8.04. Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower or any Lender), independent accountants and other experts selected by it, at the expense of the Borrower (solely to the extent the Borrower is required to pay such expenses pursuant to the terms of this Agreement), and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The rights, protections exculpatory provisions under the Loan Documents (including this Article VIII) shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06. Resignation of Administrative Agent. Any Agent may resign upon 30 days’ notice to the Lenders the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed unless a Specified Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nevertheless be effective and the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank (the date upon which the retiring Agent is replaced, the “Resignation Effective Date”); provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as Administrative Agent or Collateral Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed and (ii) with respect to any outstanding payment obligations under this Agreement of the retiring Agent) and (b) except for any indemnity payments or other amounts then owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments or other amounts owed to the retiring Agent as of the Resignation Effective Date), and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by Holdings and the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Section 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Agents has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any affiliate thereof, shall be deemed to constitute any representation or any warranty by any Agent as to any matter. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Secured Party (other than the Administrative Agent and the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Section 8.08. [Reserved].

Section 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, interim receiver, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VIII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.11. Withholding Taxes. Without limiting the obligations of the Loan Parties under Section 2.17, to the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Solely to the extent such amounts are not indemnifiable by Borrower pursuant to the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes attributable to such Lender and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Secured Obligations.

Section 8.12. Required Lender Direction. The Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agents shall not be required to take any action that may expose the Agents to liability or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any bankruptcy or insolvency law. Notwithstanding anything else to the contrary herein, whenever reference is made in any Loan Document to any approval, election, action, consent, designation, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion to be made (or not to be made) by any Agent, it is understood that in all cases that each Agent shall be fully justified in failing or refusing to take any such action if it shall not have received such written instruction, advice or concurrence of the Required Lenders (or such other percentage of Lenders as may be expressly required for such matter).

Each Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and each Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, each Agent may, but shall not be obligated to, act (or refrain from acting) as it considers to be in the best interests of the Lenders.

Whenever in the administration of the Loan Documents an Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, may conclusively rely upon instructions from the Required Lenders.

The Agent may request that the Required Lenders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Loan Documents.

The Agents shall take such action with respect to a Default or Event of Default as is directed by the Required Lenders; provided, that unless and until the Agents have received such direction from the Required Lenders, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 8.13. Erroneous Payments(a) .

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.13 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.13(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.13(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest

(with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

Section 8.14. Collateral Agent – French Law Security Documents.

(a) Without limiting any other right and obligation of the Collateral Agent under this Agreement, this Section 8.14 shall apply in relation to any French Law Collateral.

(b) Each of the Secured Parties (other than the Collateral Agent) hereby:

(i) irrevocably and unconditionally appoints the Collateral Agent to act as security agent (agent des sûretés) pursuant to articles 2488-6 to 2488-12 of the French Code civil in respect of French Law Collateral; and

(ii) irrevocably authorizes, empowers and directs the Collateral Agent (by itself or by such person(s) as it may nominate) acting in such capacity within the meaning of article 2488-6 of the French Code civil, notwithstanding any other rights conferred upon the Collateral Agent under this Agreement to:

(A) take, register, manage and enforce any French Law Collateral in the name of the Collateral Agent for the benefit of (au profit de) the Secured Parties;

(B) negotiate and execute, in its name and for the benefit of the Secured Parties, French Law Security Documents relating to the French Law Collateral (and any ancillary document in connection therewith);

(C) perform the duties and exercise the rights, powers, prerogatives and discretions that are specifically granted to it under or in connection with French Law Security Documents relating to the French Law Collateral;

(D) release French Law Security Documents relating to the French Law Collateral; and

(E) take any action and exercise any right, power, prerogative and discretion under or in connection with any French Law Security Document relating to the French Law Collateral, in each case, in accordance with the terms of this Agreement and/or the relevant French Law Security Document; and

(iii) confirms that the appointment of the Collateral Agent under this Section 8.14 shall remain in full force and effect until the Termination Date.

(c) The Collateral Agent when permitted or required by the French Law Security Documents:

(i) accepts its appointment as security agent (agent des sûretés) pursuant to this Section 8.14; and

(ii) acknowledges that it shall act in its own name for the benefit of the Secured Parties for the purposes of French Law Collateral and French Law Security Documents relating to the French Law Collateral, in each case, in accordance with articles 2488-6 to 2488-12 of the French Code civil and the provisions of this Agreement and accordingly any action taken by the Collateral Agent in connection with or for the purposes of the French Law Collateral and/or the French Law Security Documents relating to the French Law Collateral in accordance with this Agreement and the French Law Security Documents relating to the French Law Collateral shall be deemed to be taken by the Collateral Agent acting as security agent in its own name and for the benefit of the Secured Parties.

(d) With respect to any French Law Security Document relating to the French Law Collateral, any reference in this Agreement to the Collateral Agent acting as agent or trustee shall be deemed to include a reference to Notes Collateral Agent acting as agent des sûretés as referred to in this Section 8.14.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01;

(ii) [reserved]; and

(iii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to Holdings or any of its Restricted Subsidiaries).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, any Restricted Subsidiary, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the transmission of Borrower Materials by Holdings, any Restricted Subsidiary or the Administrative Agent through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, any Restricted Subsidiary, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and any Agent may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Holdings or any Restricted Subsidiary even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent, each Lender and the Related Parties of each of the foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or any Restricted Subsidiary in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent and each of the parties hereto hereby consents to such recording.

(f) Holdings and the Borrower agree to notify the Administrative Agent of any update to the list of Disqualified Lenders in writing.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by any Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.14, Section 2.20 with respect to any Incremental Facility Amendment, Section 2.21 with respect to any Refinancing Amendment, Section 2.24 with respect to any Permitted Amendment or Section 9.02(c), neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each of Holdings, the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest on any of the foregoing, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Consolidated Total Gross Leverage Ratio, Consolidated Total Net Leverage Ratio, or Interest Coverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to

Section 2.13(c), (iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, the applicable Refinancing Amendment or the applicable Loan Modification Agreement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest or fees), without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under any of the Guarantee Agreements (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender) (except as expressly provided in the Loan Documents), (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or the Collateral of, Lenders holding Loans or Commitments of any Class differently than those holdings Loans or Commitments of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class, (ix) (a) contractually subordinate (including through amendment or amendments to this Agreement or the other Loan Documents or through the establishment of intercreditor, subordination or similar agreements or arrangements) the Loan Document Obligations in right of payment to any Indebtedness for borrowed money or (b) contractually subordinate (including through amendment or amendments to this Agreement or the other Loan Documents or through the establishment of intercreditor, subordination or similar agreements or arrangements) the Liens on the Collateral securing the Loan Document Obligations to the Liens on the Collateral securing any Indebtedness for borrowed money (in the case of each of subclause (a) and (b), except (i) in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction) or (ii) if each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of such Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction, collectively, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of such Indebtedness and to the extent such adversely affected Lender decides to participate in such Indebtedness, receives its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of such Indebtedness afforded to the providers of such Indebtedness (or any of their Affiliates) in connection with providing such Indebtedness, (x) modify this Agreement to provide for paid-in-kind interest in lieu of cash interest, without the written consent of each Lender directly and adversely affected thereby, (xi) extend any grace period with respect to an “Event of Default” under Section 7.01, without the written consent of each Lender directly and adversely affected thereby or (xii) make any amendment, modification or waiver of Section 5.18, the definition of “Liability Management Transaction,” or clause (a)(1) of Section 9.14, in each case, in any manner adverse to the Lenders, without the written consent of each Lender directly and adversely affected thereby; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights, protections or duties of the Administrative Agent or the Collateral without the prior written consent of the Administrative Agent and/or the Collateral Agent, as applicable, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent (and for the avoidance of doubt, the Administrative Agent shall be entitled to seek instruction from the Required Lenders as set forth in Section 8.12) to cure any ambiguity, omission, defect or inconsistency, and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such amendment and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class), including any waiver, amendment or other modification of the conditions precedent set forth in Section 4.02 with respect to the funding of the Delayed Draw Term Loans, may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time (which, in the case of the waiver, amendment or other modification of the conditions precedent set forth in Section 4.02, shall be a Majority in Interest of the Delayed Draw Lenders). Notwithstanding anything herein to the contrary, in determining whether the Lenders of the required principal amount of the Loans have concurred in any direction, amendment, waiver, consent or other modification, Term Loans and Commitments owned by the Borrower, any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Borrower or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for purposes of determining whether any Agent shall be so protected in relying on any direction, amendment, waiver, consent or other modification, only Term Loans and Commitments which such Agent knows are so owned shall be so disregarded. Subject to the foregoing, only Term Loans and Commitments outstanding at the time shall be considered in any such determination.

Notwithstanding the foregoing, (A) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (B) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and the Borrower to effect an amendment pursuant to Section 2.14(b) of this Agreement, and (C) guarantees, collateral security documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, (iv) to integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents or (v) to incorporate prepayment provisions (other than call protection), covenants and events of default applicable to any Refinancing Indebtedness or Indebtedness incurred under Section 5.06(b)(1)(i) that are more favorable to the Lenders in accordance with clause (6) of the definition of Refinancing Indebtedness or Section 5.06(b)(1)(i)(E), as applicable.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of

Lenders holding Loans of any Class pursuant to clause (iv), (v) or (viii) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that, with respect to this clause (ii), (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b)(i) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (B) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees, premiums (including the Prepayment Premium) and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees and other amounts to which the assignee agrees) or the Borrower (in the case of all other amounts)), (C) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(i), (D) such assignment does not conflict with applicable law and (E) such Eligible Assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected. Each party hereto agrees that an assignment required pursuant to this Section 9.02(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the applicable Eligible Assignees and that the Non-Consenting Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Term Commitments, Delayed Draw Commitments and Term Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by the Agents and their respective Affiliates (without duplication) (limited, in the case of (x) legal fees and expenses, to the reasonable and documented and invoiced fees, charges and disbursements of Davis Polk & Wardwell LLP, one counsel to the Fronting Lender, and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Persons similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the consent of Holdings or the Borrower in writing (such consent not to be unreasonably withheld or delayed)), in each case in connection with the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) [reserved] and (iii) all reasonable and documented and invoiced out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of counsel for the Agents and the Lenders (without duplication) (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of Davis Polk & Wardwell LLP and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Persons similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the written consent of Holdings or the Borrower (such consent not to be unreasonably withheld or delayed)), in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Loans made hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Without duplication of the expense reimbursement obligations pursuant to clause (a) above, each of Holdings and the Borrower shall indemnify each Agent, the Fronting Lender, each other Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented and invoiced out-of-pocket fees and expenses (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one counsel for all Indemnitees and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies Holdings or the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Indemnitees similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable and documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the consent in writing of Holdings or the Borrower (such consent not to be unreasonably withheld or delayed)), incurred by or asserted against any Indemnitee by any third party or by Holdings or any Subsidiary to the extent arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto relating to (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other real property or facility currently or, to the extent arising from the former ownership, leasing or operations of

Holdings, the Borrower or any Subsidiary, formerly owned, leased or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against any Agent, in its capacity or in fulfilling its role as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder) that do not involve an act or omission by Holdings or any Subsidiary or (z) resulted from any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), but if settled with the Borrower’s prior written consent, each of Holdings and the Borrower will indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with this paragraph; provided further that (1) none of Holdings or the Borrower shall, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (I) such settlement includes a full and unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (II) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by Holdings or the Borrower to it if, pursuant to the operation of any of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that Holdings or the Borrower fails to pay any amount required to be paid by it to any Agent (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to such Agent (or such Related Party), such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such, or against any Related Party of any of the foregoing acting for any Agent. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, no party hereto nor any Affiliate of any party hereto, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall assert, and each hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages, but in any event including, any loss of profits, business or anticipated savings) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the indemnification obligations of Holdings and the Borrower under clause (b) above.

(e) In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify Holdings or the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve Holdings or the Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that Holdings or the Borrower is materially prejudiced by such failure.

(f) Notwithstanding anything to the contrary in this Agreement, to the extent permitted by applicable law, no party hereto nor any Indemnitee shall assert, and each hereby waives, any claim against any other Person for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties.

(g) All amounts due under this Section 9.03 shall be payable not later than ten Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of Holdings or the Borrower may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraphs (b)(i) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to competitors (as described in the definition of “Disqualified Lenders”) of the Borrower) not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (v) by the Fronting Lender pursuant to the Fronting Arrangement (and in accordance with Section 1 of the Commitment Letter); (w) of a Term Loan (but, for the avoidance of doubt, not a Term Commitment, as to which Borrower consent rights shall apply, except as otherwise set forth below), (x) of any Delayed Draw Commitment, if the assignee represents in writing to the Borrower pursuant to the Assignment and Assumption both that (i) it has sufficient liquidity (which shall include both uncalled commitments and capital on hand) at such time to fund such Delayed Draw Commitment and (ii) it will maintain sufficient liquidity (which shall include both uncalled commitments and capital on hand) to fund such Delayed Draw Commitment until such time as such Delayed Draw Commitment is funded or terminated, (y) of all or any portion of a Delayed Draw Commitment to (i) an Affiliate or an Approved Fund of the assigning Lender or (ii) any Delayed Draw Lender that at such time has a Delayed Draw Commitment, or (z) if an Event of Default has occurred and is continuing (in each case, other than with respect to any assignment to a Disqualified Lender); provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or a Term Commitment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) Holdings or any of its Restricted Subsidiaries.

(i) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment by the Fronting Lender pursuant to the Fronting Arrangement, to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall in the case of a Term Loan, $500,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing, (B) except as required to effectuate assignment pursuant to the Fronting Arrangement, each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that such processing and recordation fee shall be deemed waived for assignments by the Fronting Lender pursuant to the Fronting Arrangement; provided further that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender; provided further that assignments made pursuant to Section 2.19 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Section 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid); provided that, except to the extent otherwise agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iii) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (in each case as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(v) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii), (vi) and (vii) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Holdings and the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the Loan Documents is in registered form for U.S. federal income tax purposes.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) [Reserved]

(g) [Reserved].

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders; provided further that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loan if such Person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent and otherwise in accordance with Section 2.19, as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) none of the Borrower shall have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II. The Administrative Agent shall have the right, and Holdings and the Borrower hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Investor or the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the list of Disqualified Lenders and any updates thereto to each Lender requesting the same.

(i) [Reserved]

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Section 2.15, 2.16, 2.17, 8.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents or the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any other Loan Document, any Assignment and Assumption, any Notice of Borrowing or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the applicable Loan Party and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, in each case sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Agent, any Lender may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any rights under the Security Documents against any Collateral in any other forum in which Collateral is located.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the right to the jurisdiction of any other courts pursuant to applicable to (including by reason of domicile, place of residence or for any other reason), and any right to objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (a) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Notwithstanding anything to the contrary in this Agreement, with respect to any suit, action or proceeding arising out of or based upon this Agreement involving any Mexican Guarantor, each of the Mexican Guarantors hereto, hereby expressly and irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, in each case sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, and (ii) expressly and irrevocably waives any right to any other jurisdiction to which it may be entitled to by reason of its present or future domicile or otherwise.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Non-U.S. Guarantor hereby appoints Holdings as Process Agent in the United States of America and Holdings hereby accepts such appointment. Each Mexican Guarantor shall also grant a Process Agent Mexican Power of Attorney so that Holdings may, on its behalf and for purposes of Mexican law, accept such service of any and all such writs, claims, process and summons.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. The Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and their respective directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies; and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings or any Subsidiary, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the list of Disqualified Lenders may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (iv)(A)), (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation or (z) is independently developed without the use of other Information. For the purposes hereof, “Information” means all information received from or on behalf of Holdings or any Subsidiary relating to Holdings, any Subsidiary or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or any Subsidiary; provided that, in the case of information received from Holdings or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.14. Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party (A) ceases to be a Restricted Subsidiary; provided (i) there is a bona fide business purpose for the transaction (as determined in good faith by the Borrower), (ii) such transaction is with a Third Party; and (iii) such transaction is not for the purpose (as determined by the Borrower in good faith) of effectuating a Liability Management Transaction; or (B) subject to Section 5.18(b), becomes an Excluded Subsidiary; provided (i) such transaction was not for the purpose (as determined by the Borrower in good faith) of effectuating a Liability Management Transaction and (ii) no Default or Event of Default shall have occurred and be continuing or would result from such transaction; and provided further that, in the case of clause (9) of the definition of Excluded Subsidiary, (i) there is a bona fide business purpose for such transaction (as determined in good faith by Holdings) and (ii) such transaction is with a Third Party; (2) [reserved] or (3) with respect to Seadrift and its Subsidiaries, upon a Permitted Seadrift Equity Disposition; provided that at the time of the Seadrift Guarantee Release, and after giving effect to any substantially concurrent dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by a Loan Party, the only Investments permitted by Holdings or a Restricted Subsidiary in Seadrift or its Subsidiaries shall be (or shall be reclassified under) clauses (5) (as an Investment existing on the Effective Date) and (20) of the definition of “Permitted Investments” and clause (9) of Section 5.07(b), and Holdings shall deliver to the Administrative Agent an Officer’s Certificate with respect to the satisfaction of the requirements and conditions described in the definition of “Permitted Seadrift Equity Disposition”. Upon any sale, disposition or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, subject to Section 5.18, or upon the effectiveness of any written consent from the requisite Lenders hereunder to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary or Loan Party created by the Security Documents shall be automatically released (it being understood that in the case of the Seadrift Guarantee Release, the outstanding Equity Interests in Seadrift held by Holdings or any of its Subsidiaries (other than Subsidiaries of Seadrift) shall continue to be pledged hereunder). Upon the Termination Date all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request or to file or register in any office, or to evidence, such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement (which the Administrative Agent or the Collateral Agent, as the case may be, shall be permitted to rely upon without liability).

(b) The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party or file or register in any office such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such Collateral that is created, incurred or assumed pursuant to clauses (1), (4), (5), (6) (solely to the extent such Lien relates to Indebtedness incurred under Section 5.06(b)(4)), (11)(c), (12), (14) (other than any Lien on the Equity Interests of any Subsidiary Guarantor), (17), (19), (20), (22), (23), (25), (26) (to the extent the relevant Lien covers cash collateral posted to secure the relevant obligation), (29), (31), (32), (33), (35), (37), (42) and/or (44) of the definition of “Permitted Liens” to the extent required by the terms of the Obligations secured by such Liens.

(c) Each of the Lenders irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14.

Section 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) the Agents, nor the Lenders have any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Agents, nor the Lenders have any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and Holdings hereby agree that they will not assert any claim against any Agent, or any Lender based on an alleged breach of fiduciary duty by such Agent or such Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

Section 9.16. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.17. Intercreditor Agreements.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any Applicable Intercreditor Arrangement then in effect, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of any Applicable Intercreditor Arrangement then in effect, on the other hand, the terms and provisions of the relevant Applicable Intercreditor Arrangement shall control; provided, however, in no event shall any CFC, Domestic Foreign Holdco or any direct or indirect Subsidiary of any CFC or Domestic Foreign Holdco (other than any such CFC, Domestic Foreign Holdco or other Subsidiary that is excluded from the definition of Excluded Subsidiary) be held liable for or guarantee any Secured Obligations of Holdings or any Domestic Subsidiary; and (iii) each Lender authorizes the Administrative Agent and/or the Collateral Agent to execute any such Applicable Intercreditor Arrangement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b) Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 5.06, any applicable Liens on Collateral permitted pursuant to Section 5.10 and, in each case, together with the defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of GLAS Americas (or its affiliated designee, representative or agent) on its behalf as collateral agent, respectively, thereunder.

Section 9.18. Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 9.19. Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(a) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase dollars with the Judgment Currency; if the amount of dollars so purchased is less than the sum originally due to the Applicable Creditor in dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section 9.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.20. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.21. Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.22. [Reserved].

Section 9.23. Notarization.

(a) The Spanish Guarantors undertake, and the Secured Parties hereby expressly authorize, the Collateral Agent, to, on the date the Spanish Security Documents are entered into in Spain, raise this Agreement and, as soon as possible and in any case within 20 Business Days from the reasonable request of the Collateral Agent and subject to paragraph (b) below, any other document amending, extending, supplementing, ratifying and/or restating this Agreement, any supplemental and/or joinder agreement in relation to it, or any Spanish Security Document, to the status of a Spanish Public Document.

(b) Any subsequent accession of a Spanish Guarantor, amendment, extension, supplement or restatement of this Agreement, any Spanish Security Documents or any other document that has been raised to the status of a Spanish Public Document in accordance with paragraph (a) above will only be formalized in a Spanish Public Document, provided that if such amendment, extension, supplement or restatement is to be formalized in a Spanish Public Document, then the secured parties shall use reasonable endeavors to limit costs that arise in connection therewith.

(c) All notarial fees arising from the notarization of any document as detailed in this Section 9.23 shall be borne by the Borrower.

(d) The Spanish Public Document: (i) will have the effects established under Articles 517 et seq. of the Spanish Civil Procedural Act; and (ii) may, if required by the Collateral Agent, include a translation into Spanish of this Section, of all guaranteed obligations as well as any other Section of this Agreement that the Collateral Agent may deem appropriate.

(e) Each party to this Agreement hereby expressly authorizes the Collateral Agent to request and obtain from the Spanish notary public before whom any document under item (a) above has been formalized, any further copy of any such document which has been notarized. The costs of issuance of the first copy with enforcement effects (con efectos ejecutivos) of such Spanish Public Document shall be borne by the Borrower, being the costs of the issuance of the second and subsequent copies borne by the party which requests such copies.

Section 9.24. Spanish Calculations and Enforcement Proceedings.

(a) The Parties expressly agree that in the event of an executive judicial enforcement (acción ejecutiva) against the Borrower or any of the Spanish Guarantors in Spain and for the purposes of determining the amounts due and payable at any time under this Agreement and the Term Loans and enforcing the Spanish Security Documents, the sum payable by the Borrower or any Spanish Guarantor shall be the total aggregate amount of the balance of the accounts maintained by the Collateral Agent in accordance with this Agreement. For the purposes of Articles 571 et seq. of the Spanish Civil Procedural Act, the Borrower, the Spanish Guarantors and the Collateral Agent expressly agrees that such balances shall be considered as due, liquid and payable (líquido, vencido y exigible) and may be claimed pursuant to the same provisions of such law.

(b) For the purpose of the provisions of Articles 571 et seq. of the Spanish Civil Procedural Act, it is expressly agreed by the Borrower, the Spanish Guarantors and the Collateral Agent that the determination of the debt to be claimed through the executive proceedings shall be effected by the

Collateral Agent by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in clause (a) above. By virtue of the foregoing, to exercise executive action by the Collateral Agent it will be sufficient to present (1) an original notarial first or authentic copy of this Agreement, (2) a notarial certificate, if necessary, for the purposes described in clause (c) below, (3) the notarial document (acta notarial) which incorporates the certificate issued by the Collateral Agent of the amount due by the Borrower or the relevant Spanish Guarantor including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in paragraph (i) above, evidencing that the determination of the amounts due and payable by the Borrower or the relevant Spanish Guarantor have been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (4) a notarial document (acta notarial) evidencing that the Borrower and/or the relevant Spanish Guarantor, as applicable, has been served notice of the amount that is due and payable.

(c) The amount of the balances so established shall be notified to the Borrower and/or the relevant Spanish Guarantor, as applicable, by reliable means at least five (5) Business Days in advance of exercising the executive action set out in paragraph (b) above.

(d) The Borrower and the Spanish Guarantors hereby expressly authorize the Collateral Agent to request and obtain certificates and documents issued by the notary who has formalized this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of numbers 4º or 5º (as applicable) of Article 517 of the Spanish Civil Procedural Act. The cost of such certificate and documents will be for the account of the Borrower in the manner provided under this Agreement.

(e) For the purposes of Article 540.2 of the Spanish Civil Procedural Act, the Borrower and the Spanish Guarantors acknowledge and accept that, provided that the relevant assignment, transfer or change of Lenders has been made in accordance with the terms of this Agreement, any assignment, transfer or change of Lenders shall be duly and sufficiently evidenced to any Spanish court by means of a certificate issued by the Collateral Agent confirming who the Lenders are in each moment, and therefore, those who are certified as Lenders by the Collateral Agent shall be able to initiate enforcement in Spain through procedimiento ejecutivo without further evidence being required.

Section 9.25. Swiss Limitations.

(a) If and to the extent that obligations of a Swiss Guarantor under the Loan Documents, are for the benefit of its direct or indirect affiliates (other than its direct or indirect wholly owned subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the following provisions shall apply:

(b) The aggregate liability of a Swiss Guarantor for Restricted Obligations under the Loan Documents, including, without limitation, under the guarantee, shall be limited to the extent and in the maximum amount of its freely disposable equity (frei verfügbares Eigenkapital) at the point in time such Swiss Guarantor’s obligations fall due (the “Available Amount”), provided that this is a requirement under applicable law and practice at that time and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release such Swiss Guarantor from performing Restricted Obligations hereunder in excess thereof, but merely postpone the performance date therefor until such times when the Swiss Guarantor has again freely disposable equity and if and to the extent such freely disposable equity is available.

(c) If the enforcement of the obligations of the Swiss Guarantor under the Loan Documents or an applicable guarantee would be limited due to the effects set out hereunder, the Swiss Guarantor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Collateral Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig) and/or (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are permitted under the Loan Documents.

(d) Immediately after having been requested to perform Restricted Obligations under the Loan Documents, a Swiss Guarantor shall, and any parent company of such Swiss Guarantor shall procure that such Swiss Guarantor will:

(i) if and to the extent requested by the Collateral Agent or required under then applicable Swiss law, provide the Collateral Agent, within 30 Business Days, with (a) an interim up-to-date balance sheet audited by its statutory auditors, (b) the determination by the statutory auditors of the Available Amount based on such interim audited balance sheet and (c) a confirmation from the statutory auditors of such Swiss Guarantor that the Available Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves;

(ii) take such further corporate and other action which may be necessary at the time (such as board and shareholder approvals and the receipt of any confirmations from its statutory auditors) in order to allow a prompt payment under the Loan Documents with a minimum of limitations; and/or

(iii) immediately after confirming the Available Amount in accordance with sub-paragraph (i) above, procure that any amounts received or collected by the Collateral Agent under and in connection with Restricted Obligations under the Loan Documents in excess of the Available Amount shall be retransferred to it as soon as possible and, if not already done so, be paid up to the Available Amount (less, if required, any Swiss withholding tax) to the Collateral Agent.

(e) Payments by Swiss Guarantor may be reduced due to the obligation to deduct the Swiss withholding tax on dividends (currently at the rate of 35% subject to applicable double taxation treaties), to the extent that the payment is regarded as a distribution of dividends to its shareholders or any other related party. The Swiss withholding tax on dividends must be deducted from the gross payment unless a notification procedure applies.

(f) If required under applicable law (including double tax treaties) in force at the time it is required to perform Restricted Obligations under the Loan Documents, a Swiss Guarantor and any parent company of such Swiss Guarantor shall:

(i) use their best efforts to ensure that any payments under the Loan Documents can be made without deduction of Swiss withholding tax on dividends or with deduction of Swiss withholding tax on dividends at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii) if and to the extent required by applicable law in force at the relevant time (including double taxation treaties), a Swiss Guarantor shall:

(A) deduct the Swiss withholding tax on dividends at the rate of 35% (or such other rate as is in force at that time) from any payment under the Loan Documents;

(B) pay the Swiss withholding tax on dividends to the tax authorities referred to in Article 34 of the Swiss Federal Law on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965) (the “Swiss Federal Tax Administration”); and

(C) notify and provide evidence to the Collateral Agent that the Swiss withholding tax on dividends has been paid to the Swiss Federal Tax Administration.

(g) A Swiss Guarantor and any parent company of such Swiss Guarantor shall use their best efforts to ensure that any person which is, as a result of a deduction of Swiss withholding tax on dividends, entitled to a full or partial refund of the Swiss withholding tax on dividends, will, as soon as possible after the deduction of the Swiss withholding tax on dividends, (1) request a refund of the Swiss withholding tax on dividends under any applicable law (including double tax treaties) and (2) pay to the Collateral Agent upon receipt any amount so refunded. If a refund is made to a Collateral Agent, it shall transfer the refund so received, after the deduction of costs, to the Swiss Guarantor, subject to any right of set-off of such Collateral Agent pursuant to the Agreement.

ARTICLE X

PARALLEL DEBT

Section 10.01. Purpose. This Article X is included in this Agreement solely for the purpose of ensuring and preserving the validity and effect of certain security rights governed by the laws of Switzerland and any other applicable jurisdiction and, for the avoidance of doubt, shall not limit the rights and remedies provided to the Secured Parties by the other provisions hereof and any of Loan Documents.

Section 10.02. Parallel Debt (Switzerland).

(a) Each of the Loan Parties hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Documents as and when those amounts are due for payment under the relevant Loan Documents.

(b) Each of the Loan Parties and the Collateral Agent acknowledge that the obligations of each Loan Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(1) the Collateral Agent shall not demand payment with regard to the Parallel Debt of each Loan Party to the extent that the Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(2) Lenders shall not demand payment with regard to the Corresponding Debt to the extent that such Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c) The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral under the Security Documents granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d) All monies received or recovered by the Collateral Agent pursuant to this Section 10.02, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral under the Security Documents granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e) Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 10.02 or under any other provision of the Loan Documents), each Lender acknowledges that:

(1) nothing in this Section 10.02 shall impose any obligation on the Collateral Agent to advance any sum to any Lender or otherwise under any Loan Document, except in its capacity as Lender; and

(2) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as Lender.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

HOLDINGS:

GRAFTECH INTERNATIONAL LTD.

By:	/s/ Timothy K. Flanagan
Name:	Timothy K. Flanagan
Title:	Chief Executive Officer and President

BORROWER

GRAFTECH GLOBAL ENTERPRISES INC.

By:	/s/ Timothy K. Flanagan
Name:	Timothy K. Flanagan
Title:	President and Treasurer

[Signature Page to Term Loan Credit Agreement]

GLAS USA LLC, as Administrative Agent

By:	/s/ Tarik Johnson
Name:	Tarik Johnson
Title:	Assistant Vice President

GLAS AMERICAS LLC, as Collateral Agent

By:	/s/ Tarik Johnson
Name:	Tarik Johnson
Title:	Assistant Vice President

BARCLAYS BANK PLC, as Lender

By:	/s/ Erik Jerrard
Name:	Erik Jerrard
Title:	Director

[Signature Page to Term Loan Credit Agreement]